UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
 ☐ Preliminary Proxy Statement
 ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
 ☐ Definitive Additional Materials
 ☐ Soliciting Material Pursuant to §240.14a-12
American Renal Associates Holdings, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

American Renal Associates Holdings, Inc.
NOTICE & PROXY STATEMENT
Special Meeting of Stockholders
December 15, 2020
To our fellow Stockholders:
You are cordially invited to attend a special meeting of the stockholders (the “Special Meeting”) of American Renal Associates Holdings, Inc., a Delaware corporation (“ARA,” the “Company,” “we,” “us” or “our”), to be held on Thursday, January 14, 2021, at 9:00 a.m., Eastern Time. The Special Meeting will be a completely virtual meeting of stockholders conducted solely online via live webcast. If you plan to attend the Special Meeting, please follow the instructions in the “General Information” section of the accompanying proxy statement (the “Proxy Statement”). The Proxy Statement is dated December 15, 2020 and, together with the enclosed form of proxy card, is first being sent or provided to stockholders of the Company on or about December 15, 2020.
On October 1, 2020, we entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with IRC Superman Midco, LLC, a Delaware limited liability company (“IRC”) and an affiliate of Nautic Partners, LLC, and Superman Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of IRC (“Merger Sub”). The Merger Agreement provides that, among other things and upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into ARA, with ARA surviving as a wholly owned subsidiary of IRC (the “Merger”).
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger (the “Merger Proposal”). The affirmative vote of the holders of a majority of the shares of ARA common stock outstanding and entitled to vote as of the close of business on December 4, 2020, the record date for the determination of stockholders entitled to vote at the Special Meeting (the “Record Date”), is required to approve the Merger Proposal.
At the Special Meeting, you will also be asked to consider and vote on a proposal to approve the continuation, postponement or adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).
If the Merger is consummated, you will be entitled to receive $11.50 in cash (the “Per Share Merger Consideration”), without interest and less any applicable withholding taxes, for each share of ARA common stock that you own (unless you do not vote in favor of the Merger Proposal and you are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, or do not effectively withdraw, or otherwise lose, your right to appraisal under Delaware law with respect to such shares). The Per Share Merger Consideration represents a premium of approximately 66% over the ARA common stock closing price of $6.92 per share on October 1, 2020, the last trading day before the public announcement that ARA entered into the Merger Agreement.
The Board of Directors of ARA (the “Board”) has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of ARA and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board unanimously recommends that ARA stockholders vote “FOR” the Merger Proposal. In addition, the Board unanimously recommends that ARA stockholders vote “FOR” the Adjournment Proposal.

On October 1, 2020, Centerbridge Capital Partners, L.P. and certain of its affiliates (collectively, the “Centerbridge Stockholders”), which together represent ownership of approximately 51% of the outstanding shares of ARA common stock, entered into a voting and support agreement with IRC pursuant to which, among other things and subject to the terms and conditions therein, the Centerbridge Stockholders agreed to vote their shares of ARA common stock in favor of the Merger Proposal and the Adjournment Proposal.
The Notice of Special Meeting and Proxy Statement on the following pages further describe the matters to be presented at the Special Meeting and provide details regarding how to attend the meeting online. We encourage you to read the Proxy Statement and its appendices, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about ARA from documents we file with the Securities and Exchange Commission from time to time.
Whether or not you attend the Special Meeting, it is important that your shares be represented and voted at the Special Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. Instructions on how to vote your shares are included in the Proxy Statement and proxy card. If you decide to attend the Special Meeting, you will be able to vote online at the Special Meeting even if you have previously submitted your proxy, as your proxy is revocable at your option.
Thank you for your support.
Sincerely,

Joseph A. Carlucci
Chairman and Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 14, 2021
The special meeting of the stockholders (the “Special Meeting”) of American Renal Associates Holdings, Inc., a Delaware corporation (“ARA,” the “Company,” “we,” “us” or “our”), will be held at 9:00 a.m., Eastern Time, on Thursday, January 14, 2021, for the following purposes:
•
Proposal No. 1 – To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated October 1, 2020, by and among ARA, IRC Superman Midco, LLC, a Delaware limited liability company (“IRC”) and an affiliate of Nautic Partners, LLC, and Superman Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of IRC (“Merger Sub”), and approve the transactions contemplated thereby, including the merger of Merger Sub with and into ARA, with ARA surviving as a wholly owned subsidiary of IRC (such merger, the “Merger” and such proposal, the “Merger Proposal”); and

•
Proposal No. 2 – To consider and vote on a proposal to approve the continuation, postponement or adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

In addition, we will consider the transaction of any other business properly brought at the Special Meeting or any adjournment or postponement thereof.
The Special Meeting will be held solely in a virtual meeting format online at www.meetingcenter.io/247826643. If you plan to attend the Special Meeting, please follow the instructions in the “General Information” section of the attached proxy statement (the “Proxy Statement”). The Special Meeting may be continued, postponed or adjourned from time to time without notice other than by announcement at the Special Meeting. Any action on the items of business described above may be considered at the Special Meeting at the time and on the date specified above or at any time and date to which the Special Meeting may be properly continued, adjourned or postponed. A list of stockholders entitled to vote at the Special Meeting will be available in our offices located at 500 Cummings Center, Suite 6550, Beverly, Massachusetts 01915, during regular business hours for a period of at least 10 days before the Special Meeting and will be available on the meeting website at www.meetingcenter.io/247826643 during the Special Meeting.
Only holders of record of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on December 4, 2020 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting or any continuation, postponement or adjournment of the Special Meeting. To ensure your shares are voted, you may submit your vote over the Internet, by telephone or by completing, signing and returning a proxy card. Voting procedures are described in the “Proxy Voting Methods” section below.
Your vote is very important, regardless of the number of shares of Common Stock that you own. Whether or not you plan to attend the Special Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet as described in the Proxy Statement, or you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Special Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares online at the Special Meeting if you desire to do so, as your proxy is revocable at your option.
The Proxy Statement contains, among other things, detailed information about the Merger Proposal and the Adjournment Proposal. We encourage you to read the Proxy Statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety.
The affirmative vote of the holders of a majority of all of the outstanding shares of our Common Stock entitled to vote as of the close of business on the Record Date is required to approve the Merger Proposal. The affirmative vote of the holders of a majority of the voting power of the shares of our Common Stock present in person or represented by proxy and entitled to vote is required to approve the Adjournment Proposal.
The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote electronically at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares of Common Stock will have the same effect as a vote “AGAINST” the Merger Proposal but will not have an effect on the outcome of the vote on the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” each of the Merger Proposal and the Adjournment Proposal.
The holders of record of a majority of the voting power of the issued and outstanding shares of Common Stock entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the Special Meeting. Abstentions, if any, will be counted as present for purposes of determining the existence of a quorum. Shares held in “street name” for which the applicable broker, bank or nominee receives no instructions regarding how to vote on any of the proposals before the Special Meeting will not be counted as present at the Special Meeting for quorum purposes. Shares held in “street name” for which the applicable broker, bank or nominee receives instructions regarding how to vote on one but not all of the proposals before the Special Meeting will be counted as present at the Special Meeting for quorum purposes.
Stockholders who do not vote in favor of the Merger Proposal and who otherwise meet the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will have the right to seek appraisal of the fair value of their shares of Common Stock, as determined in accordance with Section 262 of the DGCL. In addition to not voting in favor of the Merger Proposal, any stockholder wishing to exercise its appraisal rights must deliver a written demand for appraisal to ARA before the vote on the Merger Proposal and must comply in all respects with the requirements of Section 262 of the DGCL.
You may revoke your proxy at any time before the vote at the Special Meeting by following the procedures outlined in the accompanying proxy statement.
The Board unanimously recommends that you vote:
1.	“FOR” the Merger Proposal; and
2.	“FOR” the Adjournment Proposal.
By Order of the Board of Directors,

Victoria A. Labriola
Vice President, General Counsel and Secretary
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders To Be
Held on January 14, 2021:
This Proxy Statement is available at
www.envisionreports.com/ARA

PROXY VOTING METHODS
If, at the close of business on the Record Date, you were a stockholder of record, you may grant a proxy to vote your shares over the Internet, by telephone or by mail, as described in detail below, or you may attend the Special Meeting and vote your shares.
If you hold shares through a broker, bank or other nominee, please refer to information from your broker, bank or other nominee for voting instructions, or you may attend the Special Meeting and vote your shares. Please refer to the “General Information” section of this Proxy Statement for information regarding how to attend the Special Meeting and vote your shares.
To vote by proxy if you are a stockholder of record:
BY INTERNET
☐	Go to the website www.investorvote.com/ARA and follow the instructions, 24 hours a day, seven days a week.
☐	You will need the 15-digit number included on your proxy card.
BY TELEPHONE
☐	From a touch-tone telephone, dial 1-800-652-8683 and follow the recorded instructions, 24 hours a day, seven days a week.
☐	You will need the 15-digit number included on your proxy card in order to vote by telephone.
BY MAIL
☐	Mark your selections on the proxy card.
☐	Date and sign your name exactly as it appears on your proxy card.
☐	Mail the proxy card in the enclosed postage-paid envelope provided to you.
Mailed proxy cards must be received no later than 5:00 p.m. Eastern Time on January 13, 2021.
YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.
i

Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement (this “Proxy Statement”). This summary does not contain all of the information that you should consider in advance of the meeting, and we encourage you to read the entire Proxy Statement and its appendices, including the Merger Agreement, before voting. Except where the context requires otherwise, references to “ARA,” “we,” “us,” “our” and similar terms refer to American Renal Associates Holdings, Inc.
Special Meeting of Stockholders
Time and Date	9:00 a.m., Eastern Time, on Thursday, January 14, 2021
Place	Online via live webcast at www.meetingcenter.io/247826643
Record Date	Close of business on December 4, 2020
Voting	Stockholders will be entitled to one vote at the Special Meeting for each share of ARA common stock they owned as of the Record Date.
Outstanding Common Stock	34,543,295 shares as of the Record Date.
Voting Matters and Board Recommendations
Proposal		Board Recommendation
1	Approval of the Merger Proposal (page 84)	FOR
2	Approval of the Adjournment Proposal (page 85)	FOR
How to Cast Your Vote
Even if you currently plan to attend the Special Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Submitting your proxy via Internet, telephone or mail does not affect your right to vote at the Special Meeting.
If, at the close of business on the Record Date, you were a stockholder of record, you may grant a proxy to vote your shares over the Internet, by telephone or by mail, as described in detail below, or you may attend the Special Meeting and vote your shares.
Without Attending the Special Meeting	At the Special Meeting
Internet: www.investorvote.com/ARA	•	Internet: Joining the Special Meeting at www.meetingcenter.io/247826643. See “General Information” for additional requirements.
Telephone: 1-800-652-8683
Mail: Completed, signed and returned proxy card no later than 5:00 p.m. Eastern Time on January 13, 2021.
If you hold shares through a broker, bank or other nominee, please refer to information from your broker, bank or other nominee for voting instructions, or you may attend the Special Meeting and vote your shares. Please refer to the “General Information” section of this Proxy Statement for information regarding how to attend the Special Meeting and vote your shares.

Proposal 1. Approval of Merger Proposal
We are asking stockholders to consider and vote on a proposal to adopt the Merger Agreement, and approve the transactions contemplated thereby, including the merger of Merger Sub with and into ARA, with ARA surviving as a wholly owned subsidiary of IRC.
Proposal 2. Approval of Adjournment Proposal
We are asking stockholders to consider and vote on a proposal to approve the continuation, postponement or adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

v

SUMMARY
This summary discusses the material information contained in this Proxy Statement, including with respect to the Merger and the Merger Agreement. This summary may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms, you should read carefully this entire Proxy Statement, the appendices, including the Merger Agreement, and the documents we incorporate by reference to this Proxy Statement. You may obtain the documents and information incorporated by reference to this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” of this Proxy Statement. The Merger Agreement is attached as Appendix A to this Proxy Statement.
THE COMPANIES (PAGE 23)
American Renal Associates Holdings, Inc.
ARA is a Delaware corporation with principal executive offices located at 500 Cummings Center, Suite 6550, Beverly, Massachusetts 01915, telephone number (978) 922-3080. ARA is a leading provider of outpatient dialysis services in the United States for patients suffering from chronic kidney failure (also known as end stage renal disease) and other kidney diseases. As of September 30, 2020, ARA operated 248 dialysis clinic locations in 27 States and the District of Columbia serving approximately 16,900 patients. ARA operates principally through a physician partnership model, in which it partners with local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and support, hiring the best possible staff and providing best practices management. Our Common Stock is listed on the New York Stock Exchange under the symbol “ARA”. See the section entitled “The Companies—American Renal Associates Holdings, Inc.” of this Proxy Statement. Additional information about ARA is contained in certain of its public filings that are incorporated by reference herein. See the section entitled “Where You Can Find More Information” of this Proxy Statement.
IRC Superman Midco, LLC
IRC is a Delaware limited liability company and affiliate of Nautic Partners, LLC (“Nautic”), a middle-market private equity firm with a history of investing in healthcare businesses, and Innovative Renal Care, LLC (“Innovative Renal Care”), a platform entity funded by Nautic focused on building a more integrated and patient-centric kidney care business. IRC’s mailing address is IRC Superman Midco, LLC c/o Nautic Partners, 50 Kennedy Plaza, 17th Floor, Providence, RI 02903, telephone number: (401) 278-6387. Innovative Renal Care’s offices are located at 3102 West End Avenue, Suite 1100, Nashville, TN 37203. See the section entitled “The Companies—IRC Superman Midco, LLC” of this Proxy Statement.
Superman Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly owned subsidiary of IRC. It was formed on September 28, 2020 solely for the purpose of entering into the Merger Agreement and effecting the transactions contemplated thereby, including the Merger. Merger Sub’s mailing address is Superman Merger Sub, Inc. c/o Nautic Partners, 50 Kennedy Plaza, 17th Floor, Providence, RI 02903, telephone number: (401) 278-6387. See the section entitled “The Companies—Superman Merger Sub, Inc.” of this Proxy Statement.
THE SPECIAL MEETING (PAGE 24)
This Proxy Statement is furnished in connection with the solicitation by the Board of proxies to be voted at a Special Meeting of ARA stockholders to be held on Thursday, January 14, 2021, at 9:00 a.m., Eastern Time.
At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on (i) the Merger Proposal and (ii) the Adjournment Proposal.
THE MERGER PROPOSAL (PAGE 84)
You will be asked to consider and vote upon the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger. The Merger Agreement provides, among other things, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into ARA, with ARA continuing as the surviving corporation and a wholly owned subsidiary of IRC, and that at the Effective Time (as defined in the section entitled “General Information” of this Proxy Statement, below) and as a result of the Merger, each share of our Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by ARA, IRC, any subsidiary of IRC or any stockholder who properly exercises and perfects appraisal of his, her or its shares under the General Corporation Law of the State of Delaware (the “DGCL”)) will be automatically cancelled and converted into the right to receive the Per Share Merger Consideration (as defined in the section entitled “Summary—Merger Consideration” of this Proxy Statement, below), without interest and less any applicable withholding taxes.
Following the Merger, our Common Stock will no longer be publicly traded, and existing ARA stockholders will cease to have any ownership interest in ARA.
RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM (PAGE 24)
You are entitled to receive notice of and to vote at the Special Meeting if you owned shares of our Common Stock as of the close of business on December 4, 2020, the Record Date for the Special Meeting.
A quorum of stockholders is necessary to transact business at the Special Meeting. The presence at the Special Meeting, by remote communication or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date will constitute a quorum at the Special Meeting, permitting ARA to transact business at the Special Meeting.
VOTE REQUIRED (PAGE 24)
Each share of Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.
Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the close of business on the Record Date. Failure to vote your shares, an abstention from voting your shares or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.
As of the Record Date, there were 34,543,295 shares of our Common Stock outstanding and entitled to vote at the Special Meeting.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of our Common Stock representing a majority of the voting power of the shares of our Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting.
The failure of any ARA stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote electronically at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. For shares held in “street name,” the failure of any ARA stockholder to instruct the broker, bank or other nominee on how to vote such shares of Common Stock will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.
The failure of any ARA stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote electronically at the Special Meeting will not have an effect on the Adjournment Proposal. For shares held in “street name,” the failure of any ARA stockholder to instruct the broker, bank or other nominee on how to vote such shares of Common Stock will not have an effect on the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER (PAGE 40)
The Board, after consulting with its financial advisors and outside legal counsel and considering various factors described in the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” of this Proxy Statement, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of ARA and its stockholders, and directed that the Merger Agreement be submitted to our stockholders for their adoption.
The Board unanimously recommends that you vote “FOR” the Merger Proposal. In addition, the Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

VOTING AND SUPPORT AGREEMENT (PAGE 56)
On October 1, 2020, Centerbridge Capital Partners, L.P. and certain of its affiliates (collectively, the “Centerbridge Stockholders”), which together beneficially owned approximately 51% of the outstanding shares of our Common Stock, entered into a voting and support agreement (the “Voting Agreement”) with IRC, pursuant to which, among other things and subject to the terms and conditions therein, the Centerbridge Stockholders agreed to vote their shares of Common Stock in favor of the Merger Proposal and against any alternative proposal (including an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Stockholders Meeting and Related Actions” of this Proxy Statement, below)), any action or agreement that would reasonably be expected to result in a breach under the Merger Agreement or any other action, agreement or transaction intended to impede or interfere with the Merger or the other transactions contemplated by the Merger Agreement. In addition, each stockholder party to the Voting Agreement waived its appraisal rights under the DGCL.
The Centerbridge Stockholders also agreed, to the extent requested by the Board (or a duly authorized committee thereof) in connection with any Acquisition Proposal which the Board or such committee has determined in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below), to enter into a supplemental agreement in favor of the person or group that submitted such Acquisition Proposal on the same terms and conditions as the supplemental agreement that the Centerbridge Stockholders entered into with IRC on October 1, 2020, pursuant to which the Centerbridge Stockholders agreed, subject to the limitations therein, to reimburse ARA for 50% of any fines, penalties or reasonable and documented out-of-pocket expenses incurred in connection with the Securities and Exchange Commission (“SEC”) investigation previously disclosed by ARA in its public reports filed with the SEC, subject to a $5 million aggregate reimbursement cap.
The Voting Agreement will terminate upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the amending of the Merger Agreement without the prior consent of the Centerbridge Stockholders in a manner that (a) decreases the Per Share Merger Consideration, (b) changes the form of consideration payable under the Merger Agreement to the Centerbridge Stockholders, (c) imposes any additional material restrictions on or additional conditions on the payment of the Per Share Merger Consideration to ARA’s stockholders, (d) imposes any additional material restrictions or obligations on the Centerbridge Stockholders, or (e) otherwise materially and adversely affects the Centerbridge Stockholders, (iv) the Centerbridge Stockholders and IRC mutually agreeing to such termination, (v) the conclusion of the vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and the shares held by the Centerbridge Stockholders having been voted as specified therein, or (vi) a Change of Recommendation (as defined below in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below).
FAIRNESS OPINION OF ARA’S FINANCIAL ADVISOR: GOLDMAN SACHS & CO. LLC (PAGE 44)
At the meeting at which the Board voted to approve the Merger, Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, to the effect that, as of October 1, 2020 and based upon and subject to the factors and assumptions set forth in such written opinion, the $11.50 in cash per share of Common Stock to be paid to the holders (other than IRC and its affiliates) of the shares of Common Stock pursuant to the Merger Agreement, was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated October 1, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the shares of Common Stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between ARA and Goldman Sachs, ARA has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $12.4 million, $2.5 million of which became payable at announcement of the entry into the Merger Agreement, and the remainder of which is contingent upon consummation of the Merger.
See Appendix B and the section entitled “The Merger—Fairness Opinion of ARA’s Financial Advisor: Goldman Sachs & Co. LLC” of this Proxy Statement.

CERTAIN EFFECTS OF THE MERGER ON ARA (PAGE 31)
Upon the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into ARA, with ARA continuing as the surviving corporation and a wholly owned subsidiary of IRC.
The Effective Time will occur, if it occurs, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as we and IRC may agree and specify in the certificate of merger). If the Merger is consummated, you will no longer own any shares of the capital stock of ARA as of the Effective Time, and instead will only be entitled to receive the Per Share Merger Consideration described in “The Merger—Merger Consideration” on page 31 of this Proxy Statement (unless you are entitled to and have properly demanded appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of DGCL, in which case you will be entitled only to those rights granted under Section 262 of the DGCL as described in “The Merger—Appraisal Rights” on page 58 of this Proxy Statement and Appendix C to this Proxy Statement).
Our Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is listed on the New York Stock Exchange under the symbol “ARA”. If the Merger is consummated, ARA will cease to be a publicly traded company and will become a wholly owned subsidiary of IRC, and our Common Stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.
EFFECT ON ARA IF THE MERGER IS NOT CONSUMMATED (PAGE 31)
If the Merger Proposal is not approved by ARA stockholders or if the Merger is not consummated for any other reason, ARA stockholders will continue to hold their shares of Common Stock and will not receive any payment for such shares. Instead, ARA will remain a public company, our Common Stock will continue to be listed and traded on the New York Stock Exchange, and we will continue to be registered under the Exchange Act and file periodic reports with the Securities and Exchange Commission (the “SEC”). Under specified circumstances, upon termination of the Merger Agreement, ARA may be required to pay IRC a termination fee, or may be entitled to receive a reverse termination fee from IRC, as described in the section entitled “The Merger Agreement—Termination Fees” of this Proxy Statement.
Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible the price of our Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our Common Stock would return to the price at which it trades as of the date of this Proxy Statement.
MERGER CONSIDERATION (PAGE 31)
Upon consummation of the Merger, at the Effective Time, by virtue of the Merger and without any action on the part of IRC, Merger Sub or ARA or their respective stockholders, each outstanding share of our Common Stock (but excluding (i) shares held by IRC or any subsidiary of IRC (including Merger Sub) immediately prior to the Effective Time and shares owned by ARA, including shares held in treasury by ARA (“Cancelled Shares”) and (ii) Dissenting Shares (as defined in the section entitled “General Information” of this Proxy Statement, below)) will be converted into the right to receive $11.50 in cash (the “Per Share Merger Consideration”) without interest and less any applicable withholding taxes. From and after the Effective Time, all of the shares of Common Stock converted into the right to receive the Per Share Merger Consideration, without interest and less any applicable withholding taxes, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a non-certificated share of Common Stock represented by book-entry (each, a “Book-Entry Share”) outstanding immediately prior to the Effective Time previously representing any such shares of Common Stock will thereafter cease to have any rights with respect to such securities other than the right to receive, upon surrender of such Book-Entry Shares, the Per Share Merger Consideration, without interest and less any applicable withholding taxes.
As described further in the section entitled “The Merger Agreement—Payment for Common Stock” of this Proxy Statement, prior to the Effective Time, IRC will deposit or cause to be deposited, with a recognized financial institution as paying agent (selected by IRC with ARA’s prior written approval), cash in an amount necessary to pay the aggregate Merger Consideration payable to all of the holders of Common Stock (including Book-Entry Shares but excluding Cancelled Shares) outstanding immediately prior to the Effective Time and holders of ARA options, restricted stock unit awards and restricted stock awards. Promptly following the Effective Time and in any event no later than the second business day following the Effective Time, you will receive a letter of transmittal specifying instructions for transfer of your Book-Entry Shares to the paying agent in order to receive the Per Share Merger Consideration, without interest and less any applicable withholding taxes, for each share of our Common Stock represented by such Book-Entry Shares.
After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Per Share Merger Consideration, without interest and less any applicable withholding taxes, but you will no longer have any rights as an ARA stockholder as a result of the Merger (except with respect to Dissenting Shares), nor will you be entitled to receive any shares in IRC or the surviving corporation.
TREATMENT OF ARA EQUITY AWARDS IN THE MERGER (PAGE 52)
Under the Merger Agreement, immediately prior to the Effective Time, each option to purchase shares of our Common Stock under any Company Stock Plan (as defined in the Merger Agreement) that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of our Common Stock underlying the option multiplied by the excess, if any, of the Per Share Merger Consideration over the applicable per share exercise price of the option, less applicable withholding taxes. Options with a per share exercise price equal to or exceeding the Per Share Merger Consideration will be cancelled without payment.
The Merger Agreement also provides that, immediately prior to the Effective Time, each award of restricted stock and restricted stock units covering shares of Common Stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, will vest in full (to the extent unvested) and will be cancelled and converted into the right to receive a cash payment equal to the product of the Per Share Merger Consideration and the aggregate number of shares of our Common Stock subject to the award, less applicable withholding taxes.
INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS OF ARA IN THE MERGER (PAGE 52)
In considering the recommendation of the Board that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Proposal be approved by our stockholders. These interests include the following:
•
certain of our directors and executive officers hold outstanding Common Stock, stock options and restricted stock awards that will be cancelled and converted into the right to receive the Per Share Merger Consideration, net of any applicable exercise price (and subject to applicable tax withholding);

•	our executive officers are parties to arrangements with ARA that provide for severance benefits in the event of certain qualifying terminations of employment in connection with the Merger; and
•
consummation of the Merger provides for continued indemnification and directors’ and officers’ liability insurance to be provided by IRC and the surviving corporation for a period of six (6) years thereafter.

If the Merger Proposal is approved by our stockholders and the Merger closes, any shares of our Common Stock held by our directors and executive officers will be treated in the same manner as outstanding shares of our Common Stock held by all other ARA stockholders entitled to receive the Per Share Merger Consideration.
FINANCING OF THE MERGER (PAGE 57)
The Merger Agreement is not conditioned upon IRC’s receipt of financing. We anticipate that the total amount of funds necessary to consummate the Merger and the related transactions, not including fees and expenses, will be approximately $853 million, including the estimated funds needed to (i) pay our stockholders the aggregate Per Share Merger Consideration due to them under the Merger Agreement; (ii) make payments in respect of outstanding ARA stock options, restricted stock unit awards and restricted stock awards pursuant to the Merger Agreement; and (iii) pay the outstanding net indebtedness of ARA.
IRC has obtained financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement, including the Merger, and paying related fees and expenses (the “Financing”). Nautic Partners

VIII, L.P., Nautic Partners VIII-A, L.P., Nautic Partners IX, L.P. and Nautic Partners IX-A, L.P. have committed to capitalize IRC, prior to the Effective Time, with an aggregate equity contribution of up to $450 million, subject to the terms and conditions set forth in an equity commitment letter. Investment funds and accounts managed by HPS Investment Partners, LLC (the “Lenders”) have agreed to provide IRC and Merger Sub with committed debt financing in an aggregate principal amount of up to $515 million on the terms set forth in a debt commitment letter. The obligations of the Lenders to provide debt financing under the debt commitment letter are subject to customary terms and conditions. The Merger Agreement provides that IRC and Merger Sub will use reasonable best efforts to take all actions and do all things necessary, proper or advisable to arrange, obtain and consummate the Financing on or prior to the Closing (as defined in the Merger Agreement).
APPRAISAL RIGHTS (PAGE 58)
Pursuant to Section 262 of the DGCL, stockholders who do not vote in favor of adoption of the Merger Agreement and who comply fully with and properly demand appraisal under the applicable requirements of Section 262 and do not otherwise withdraw or lose the right to appraisal under the DGCL, have the right to seek appraisal of the fair value of their shares, as determined by the Delaware Court of Chancery, if the Merger is consummated. The “fair value” of shares as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the Per Share Merger Consideration that the stockholders would otherwise be entitled to receive under the terms of the Merger Agreement. Stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Stockholders who wish to preserve any appraisal rights they may have, must so advise ARA by submitting a written demand for appraisal prior to the vote to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, and must otherwise follow fully the procedures prescribed by Section 262. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of Common Stock, see the section entitled “The Merger—Appraisal Rights” of this Proxy Statement and the text of Section 262, which is reproduced in its entirety as Appendix C to this Proxy Statement.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 62)
The receipt of cash by a U.S. Holder (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” of this Proxy Statement, below) in exchange for such U.S. Holder’s shares of Common Stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the Merger (determined before deduction for any applicable withholding taxes) and such U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered in the Merger. A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to the exchange of our Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. Stockholders should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” of this Proxy Statement and consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction or other tax laws.
REGULATORY APPROVALS REQUIRED FOR THE MERGER (PAGE 64)
Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. ARA and IRC and their respective affiliates filed their respective HSR Act notifications on October 8, 2020, and refiled such notifications on November 9, 2020. The waiting period under the HSR Act expired on December 9, 2020. In addition, ARA and IRC have agreed that consummation of the Merger is conditioned upon receipt of certain consents, waivers, approvals or certificates from, and/or providing notice to, applicable state healthcare regulatory agencies in connection with the Merger.

GO-SHOP PERIOD (PAGE 70)
During the forty (40) calendar day period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (New York City time) on November 10, 2020 (the “No-Shop Period Start Date”), ARA and its subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other representatives (collectively, “Representatives”) had the right to, directly or indirectly (the following activities, collectively, the “Go-Shop Activities”):
•
initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, could constitute, or could reasonably be expected to lead to an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below), including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, ARA and its subsidiaries to any third party, and its Representatives, including potential financing sources, subject to the entry into, and in accordance with, an acceptable confidentiality agreement; provided that ARA will make available to IRC and Merger Sub any non-public information or data concerning ARA or its subsidiaries that is provided to any third party given such access that was not previously made available to IRC or Merger Sub promptly (and in any event within forty-eight (48) hours) after the time it is provided to such third party; and

•
engage in, enter into or otherwise participate in any discussions or negotiations with any third parties (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute, could constitute, or could reasonably be expected to lead to an Acquisition Proposal, including any third party that has informed ARA or its Representatives of an intention to make or has publicly announced an intention to make an Acquisition Proposal) and cooperate with or assist or participate in or facilitate or encourage any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a waiver, amendment or release under any confidentiality or pre-existing standstill or similar provision with respect to ARA or its subsidiaries;

provided, that ARA and its subsidiaries were not permitted to pay or cause to be paid or reimburse the expenses of any such third party in connection with any Acquisition Proposals or any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal.
NO SOLICITATION OF OTHER PROPOSALS; CHANGE OF RECOMMENDATION (PAGE 71)
From the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of the Merger Agreement, except with respect to any Excluded Party (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below) or as expressly permitted by the Merger Agreement, ARA will not (and will cause its subsidiaries not to and direct its Representatives not to):
•	initiate, solicit, knowingly facilitate or knowingly encourage an Acquisition Proposal or inquiries or discussions that would likely result in an Acquisition Proposal;
•
engage in, enter into, continue or otherwise participate in any discussions or negotiations with a third party, or provide access to ARA’s business, properties, books and records or any non-public information to, any third party relating to an Acquisition Proposal;

•	approve, endorse, or publicly propose to approve or recommend, any Acquisition Proposal;
•
execute or enter into, any merger agreement, acquisition agreement or similar binding agreement or understanding (other than an acceptable confidentiality agreement) with respect to an Acquisition Proposal; or

•	authorize, commit to, agree or publicly propose to do any of the foregoing.
Except with respect to any Excluded Party, immediately following 11:59 p.m. (New York City time) on the No-Shop Period Start Date, ARA will cease (and will cause its subsidiaries to cease, and direct its Representatives to cease) any solicitations, discussions or negotiations with any third party in connection with any Acquisition Proposal and request each third party that has executed a confidentiality agreement in connection with a potential

Acquisition Proposal to return or destroy all confidential information provided to such third party and notify IRC in writing of the receipt of any Acquisition Proposal after the No-Shop Period Start Date, which notice will include a copy of any such Acquisition Proposal and other terms made in writing and a written summary of any such Acquisition Proposal not made in writing. ARA is required to keep IRC reasonably informed of the status and material terms of any such Acquisition Proposal including any material changes thereto.
Notwithstanding the commencement of the No-Shop Period Start Date, prior to receiving the Company Requisite Vote (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below), ARA, its subsidiaries and their respective Representatives may continue to engage in the Go-Shop Activities with respect to any Excluded Party so long as such Excluded Party remains an Excluded Party.
Except as otherwise provided in the Merger Agreement, neither the Board nor any committee of the Board is permitted to take any action constituting a Change of Recommendation (as defined and described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below) or adopt or approve, or cause or permit ARA to enter into or otherwise resolve or agree to any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement with respect to any Acquisition Proposal (other than an acceptable confidentiality agreement).
At any time prior to obtaining the Company Requisite Vote (and whether before or after the No-Shop Period Start Date), if an Intervening Event (as defined and described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below) occurs or the Board (or a duly authorized committee thereof) receives an Acquisition Proposal that did not result from a material breach of the obligations described above and the Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes a Superior Proposal, the Board may effect a Change of Recommendation or terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided that:
•
prior to or simultaneously with any such termination by ARA, ARA pays to IRC any termination fee required pursuant to the Merger Agreement (as further described in the section entitled “The Merger Agreement—Termination Fees” of this Proxy Statement, below), and

•
after consultation with its financial advisors and outside legal counsel, the Board (or a duly authorized committee thereof) determines that the failure to make a Change of Recommendation or to terminate the Merger Agreement would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•
ARA delivers to IRC a written notice (a “Company Notice”), at least four (4) business days before the Board (or a duly authorized committee thereof) takes such action, advising IRC that the Board (or a duly authorized committee thereof) proposes to take such action and containing the material details of such Intervening Event or the material terms and conditions of the Superior Proposal (and includes a copy of the available proposed transaction agreement to be entered into in respect of such Superior Proposal); and

•
at or after 5:00 p.m. (New York City time) on the fourth (4th) business day immediately following delivery of the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fourth (4th) business day immediately following the day on which the Company Notice is provided, the “Notice Period”), the Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside counsel and financial advisors) that, after taking into account any changes to the terms of the Merger Agreement agreed to in writing by IRC during the Notice Period, the failure to make a Change of Recommendation or to terminate the Merger Agreement would be reasonably likely to be inconsistent with its fiduciary duties under applicable law or, in the case of an Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal.

For a further discussion of the limitations on solicitation of Acquisition Proposals from third parties, the limitations on Changes of Recommendation and approving or recommending a Superior Proposal, see the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement.

CONDITIONS TO THE MERGER (PAGE 79)
The respective obligations of ARA, IRC and Merger Sub to consummate the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction (or written waiver by all parties, if permissible) at or prior to the Effective Time of each of the following conditions:
•
ARA obtaining the Company Requisite Vote (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below);

•	the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act; and
•
no law (whether temporary, preliminary or permanent) having been enacted, entered or enforced by any governmental entity which prohibits, restrains or enjoins the consummation of the Merger, and that remains in effect.

The obligations of IRC and Merger Sub to consummate the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by IRC and Merger Sub, if permissible) at or prior to the Effective Time, of the following additional conditions:
•
the accuracy of the representations and warranties made by ARA in the Merger Agreement, subject in some instances to materiality qualifiers or in other instances to de minimis inaccuracies, at and as of the Effective Time (except for representations and warranties that expressly relate to a specific date or time);

•
ARA’s performance of and compliance with each of its covenants and obligations under the Merger Agreement required to be performed or complied with at or prior to the Effective Time, in all material respects;

•
since the date of the Merger Agreement, there having been no Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties” of this Proxy Statement, below);

•	IRC receiving a certificate executed by an executive officer of ARA to the effect that the conditions described in the three (3) preceding bullet points have been satisfied; and
•
each of the consents, waivers, approvals or certificates from, and/or notices to, applicable state healthcare regulatory agencies in connection with the Merger having been provided or obtained, as applicable.

The obligations of ARA to consummate the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by ARA, if permissible under applicable law), at or prior to the Effective Time, of the following additional conditions:
•
the accuracy of the representations and warranties made by IRC and Merger Sub in the Merger Agreement at and as of the Effective Time (except for representations and warranties that expressly relate to a specific date or time), subject in some instances to materiality qualifiers and exceptions and, in other instances, except where the failure to be true and correct would not reasonably be expected to, in the aggregate, prevent, materially delay or materially impede the consummation of the Merger;

•
IRC’s and Merger Sub’s performance of and compliance with each of their respective covenants and obligations under the Merger Agreement required to be performed or complied with at or prior to the Effective Time, in all material respects; and

•	ARA receiving a certificate executed by an executive officer of IRC to the effect that the conditions described in the two (2) preceding bullet points have been satisfied.

TERMINATION (PAGE 80)
The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time irrespective of approval of the Merger Agreement by the stockholders of ARA:
•	by mutual written consent of IRC, Merger Sub and ARA;
•	by either IRC or ARA:
○	if the Merger is not consummated on or before 5:00 p.m. (Eastern time) on March 1, 2021 (the “End Date”) which End Date may be extended to May 10, 2021 by:
•
(i) ARA if, by March 1, 2021, all conditions to the Merger have been satisfied or waived, other than the condition that (A) no order or judgment as a result of a proceeding brought by, or the inaction of, a governmental entity prohibits, restrains or enjoins the consummation of the Merger and/or (B) the applicable waiting period (and any extension thereof) under the HSR Act has expired or terminated and/or (C) all approvals or consents from state healthcare regulatory agencies required in connection with the Merger are received; or

•
(ii) IRC if, by March 1, 2021, all conditions to the Merger have been satisfied or waived, other than the condition that (A) no order or judgment resulting from the failure to receive healthcare regulatory approvals and consents prohibits, restrains or enjoins the consummation of the Merger and/or (B) all approvals or consents from state healthcare regulatory agencies required in connection with the Merger are received;

in each case so long as the terminating party’s action or failure to perform its obligations under the Merger Agreement is not the primary cause of the failure to consummate the Merger on or before the End Date;
○
if any court of competent jurisdiction or other governmental entity in the U.S. has issued any final and non-appealable order or taken any other final action, so long as the terminating party used standard efforts to prevent, oppose and remove such restraint, injunction or other prohibition; or

○
if the Company Requisite Vote is not obtained at the Stockholders Meeting (as defined in the section entitled “The Merger Agreement—Stockholders Meeting and Related Actions” of this Proxy Statement, below) or at any adjournment or postponement thereof, at which a vote on the adoption of the Merger Agreement was taken;

•	by ARA:
○
if IRC or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the conditions to the Merger to the benefit of ARA cannot be satisfied at the Effective Time and is not cured on or prior to the by the applicable cure date;

○
before obtaining the Company Requisite Vote, in order to enter into a definitive agreement with respect to a Superior Proposal, so long as ARA has complied with the non-solicitation and related provisions in the Merger Agreement described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement and ARA pays to IRC the termination fee described below; or

○
if IRC and Merger Sub fail to consummate the Merger within the permitted time after the closing conditions have been satisfied and ARA has notified IRC in writing that it is ready, willing and able to consummate the Merger;

•	by IRC:
○
if ARA has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the conditions to the Merger to the benefit of IRC and Merger Sub cannot be satisfied at the Effective Time and is not cured by the applicable cure date; or

○	if prior to obtaining the Company Requisite Vote, the Board makes a Change of Recommendation in a manner adverse to IRC or Merger Sub.

EFFECT OF TERMINATION (PAGE 81)
Except as described in the section entitled “The Merger Agreement—Termination Fees” of this Proxy Statement, in the event the Merger Agreement is terminated under the terms thereof (as described in the section entitled “The Merger Agreement—Termination” of this Proxy Statement, below), the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of ARA, IRC or Merger Sub resulting from any intentional and willful breach or intentional and willful failure to perform the provisions of the Merger Agreement occurring prior to such termination.
TERMINATION FEES (PAGE 81)
ARA must pay to IRC a termination fee of $5,037,136 if, but only if, the Merger Agreement is validly terminated:
•
by ARA before obtaining the Company Requisite Vote, in order to enter into a definitive agreement with respect to a Superior Proposal with an Excluded Party (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitations of Other Proposals; Change of Recommendation” of this Proxy Statement, below).

ARA must pay to IRC a termination fee of $12,089,126 if the Merger Agreement is validly terminated:
•	by ARA before obtaining the Company Requisite Vote, in order to enter into a definitive agreement with respect to a Superior Proposal with anyone other than an Excluded Party;
•	by IRC if the Board has made a Change of Recommendation prior to obtaining the Company Requisite Vote in a manner adverse to IRC or Merger Sub;
•
(i) by either IRC or ARA if the Company Requisite Vote has not been obtained at the Stockholders Meeting or on such later date due to any adjournment or postponement thereof or (ii) by IRC if ARA has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the conditions to the Merger to the benefit of IRC and Merger Sub cannot be satisfied at the Effective Time and the breach is not cured on or prior to applicable cure date, and:

○
(A) at any time after the date of the Merger Agreement and prior to the Special Meeting an Acquisition Proposal has been made directly to ARA’s stockholders, the Board or has otherwise become publicly known or, and has not been withdrawn prior to the Special Meeting, or in the case of a termination pursuant to a breach of any representation, warranty, covenant or agreement on the part of ARA, prior to the breach that forms the basis of such termination; and

○
(B) within nine (9) months after such termination, ARA has consummated an Acquisition Proposal or entered into a definitive agreement with respect to an Acquisition Proposal (which is subsequently consummated).

For purposes of determining whether a termination fee is due pursuant to accepting an Acquisition Proposal, all references in the definition of the term Acquisition Proposal in the Merger Agreement to “15% or more” will be deemed to be references to “more than 50%”.
Generally, subject to the specific performance remedies described in the Merger Agreement, IRC’s right to receive from ARA the termination fee referenced above will constitute the sole and exclusive remedy of IRC and Merger Sub against ARA and certain of its related parties and representatives. See the section entitled “The Merger Agreement—Termination Fees” of this Proxy Statement.
IRC must pay to ARA a termination fee of $32,237,669 if, but only if, the Merger Agreement is validly terminated:
•	by either IRC or ARA:
○
pursuant to a final non-appealable judgment or order arising in connection with a legal action or proceeding brought or initiated by, or which results from the inaction of, a governmental entity which prohibits the Merger;

○
because the Merger has not been consummated by the End Date and either (i) there is an order or judgment resulting from a legal action brought or initiated by, or which results from the inaction of, a governmental entity or the approvals under the HSR Act (the “HSR Approval”) have not been obtained (or there is an agreement not to consummate the transaction contemplated by the Merger Agreement with any governmental entity with authority over the HSR Approval) or the consents, waivers, approvals or certificates required from applicable state healthcare regulatory agencies in connection with the Merger have not been satisfied or otherwise waived by IRC or (ii) ARA could have terminated the Merger Agreement pursuant to one of the following two (2) bullet points;
•
by ARA if IRC or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the conditions to the Merger to the benefit of ARA cannot be satisfied at the Effective Time, and such breach is not cured by IRC or Merger Sub by the applicable cure date; or

•
by ARA if IRC and Merger Sub fail to consummate the Merger within the permitted time after the closing conditions have been satisfied and ARA has notified IRC in writing that it is ready, willing and able to consummate the Merger.

Generally, subject to (i) IRC’s indemnification and reimbursement obligations in connection with ARA’s cooperation obligations in respect of IRC’s financing efforts under the Merger Agreement and (ii) an order of specific performance as and only to the extent expressly permitted under the terms of the Merger Agreement, ARA’s right to terminate the Merger Agreement under the terms of the Merger Agreement and receive from IRC the termination fee referenced above will, in the event IRC and Merger Sub fail to consummate the Merger or otherwise breach the Merger Agreement, constitute the sole and exclusive remedy of ARA against IRC, Merger Sub and certain of its related parties and representatives. See the section entitled “The Merger Agreement—Termination Fees” of this Proxy Statement.
Generally, if ARA actually receives the foregoing termination fee, IRC will have no further liability to ARA under the Merger Agreement.
EXPENSES GENERALLY (PAGE 82)
Generally, whether or not the Merger is consummated, ARA and IRC are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement. Expenses incurred in connection with obtaining any consent, approval, authorization or permit shall be borne by IRC. Expenses incurred in connection with the filing, printing and mailing of this Proxy Statement shall be shared equally by IRC and ARA.

American Renal Associates Holdings, Inc.
500 Cummings Center
Suite 6550
Beverly, Massachusetts 01915
Telephone: 978-922-3080

PROXY STATEMENT
Special Meeting of Stockholders
January 14, 2021
GENERAL INFORMATION
The following questions and answers are intended to briefly address some commonly asked questions you may have regarding the Special Meeting, the Merger Agreement and the transactions contemplated thereby, including the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of ARA. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the appendices to this Proxy Statement and the documents incorporated by reference or referred to in this Proxy Statement, which you should read carefully and in their entirety.
Why am I being provided with these materials?
On October 1, 2020, ARA entered into the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), by and among ARA, IRC Superman Midco, LLC, a Delaware limited liability company (“IRC”) and an affiliate of Nautic Partners, LLC, and Superman Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of IRC (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into ARA, with ARA surviving as a wholly owned subsidiary of IRC (such merger, the “Merger”).
We are providing this proxy statement (this “Proxy Statement”) to you in connection with the solicitation by ARA’s board of directors (the “Board” or “Board of Directors”) of proxies to be voted at our Special Meeting of Stockholders to be held on Thursday, January 14, 2021 (the “Special Meeting”) in a virtual meeting format online at www.meetingcenter.io/247826643 and at any postponements or adjournments of the Special Meeting. ARA is holding the Special Meeting in order to obtain stockholder approval of the Merger Proposal and the Adjournment Proposal (each as defined below). We cannot complete the Merger and the other transactions contemplated by the Merger Agreement unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the shares of our Common Stock outstanding and entitled to vote as of the close of business on the Record Date.
This Proxy Statement includes important information about the Merger and the Special Meeting. ARA stockholders should read this information carefully and in its entirety. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.
We mailed to each stockholder entitled to vote at the Special Meeting this Proxy Statement and a proxy card in paper format.

What am I voting on?
There are two proposals scheduled to be voted on at the Special Meeting:
•	Proposal No. 1: To consider and vote on a proposal to adopt the Merger Agreement, and approve the transactions contemplated thereby, including the Merger (the “Merger Proposal”); and
•
Proposal No. 2: To consider and vote on a proposal to approve the continuation, postponement or adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

What is the proposed transaction?
The proposed transaction is the acquisition of ARA by IRC through the merger of Merger Sub with and into ARA, with ARA surviving as a wholly owned subsidiary of IRC. Following the date and time the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later date and time as ARA and IRC may agree and specify in the certificate of merger) (the “Effective Time”), ARA will be privately held as a wholly owned subsidiary of IRC. If the Merger is consummated, each share of our Common Stock (other than shares owned by stockholders who did not vote in favor of the Merger Proposal and who are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, or do not effectively withdraw, or otherwise lose, their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (“Dissenting Shares”)) will automatically be cancelled and you will not own any shares of the capital stock of the surviving corporation or IRC.
What will I receive if the Merger is consummated?
Upon consummation of the Merger, you will be entitled to receive $11.50 in cash (the “Per Share Merger Consideration”), without interest and less any applicable withholding taxes, for each share of our Common Stock that you own, unless you do not vote in favor of the Merger Proposal and you are entitled to demand and have properly made a demand for appraisal and do not thereafter fail to perfect, or do not effectively withdraw, or otherwise lose, your right to appraisal in accordance with Section 262 of the DGCL with respect to such shares. You will not be entitled to receive shares in the surviving corporation or in IRC as a result of the Merger.
How does the Per Share Merger Consideration compare to the market price of our Common Stock prior to the public announcement of the Merger Agreement and as of a recent trading date?
The Per Share Merger Consideration represents a premium of approximately 66% over the closing price of our Common Stock on the New York Stock Exchange of $6.92 per share on October 1, 2020, the last trading day before the public announcement that ARA entered into the Merger Agreement. On December 8, 2020, the last practicable day before the printing of this Proxy Statement, the closing price of our Common Stock on the New York Stock Exchange was $11.43 per share. You are encouraged to obtain current market quotations for our Common Stock.
What factors did the Board consider in deciding to enter into the Merger Agreement and recommending the approval of the Merger Proposal and Adjournment Proposal?
In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend our stockholders approve the Merger Proposal and the Adjournment Proposal, the Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement and the transactions contemplated thereby, including the Merger, as well as other alternatives. For a more detailed description of these factors, see the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” of this Proxy Statement.
Who is entitled to vote?
Only stockholders as of the close of business on December 4, 2020 (the “Record Date”) may vote at the Special Meeting. As of the Record Date, there were 34,543,295 shares of our Common Stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Ltd. (“Computershare”), then you are a stockholder of record (also known as a “record holder”). As a stockholder of record, you may attend and vote at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on the Record Date your shares were not registered directly in your name with Computershare but instead held by broker, bank or other nominee, then you are the beneficial owner of shares held in “street name”. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not attend the meeting or vote your shares during the meeting unless you request and obtain a “legal proxy” from your broker, bank or other nominee as described under “How do I attend and vote at the Special Meeting?”
How many votes do I have?
On each matter, you have one vote for each share of our Common Stock you owned as of the Record Date.
Will my shares of Common Stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold as the stockholder of record?
No. Because any shares of Common Stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of Common Stock you hold as the stockholder of record, any shares of Common Stock held in “street name” will not be combined for voting purposes with shares of Common Stock you hold as the stockholder of record. Similarly, if you own shares of Common Stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of Common Stock because they are held in a different form of record ownership. Shares of Common Stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Common Stock held in an individual retirement account must be voted under the rules governing the account.
If I hold my shares of Common Stock in “street name,” will my broker, trustee or other nominee vote my shares for me on the proposals to be considered at the Special Meeting?
Not without your direction. Your broker, bank or other nominee is only permitted to vote your shares of Common Stock on “non-routine” proposals if you instruct such nominee on how to vote. Under applicable stock exchange rules, brokers, trustees or other nominees only have the discretion to vote your shares on routine matters if you do not instruct such nominee on how to vote your shares with respect to such matters. Each of the proposals in this Proxy Statement are non-routine matters, and therefore brokers, trustees and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.
You should follow the procedures provided by your broker, bank or other nominee to instruct them, as applicable, to vote your shares of Common Stock. Without such instructions your shares will not be voted at the Special Meeting, which will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have an effect on the Adjournment Proposal.
How can I find the voting results of the Special Meeting?
We plan to announce preliminary voting results at the Special Meeting, and we will report final results in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“SEC”) shortly after the Special Meeting. All reports that we file with the SEC are publicly available when filed. See the section entitled “Where You Can Find More Information” of this Proxy Statement.
What constitutes a quorum?
The holders of record of a majority of the voting power of the issued and outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the Special Meeting. In accordance with Delaware law, the Board has authorized that the Special Meeting be held solely in virtual meeting format, and accordingly, stockholders and proxy holders virtually attending the Special Meeting are deemed present in person for purposes of determining the presence of a quorum. Abstentions are considered as present for the purpose of determining the presence of a quorum. If you hold your shares in “street name” and you fail to provide your broker, bank or nominee with instructions how to vote on any of the proposals before the Special Meeting, your shares will not be present at the Special Meeting for quorum purposes. If you provide your broker with instructions how to vote on one but not all of the proposals before the Special Meeting, your shares will be present at the Special Meeting for quorum purposes.
What vote is required to approve the Merger Proposal?
The affirmative vote of the holders of a majority of the shares of our Common Stock outstanding and entitled to vote as of the close of business on the Record Date is required to approve the Merger Proposal.
The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote electronically at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares of our Common Stock will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.
Pursuant to a voting and support agreement entered into on October 1, 2020 with IRC (the “Voting Agreement”), the Centerbridge Stockholders agreed, among other things and subject to certain terms and conditions, to vote a total of 17,615,836 shares of our Common Stock, or approximately 51% of the outstanding shares of our Common Stock entitled to vote at the Special Meeting, “FOR” the Merger Proposal and the Adjournment Proposal and against any alternative proposal (including any Acquisition Proposal, as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below) or any other action, agreement or transaction intended to impede or interfere with the Merger or the other transactions contemplated by the Merger Agreement or the performance of such stockholders under the Voting Agreement.
The Voting Agreement will terminate upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the amending of the Merger Agreement without the prior consent of the Centerbridge Stockholders in a manner that (a) decreases the Per Share Merger Consideration, (b) changes the form of consideration payable under the Merger Agreement to the Centerbridge Stockholders, (c) imposes any additional material restrictions on or additional conditions on the payment of the Per Share Merger Consideration to ARA’s stockholders, (d) imposes any additional material restrictions or obligations on the Centerbridge Stockholders, or (e) otherwise materially and adversely affects the Centerbridge Stockholders, (iv) the Centerbridge Stockholders and IRC mutually agreeing to such termination, (v) the conclusion of the vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and the shares held by the Centerbridge Stockholders having been voted as specified therein, or (vi) a Change of Recommendation (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below).
What vote is required to approve the Adjournment Proposal?
The affirmative vote of the holders of a majority of the voting power of the shares of our Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting is required to approve the Adjournment Proposal.
The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote electronically at the Special Meeting will not have an effect on the Adjournment Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will not have an effect on the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
What is an abstention and how will abstentions be treated?
An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” each of the Merger Proposal and the Adjournment Proposal.

What is a “broker non-vote”?
A broker non-vote occurs when shares held through a broker are voted on certain proposals but are not voted on other proposals because the broker (i) has not received voting instructions from the stockholder who beneficially owns the shares and (ii) lacks the authority to vote the shares at the broker’s discretion on such proposals. Under New York Stock Exchange rules, the Merger Proposal and the Adjournment Proposal are considered to be non-routine matters, and brokers will lack the authority to vote uninstructed shares at their discretion on such proposals. Accordingly, we do not expect any broker non-votes at the Special Meeting. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have an effect on the Adjournment Proposal.
How are votes counted?
For both the Merger Proposal and the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” each of the Merger Proposal and the Adjournment Proposal. The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote electronically at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal, but will not have an effect on the Adjournment Proposal.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you complete and submit your proxy card, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit your proxy card but do not direct how to vote on each proposal, the individuals named as proxies will vote as the Board recommends on each proposal. The individuals named as proxies will vote on any other matters properly presented at the Special Meeting in accordance with their best judgment.
How does the Board recommend that I vote?
The Board recommends that you vote your shares:
•	“FOR” the approval of the Merger Proposal; and
•	“FOR” the approval of Adjournment Proposal.
Who will count the vote?
Representatives of Computershare will tabulate the votes and act as inspectors of election.
Why did the Board decide to adopt an online format for the Special Meeting?
After consideration of the appropriate format of our Special Meeting, the Board chose a virtual meeting format for the Special Meeting in an effort to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. The virtual meeting format will allow our stockholders to engage with us at the Special Meeting from any geographic location, using any convenient Internet-connected devices, be it a phone, tablet or computer. We will be able to engage with all stockholders as opposed to just those who can afford to travel to Beverly, Massachusetts to attend an in-person meeting. During the current outbreak of the novel coronavirus (COVID-19), a virtual meeting reduces the costs and health risks associated with holding an in-person meeting and prioritizes the health and well-being of employees, stockholders and other community members.
How do I attend and vote at the Special Meeting?
Stockholders of record at the close of business on the Record Date will be able to attend the Special Meeting, vote, and submit questions during the Special Meeting by visiting www.meetingcenter.io/247826643 at the meeting date and time. We encourage you to access the Special Meeting prior to the start time. Online access will begin at 8:45 a.m., Eastern Time. The two items of information needed to access the Special Meeting from the website are the following:
Username: the 15-digit control number located in the shaded bar on the proxy card
Meeting password: ARA2020

Please have the proxy card in hand when you access the website and then follow the instructions. If you are a stockholder of record, you are already registered for the virtual meeting. If you hold your shares beneficially in street name, you must register in advance to attend the virtual meeting, vote and submit questions. To register in advance you must obtain a legal proxy from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares. You must forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to:
Computershare
American Renal Associates Holdings, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on January 4, 2021. Even if you plan to attend the Special Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.
Stockholders of record and beneficial owners who duly registered to attend the Special Meeting will be able to vote their shares and submit questions at any time during the virtual meeting by following the instructions on the website above.
If you have technical difficulties or trouble accessing the virtual meeting at any time after online access commences at 8:45 a.m., Eastern Time, on the date of the Special Meeting, please access the support link provided on the website.
How do I vote my shares without attending the Special Meeting?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may authorize a proxy to vote on your behalf at the Special Meeting. Specifically, you may authorize a proxy:
•
By Internet—You may submit your proxy by going to www.investorvote.com/ARA and by following the instructions on how to complete an electronic proxy card. You will need the 15-digit number included on your proxy card in order to vote by Internet.

•
By Telephone—You may submit your proxy by dialing 1-800-652-8683 and by following the recorded instructions. You will need the 15-digit number included on your proxy card in order to vote by telephone.

•
By Mail—You may vote by mail by signing and dating the enclosed proxy card where indicated and by returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity. Proxy cards with respect to shares held of record must be received no later than 5:00 p.m. Eastern Time on January 13, 2021.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of your broker, bank or similar organization, you should have received voting instructions from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with this Proxy Statement, or contact your broker, bank or other nominee to request a proxy form.
What does it mean if I receive more than one proxy card on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please vote once for each proxy card you receive.

May I change my vote or revoke my proxy?
Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:
•	voting by Internet or telephone at a later time than your previous vote and prior to the vote at the Special Meeting;
•	mailing a properly signed proxy card that has a later date than your previous vote and that is received no later than 5:00 p.m. Eastern Time on January 13, 2021;
•
delivering, by no later than 5:00 p.m. Eastern Time on January 13, 2021, a written statement to that effect to our Secretary at our offices at American Renal Associates Holdings, Inc., 500 Cummings Center, Suite 6550, Beverly, Massachusetts 01915, prior to your shares being voted; or

•
attending the Special Meeting and voting. Any stockholder of record as of the Record Date attending the Special Meeting may vote his or her shares electronically at the Special Meeting, whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy.

If your shares are held by your broker, bank or similar organization, please refer to information from that organization on how to revoke or submit new voting instructions.
Please note that if you want to revoke your proxy by mailing a new proxy card to ARA or by sending a written notice of revocation to ARA, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by ARA before the Special Meeting. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the Special Meeting and, in the case of Internet or telephonic voting instructions, must be received before 5:00 p.m. Eastern Time on January 13, 2021.
Could other matters be decided at the Special Meeting?
As of the date of this Proxy Statement, we do not know of any matters to be raised at the Special Meeting other than the Merger Proposal and the Adjournment Proposal. If other matters are properly presented at the Special Meeting for consideration and you are a stockholder of record and have voted by Internet, telephone or mail, the named proxies will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
ARA will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees (for no additional compensation) in person or by telephone, e-mail or other means of communication. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
What happens if I do not vote?
The required vote to approve the Merger Proposal is based on the total number of shares of Common Stock outstanding and entitled to vote as of the close of business on the Record Date, not just the shares that are voted at the Special Meeting. If you do not vote, it will have the same effect as a vote “AGAINST” the Merger Proposal.
The required vote to approve the Adjournment Proposal is based on the total number of shares that are present in person or represented by proxy and entitled to vote at the Special Meeting. As a result, if a quorum is otherwise present but you are not present in person or represented by proxy and do not vote, it will not have an effect on the Adjournment Proposal.
What is the deadline for voting my shares?
If you hold shares as the stockholder of record, your vote must be received before the polls close during the Special Meeting. Internet and telephone voting by proxy will close at 11:59 p.m., Eastern Time, on January 13, 2021, the day before the Special Meeting.
If you are the beneficial owner of shares held through a broker, bank or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.

What is a proxy?
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Common Stock is called a “proxy card.”
If a stockholder gives a proxy, how are the shares voted?
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, known as your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process, or when filling out your proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.
If you properly submit a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” each of the Merger Proposal and the Adjournment Proposal, in accordance with the recommendations of the Board.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within ARA or to third parties, except: (i) as necessary to meet applicable legal requirements; (ii) to allow for the tabulation of votes and certification of the votes; and (iii) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to management.
What if I do not specify how my shares are to be voted?
If you properly submit a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” each of the Merger Proposal and the Adjournment Proposal, in accordance with the recommendations of the Board.
What happens if I sell or otherwise transfer my shares of Common Stock before the consummation of the Merger?
If you sell or transfer your shares of our Common Stock before the consummation of the Merger, you will have transferred your right to receive the Per Share Merger Consideration, without interest and less any applicable withholding taxes, in the Merger. You will also lose the right to demand appraisal in connection with the Merger. In order to receive the Per Share Merger Consideration, without interest and less any applicable withholding taxes, you must hold your shares of our Common Stock through consummation of the Merger.
The Record Date for stockholders entitled to vote at the Special Meeting is earlier than the date the Merger is anticipated to be consummated. Accordingly, if you sell or transfer your shares of Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies ARA in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, without interest and less any applicable withholding taxes, if the Merger is consummated, to the person to whom you sell or transfer your shares of our Common Stock, but you will have retained your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Common Stock after the Record Date, we encourage you to complete, date, sign and return the enclosed proxy card or vote your shares via the Internet or telephone.
When do you expect the Merger to be consummated?
We currently anticipate that the Merger will be consummated in the first quarter of 2021, assuming satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, it is possible that factors outside the control of ARA and IRC could result in the Merger being consummated at a later time or not at all.
What effects will the Merger have on ARA?
We are currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and our Common Stock is listed on New York Stock Exchange under the symbol “ARA”. If the Merger is consummated, ARA will cease to be a publicly traded company and will become a wholly owned subsidiary of IRC, and our Common Stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

What happens if the Merger is not consummated?
If the Merger Proposal is not approved by our stockholders or if the Merger is not consummated for any other reason, ARA stockholders will retain their shares of our Common Stock and will not receive any payment for such shares. Instead, ARA will remain a publicly traded company, our Common Stock will continue to be listed and traded on the New York Stock Exchange, and we will continue to be registered under the Exchange Act and file periodic reports with the SEC.
Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible that the price of our Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our Common Stock would return to the price at which it trades as of the date of this Proxy Statement.
Under specified circumstances, we may be required to pay IRC a termination fee, or may be entitled to receive a reverse termination fee from IRC, upon the termination of the Merger Agreement as described in the section entitled “The Merger Agreement—Termination Fees” of this Proxy Statement.
Do any directors or executive officers have interests in the Merger that may differ from those of ARA stockholders generally?
In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Proposal be approved by our stockholders. For a description of the interests of our directors and executive officers in the Merger, see “The Merger—Interests of the Directors and Executive Officers of ARA in the Merger.”
Will I be subject to U.S. federal income tax upon the exchange of Common Stock for cash pursuant to the Merger?
The exchange of our Common Stock for cash pursuant to the Merger generally will require a “U.S. Holder” (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” of this Proxy Statement, below) to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by such U.S. Holder pursuant to the Merger (determined before deduction for any applicable withholding taxes) and such U.S. Holder’s adjusted tax basis in the shares of our Common Stock surrendered pursuant to the Merger. A “Non-U.S. Holder” (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” of this Proxy Statement, below) generally will not be subject to U.S. federal income tax with respect to the exchange of our Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States. We recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction or other tax laws. A further discussion of the material U.S. federal income tax consequences of the Merger for holders of Common Stock is provided in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
What will the holders of ARA stock options, restricted stock and restricted stock unit awards receive in the Merger?
Immediately prior to the Effective Time, each option to purchase shares of our Common Stock that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of our Common Stock underlying the option multiplied by the excess, if any, of the Per Share Merger Consideration over the applicable per share exercise price of the option, less applicable withholding taxes. Options with a per share exercise price equal to or exceeding the Per Share Merger Consideration will be cancelled without payment.
Immediately prior to the Effective Time, each award of restricted stock and restricted stock units covering shares of our Common Stock that is outstanding immediately prior to the Effective Time will vest in full (to the extent unvested) and will be cancelled and converted into the right to receive a cash payment equal to the product of the Per Share Merger Consideration and the aggregate number of shares of our Common Stock subject to the award, less applicable withholding taxes.

Am I entitled to appraisal rights instead of receiving the Per Share Merger Consideration for my shares of Common Stock under the DGCL?
Yes. As a holder of Common Stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger if you take certain actions and meet certain conditions. Under the DGCL, stockholders who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery, but only if they comply fully with all applicable requirements of the DGCL, which are summarized in this Proxy Statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the Per Share Merger Consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to ARA before the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Failure to follow exactly the procedures and requirements specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this Proxy Statement is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Proxy Statement as Appendix C. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. See the section entitled “The Merger—Appraisal Rights” of this Proxy Statement.

THE COMPANIES
American Renal Associates Holdings, Inc.
ARA is a Delaware corporation with principal executive offices located at 500 Cummings Center, Suite 6550, Beverly, Massachusetts 01915, telephone number (978) 922-3080. ARA is a leading provider of outpatient dialysis services in the United States for patients suffering from chronic kidney failure (also known as end stage renal disease) and other kidney diseases. As of September 30, 2020, ARA operated 248 dialysis clinic locations in 27 States and the District of Columbia serving approximately 16,900 patients. ARA operates principally through a physician partnership model, in which it partners with local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and support, hiring the best possible staff and providing best practices management. Our Common Stock is listed on the New York Stock Exchange under the symbol “ARA”. Additional information about ARA is contained in certain of its public filings that are incorporated by reference herein. See the section entitled “Where You Can Find More Information” of this Proxy Statement.
IRC Superman Midco, LLC
IRC is a Delaware limited liability company and affiliate of Nautic Partners, LLC (“Nautic”), a middle-market private equity firm with a history of investing in healthcare businesses, and Innovative Renal Care, LLC (“Innovative Renal Care”), a platform entity funded by Nautic focused on building a more integrated and patient-centric kidney care business. IRC’s mailing address is IRC Superman Midco, LLC c/o Nautic Partners, 50 Kennedy Plaza, 17th Floor, Providence, RI 02903, telephone number: (401) 278-6387. Innovative Renal Care’s offices are located at 3102 West End Avenue, Suite 1100, Nashville, TN 37203.
Superman Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly owned subsidiary of IRC. It was formed on September 28, 2020 solely for the purpose of entering into the Merger Agreement and effecting the transactions contemplated thereby, including the Merger. Merger Sub’s mailing address is Superman Merger Sub, Inc. c/o Nautic Partners, 50 Kennedy Plaza, 17th Floor, Providence, RI 02903, telephone number: (401) 278-6387.

THE SPECIAL MEETING
We are furnishing this Proxy Statement to the ARA stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting or any adjournment or postponement thereof. This Proxy Statement provides the ARA stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting or any adjournment or postponement thereof.
DATE AND TIME OF THE SPECIAL MEETING
This Proxy Statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on Thursday, January 14, 2021 at 9:00 a.m., Eastern Time, or at any adjournment or postponement thereof. The Special Meeting will be held online at www.meetingcenter.io/247826643.
PURPOSE OF THE SPECIAL MEETING
At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on (i) the Merger Proposal and (ii) Adjournment Proposal. If our holders of Common Stock fail to adopt the Merger Agreement by approving the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A, and the material provisions of the Merger Agreement are described under the section entitled “The Merger Agreement” of this Proxy Statement.
This Proxy Statement and the enclosed form of proxy are first being mailed to our stockholders on or about December 15, 2020.
RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM
Only stockholders of record as of the close of business on December 4, 2020, the Record Date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the Special Meeting will be available in our offices located at 500 Cummings Center, Suite 6550, Beverly, Massachusetts 01915, during regular business hours for a period of at least 10 days before the Special Meeting and will be available on the Special Meeting website at www.meetingcenter.io/247826643 during the Special Meeting.
As of the Record Date, there were 34,543,295 shares of our Common Stock outstanding and entitled to vote at the Special Meeting.
A quorum of stockholders is necessary to transact business at the Special Meeting. Our Amended and Restated Bylaws (the “Bylaws”) provide that the presence at the Special Meeting, by remote communication (if authorized by the Board) or represented by proxy, of the holders of record of a majority of the shares of our Common Stock outstanding and entitled to vote at the meeting (17,271,648 shares) will constitute a quorum for ARA to transact business at the Special Meeting. In general, shares of our Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Special Meeting for purposes of determining a quorum. Shares represented by proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the Special Meeting for purposes of determining a quorum. If you hold your shares of Common Stock in “street name” and you fail to provide your broker, bank or nominee with instructions how to vote such shares of Common Stock on any of the proposals before the Special Meeting, your shares of Common Stock will not be deemed to be present at the Special Meeting for quorum purposes. If you provide your broker, bank or nominee with instructions how to vote on one but not all of the proposals before the Special Meeting, your shares of Common Stock will be deemed to be present at the Special Meeting for quorum purposes.
In the event that a quorum is not present at the Special Meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies, and a quorum will have to be established at such adjourned date.
VOTE REQUIRED
Each share of Common Stock issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of our Common Stock outstanding and entitled to vote as of the close of business on the Record Date. Adoption of the Merger Agreement by our stockholders is a condition to the closing of the Merger.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of our Common Stock representing a majority of the voting power of the shares of our Common Stock present in person or represented by proxy and entitled to vote on the matter at the Special Meeting.
The failure of any ARA stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote electronically at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. For shares held in “street name,” the failure of any ARA stockholder to instruct the broker, bank or other nominee on how to vote such shares of Common Stock will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.
The failure of any ARA stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote electronically at the Special Meeting will not have an effect on the Adjournment Proposal. For shares held in “street name,” the failure of any ARA stockholder to instruct the broker, bank or other nominee on how to vote such shares of Common Stock will not have an effect on the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS
As of the close of business on the Record Date, directors and executive officers of ARA and their affiliates beneficially owned and were entitled to vote, in the aggregate, 2,162,656 shares of our Common Stock, which represented approximately 6.3% of the shares of our Common Stock that would have been entitled to vote at the Special Meeting if held as of that date. Our directors and executive officers have informed us that they currently intend to vote all of their shares of Common Stock (i) “FOR” the Merger Proposal and (ii) “FOR” the Adjournment Proposal, although none of them is obligated to do so.
On October 1, 2020, certain direct and indirect stockholders of ARA representing ownership of approximately 51% of the outstanding shares of our Common Stock (the “Centerbridge Stockholders”), entered into the Voting and Support Agreement with IRC, pursuant to which, among other things and subject to the terms and conditions therein, such stockholders agreed to vote their shares of our Common Stock in favor of the Merger Proposal and against any alternative proposal (including an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—Stockholders Meeting and Related Actions” of this Proxy Statement, below)) or any other action, agreement or transaction intended to impede or interfere with the Merger or the other transactions contemplated by the Merger Agreement or the performance of such stockholders under the Voting Agreement.
VOTING; PROXIES
Attendance
Stockholders of record at the close of business on the Record Date will be able to attend the Special Meeting, vote, and submit questions during the Special Meeting by visiting www.meetingcenter.io/247826643 at the meeting date and time. We encourage you to access the Special Meeting prior to the start time. Online access will begin at 8:45 a.m., Eastern Time. The two items of information needed to access the Special Meeting from the website are the following:
•	Username: the 15-digit control number located in the shaded bar on the proxy card
•	Meeting password: ARA2020
Please have the proxy card in hand when you access the website and then follow the instructions. If you are a stockholder of record, you are already registered for the virtual meeting. If you hold your shares beneficially in street name, you must register in advance to attend the virtual meeting, vote and submit questions. To register in advance you must obtain a legal proxy from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares. You must forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to:
Computershare
American Renal Associates Holdings, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on January 4, 2021. Even if you plan to attend the virtual meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the meeting.
Stockholders of record and beneficial owners who duly registered to attend the Special Meeting will be able to vote their shares and submit questions at any time during the virtual meeting by following the instructions on the website above.
If you have technical difficulties or trouble accessing the virtual meeting at any time after online access commences at 8:45 a.m., Eastern Time, on the date of the Special Meeting, please access the support link provided on the website.
Providing Voting Instructions by Proxy
To ensure that your shares of Common Stock are voted at the Special Meeting, we recommend that you provide voting instructions by proxy as soon as possible, whether or not you plan to attend the virtual Special Meeting.
Shares of Common Stock Held by a Record Holder
If you are a stockholder of record and your shares of Common Stock are registered in your name with our transfer agent, Computershare, you may provide voting instructions by proxy using one of the methods described below.
Submit a Proxy by Telephone or via the Internet. This Proxy Statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares of Common Stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone.
Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the Special Meeting, your shares of Common Stock will be voted in the manner directed by you on your proxy card.
Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Merger Proposal and the Adjournment Proposal. If you fail to return your proxy card and you are a holder of record as of the close of business on the Record Date, the effect of such failure to vote will be that your shares of Common Stock will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, will have the same effect as a vote “AGAINST” the Merger Proposal and will not have an effect on the vote regarding the Adjournment Proposal.
Shares of Common Stock Held in “Street Name”
If your shares of Common Stock are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. You may vote through your broker, bank or other nominee by completing and returning the voting instruction form provided by your broker, bank or other nominee, or over the Internet or by telephone through your broker, bank or other nominee if such a service is provided by them to you. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee.
Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your shares on “routine” matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. Each of the Merger Proposal and the Adjournment Proposal are “non-routine” matters. Therefore, your broker, bank or other nominee cannot vote on these proposals without your instructions. If you hold your shares of Common Stock in “street name” and you fail to instruct your broker, bank or other nominee on how to vote your shares, this will have the same effect as a vote “AGAINST” the Merger Proposal but will not have an effect on the Adjournment Proposal, and such shares will not be deemed to be present at the Special Meeting for quorum purposes. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal and the Adjournment Proposal but will be deemed to be present at the Special Meeting for quorum purposes.

REVOCABILITY OF PROXIES
Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:
•	voting by Internet or telephone at a later time than your previous vote and prior to the vote at the Special Meeting;
•	mailing a properly signed proxy card that has a later date than your previous vote and that is received no later than 5:00 p.m. Eastern Time on January 13, 2021;
•
delivering, by no later than 5:00 p.m. Eastern Time on January 13, 2021, a written statement to that effect to our Secretary at our offices at American Renal Associates Holdings, Inc., 500 Cummings Center, Suite 6550, Beverly, Massachusetts 01915, prior to your shares being voted; or

•
attending the Special Meeting and voting. Any stockholder of record as of the Record Date attending the Special Meeting may vote his or her shares electronically at the Special Meeting, whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Special Meeting will not constitute revocation of a previously given proxy.

If your shares of Common Stock are held in “street name” by your broker, bank or similar organization, please refer to information from that organization on how to revoke or submit new voting instructions.
Please note that if you want to revoke your proxy by mailing a new proxy card to ARA or by sending a written notice of revocation to ARA, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by ARA before the Special Meeting. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the Special Meeting and, in the case of Internet or telephonic voting instructions, must be received before 5:00 p.m. Eastern Time on January 13, 2021.
ABSTENTIONS
An abstention occurs when a stockholder attends a meeting, either by remote communication or represented by proxy, but does not vote or affirmatively votes “ABSTAIN” on a proposal. Abstentions will be included in the calculation of the number of shares of Common Stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal and the Adjournment Proposal.
ADJOURNMENTS AND POSTPONEMENTS
Although it is not currently expected, subject to certain restrictions in the Merger Agreement, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Under our Bylaws, the Special Meeting may be postponed by the Board at any time in advance of the meeting, or by the chairperson of the Special Meeting, whether or not a quorum is present. If the Board fixes a new record date for the adjourned meeting, or if the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting as of such new record date. In addition, the Board could postpone the Special Meeting before it commences. If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as so adjourned or postponed.
In the event that there is present at the Special Meeting, by remote communication or represented by proxy, sufficient favorable voting power to secure the vote of our stockholders necessary to adopt the Merger Agreement by approving the Merger Proposal, we do not anticipate that we will adjourn or postpone the Special Meeting.
BOARD RECOMMENDATION
The Board, after considering various factors described under the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” of this Proxy Statement, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of ARA and its stockholders, and directed that the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, be submitted to the stockholders of ARA for their adoption.

The Board unanimously recommends that you vote (i) “FOR” the Merger Proposal and (ii) “FOR” the Adjournment Proposal.
SOLICITATION OF PROXIES
The Board is soliciting your proxy, and we will bear the cost of this solicitation of proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our Common Stock.
Proxies may be solicited by mail, personal interview, e-mail, telephone, facsimile or via the Internet, without additional compensation, by certain of ARA’s directors, officers and employees.
ANTICIPATED DATE OF CONSUMMATION OF THE MERGER
We currently anticipate that the Merger will be consummated no later than the first quarter of 2021, assuming satisfaction or waiver of all of the conditions to the Merger. However, because the Merger is subject to certain conditions, it is possible that factors outside the control of ARA and IRC could result in the Merger being consummated at a later time or not at all.
HOUSEHOLDING OF SPECIAL MEETING MATERIALS
Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request to American Renal Associates Holdings, Inc., Attention: Corporate Secretary, 500 Cummings Center, Suite 6550, Beverly, Massachusetts 01915, telephone: (978) 922-3080. Any stockholder who wants to receive separate copies of proxy materials in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact such stockholder’s broker, bank or other nominee, or the stockholder may contact ARA at the above address and phone number.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement, the documents that we refer to in this Proxy Statement and information included in oral statements or other written statements made or to be made by us or on our behalf contains certain information, including financial estimates and statements as to, among other things, the expected timing, completion and effects of the proposed merger between ARA and IRC, which may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, and actual results may materially differ. All statements other than statements of historical fact or relating to present facts or current conditions included in this Proxy Statement, the documents to which we refer in this Proxy Statement and information included in oral statements or other written statements made or to be made by us or on our behalf are forward-looking statements. Such forward-looking statements include, among others, ARA’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should” and other similar words.
The forward-looking statements contained in this Proxy Statement, the documents to which we refer in this Proxy Statement and information included in oral statements or other written statements made or to be made by us or on our behalf, including without limitation statements regarding the anticipated benefits and effects of the anticipated merger of ARA and IRC, are based on assumptions that ARA has made in light of its industry experience and its perceptions of historical trends, current conditions, expected future developments and other factors that ARA believes are appropriate under the circumstances. These statements are not guarantees of performance or results. These assumptions and ARA’s future performance or results involve risks and uncertainties, many of which are beyond ARA’s control. Such risks and uncertainties include, among others:
•
the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Merger; the failure by IRC or Merger Sub to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the Merger;

•	the risk that the Merger Agreement may be terminated in circumstances requiring ARA to pay a termination fee;
•	the risk that the Merger disrupts ARA’s current plans and operations or diverts management’s attention from its ongoing business;
•
the effect of the announcement of the Merger on the ability of ARA to retain and hire key personnel and maintain relationships with its customers, suppliers, physician partners and others with whom it does business;

•	the effect of the announcement of the Merger on ARA’s operating results and business generally;
•	the amount of costs, fees and expenses related to the Merger;
•	the risk that ARA’s stock price may decline significantly if the Merger is not consummated;
•	the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against ARA and others;
•	the effect of the ongoing COVID-19 pandemic and responses thereto;
•	the effect of the restatement of ARA’s previously issued financial results and related matters and the related investigation by the Securities and Exchange Commission (the “SEC”);
•	ARA’s ability to remediate material weaknesses in ARA’s internal control over financial reporting;
•
continuing decline in the number of patients with commercial insurance or any regulatory or other changes leading to changes in the ability of patients with commercial insurance coverage to receive charitable premium support;

•
decline in commercial payor reimbursement rates; reduction of government-based payor coverage and reimbursement rates or insufficient rate increases or adjustments that do not cover all of ARA’s operating costs;

•	ARA’s ability to successfully develop de novo clinics, acquire existing clinics and attract new nephrologist partners;
•	ARA’s ability to compete effectively in the dialysis services industry; the performance of ARA’s joint venture subsidiaries and their ability to make distributions to ARA;
•	federal or state healthcare laws that could adversely affect ARA;
•
ARA’s ability to comply with all of the complex federal, state and local government regulations that apply to its business, including those in connection with federal and state anti-kickback laws and state laws prohibiting the corporate practice of medicine or fee-splitting;

•	heightened federal and state investigations and enforcement efforts;
•	changes in the availability and cost of erythropoietin-stimulating agents and other pharmaceuticals used in ARA’s business;
•	development of new technologies or government regulation that could decrease the need for dialysis services or decrease ARA’s in-center patient population;
•	ARA’s ability to timely and accurately bill for ARA’s services and meet payor billing requirements;
•
claims and losses relating to malpractice, professional liability and other matters; the sufficiency of ARA’s insurance coverage for those claims and rising insurances costs, and negative publicity or reputational damage arising from such matters;

•	loss of any members of ARA’s senior management;
•	damage to ARA’s reputation or ARA’s brand and ARA’s ability to maintain brand recognition;
•	ARA’s ability to maintain relationships with its medical directors and renew its medical director agreements;
•	shortages of qualified skilled clinical personnel, or higher than normal turnover rates; competition and consolidation in the dialysis services industry;
•
deterioration in economic conditions, particularly in states where we operate a large number of clinics, or disruptions in the financial markets or the effects of natural or other disasters, public health crises or adverse weather events;

•	the participation of ARA’s physician partners in material strategic and operating decisions and ARA’s ability to favorably resolve any disputes;
•	ARA’s ability to honor obligations under the joint venture operating agreements with its physician partners were they to exercise certain put rights and other rights;
•	unauthorized disclosure of personally identifiable, protected health or other sensitive or confidential information;
•	ARA’s ability to meet its obligations and comply with restrictions under its substantial level of indebtedness; and
•	the ability of ARA’s principal stockholder, whose interests may conflict with yours, to strongly influence or effectively control ARA’s corporate decisions.
For additional information, please see ARA’s filings with the SEC. Additional factors or events that could cause ARA’s actual performance to differ from these and other forward-looking statements may emerge from time to time, and it is not possible for ARA to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, ARA’s actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements.
Any forward-looking statement made in this Proxy Statement, the documents to which we refer in this Proxy Statement and information included in oral statements or other written statements made or to be made by us or on our behalf speaks only as of the date on which it is made. ARA undertakes no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required by law.

THE MERGER
This discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement as Appendix A and incorporated by reference into this Proxy Statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.
CERTAIN EFFECTS OF THE MERGER ON ARA
If the Merger Agreement is adopted by the ARA stockholders and all other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will merge with and into ARA, with ARA continuing as the surviving corporation and a wholly owned subsidiary of IRC.
At the Effective Time, each share of our Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares (as defined in the section entitled “Summary—Merger Consideration” of this Proxy Statement, above) and Dissenting Shares (as defined in the section entitled “General Information” of this Proxy Statement, below)) will be converted automatically into the right to receive the Per Share Merger Consideration (as defined in the section entitled “The Merger—Merger Consideration” of this Proxy Statement, below), without interest and less any applicable withholding taxes. If the Merger is consummated, you will no longer own any shares of capital stock of ARA as of the Effective Time.
Our Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is listed on the New York Stock Exchange under the symbol “ARA”. If the Merger is consummated, ARA will cease to be a publicly traded company and will become a wholly owned subsidiary of IRC, and our Common Stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.
EFFECT ON ARA IF THE MERGER IS NOT CONSUMMATED
If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, ARA stockholders will continue to hold their shares of Common Stock and will not receive any payment for such shares of Common Stock. Instead, ARA will remain a public company, our Common Stock will continue to be listed and traded on the New York Stock Exchange, and we will continue to be registered under the Exchange Act and file periodic reports with the Securities and Exchange Commission (the “SEC”).
Furthermore, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible that the price of our Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our Common Stock would return to the price at which it trades as of the date of this Proxy Statement.
Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our Common Stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, assets, operating results, financial condition, prospects and business strategy, among other things, and make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to ARA or its stockholders will be offered or that our business, prospects or results of operations will not be adversely impacted.
In addition, under specified circumstances, we may be required to pay IRC a termination fee upon the termination of the Merger Agreement, as described under the section entitled “The Merger Agreement—Termination Fees” of this Proxy Statement.
MERGER CONSIDERATION
Upon consummation of the Merger, at the Effective Time, by virtue of the Merger and without any action on the part of IRC, Merger Sub or ARA or their respective stockholders, each outstanding share of our Common Stock (excluding Cancelled Shares and Dissenting Shares), will be converted into the right to receive $11.50 in cash (the “Per Share Merger Consideration”), without interest and less any applicable withholding taxes. From and after the Effective Time, all of the shares of Common Stock converted into the right to receive the Per Share Merger Consideration, without interest and less any applicable withholding taxes, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a Book-Entry Share outstanding immediately prior to the Effective Time previously representing any such shares of Common Stock will thereafter cease to have any rights with respect to such securities other than the right to receive, the Per Share Merger Consideration, without interest and less any applicable withholding taxes.
As described further under the section entitled “The Merger Agreement—Payment for Common Stock” of this Proxy Statement, prior to the Effective Time, IRC will deposit or cause to be deposited, with a recognized financial institution as paying agent (selected by IRC with ARA’s prior written approval), cash in an amount necessary to pay the aggregate Merger Consideration payable to all of the holders of Common Stock (including Book-Entry Shares but excluding Cancelled Shares) outstanding immediately prior to the Effective Time, and holders of ARA options, restricted stock unit awards and restricted stock awards. Promptly following the Effective Time and in any event no later than the second business day following the Effective Time, you will receive a letter of transmittal specifying instructions for transfer of your shares of Common Stock (including Book-Entry Shares but excluding Cancelled Shares) to the paying agent in order to receive the Per Share Merger Consideration, without interest and less any applicable withholding taxes, for each share of our Common Stock.
After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Per Share Merger Consideration, without interest and less any applicable withholding taxes, but you will no longer have any rights as an ARA stockholder as a result of the Merger (except with respect to Dissenting Shares), nor will you be entitled to receive any shares in IRC or the surviving corporation.
BACKGROUND OF THE MERGER
The Board and management continually evaluate the Company’s business and financial plans and prospects. As part of this evaluation, the Board and management also periodically consider strategic alternatives to maximize value for the Company’s stockholders. In particular, the Board and management have considered a number of potential strategic transactions, including at times evaluating a potential sale of the Company, to seek to enhance value for the Company’s stockholders.
In December 2019, the Board established a transaction committee of the Board (the “Transaction Committee”), initially composed of Mr. Thomas Erickson, Mr. Jared Hendricks and Mr. Steven Silver, to assist the Board in fulfilling its responsibilities relating to the review, evaluation and negotiation of potential strategic alternatives that could be available to the Company, including the review of the Company’s standalone business plan. The remaining members of the Board were invited to attend any meetings of the Transaction Committee.
Between late December 2019 and late February 2020, Nautic Partners, LLC (“Nautic”) submitted multiple letters to the Board containing written non-binding proposals from Nautic and its affiliates (including its wholly-owned platform company Innovative Renal Care, LLC (“IRC”)) to acquire all of the outstanding common stock of the Company. The per share purchase price reflected in such proposals ranged from $13 per share in cash to $14.25 per share in cash (representing a 34.6% to 52.9% premium over the Company’s then-most recent closing share price), with all of the Company’s stockholders to receive the same per-share merger consideration. During such period the Board evaluated Nautic’s proposals and from time to time provided feedback to Nautic with respect to such proposals. Nautic’s proposals indicated that Fresenius Medical Care Holdings, Inc. (“Fresenius”) would participate in the debt financing and that Nautic had been engaged in discussions with Fresenius concerning a back-to-back sale of certain of the Company’s clinics to Fresenius (the “Subsequent Transaction”) in conjunction with the proposed transaction. Nautic also proposed that the definitive merger agreement include (i) a 40-day go-shop period, (ii) a two-tiered termination fee, with a lower termination fee payable by the Company for terminations during the go-shop period of an amount equal to 1.25% of equity value and a higher termination fee payable by the Company for terminations following the go-shop period of an amount equal to 3% of equity value, and (iii) a reverse termination fee payable by Nautic if the transaction did not close of an amount equal to 6% of equity value.
In December 2019, the Board determined to invite Goldman Sachs & Co. LLC (“Goldman Sachs”), in light of Goldman Sachs’ expertise and experience with the healthcare industry and its qualifications and reputation in the investment community, to advise the Board concerning Nautic’s offer and other strategic alternatives and, at the direction of the Board, to evaluate the solicitation of interest from potential third-party acquirers in order to further inform the Board’s decision-making.
On December 26, 2019 and January 27, 2020, the Company negotiated and entered into a customary confidentiality agreement with each of Nautic (the “Nautic NDA”) and Fresenius (the “Fresenius NDA”),

respectively, to facilitate further discussions with respect to a potential strategic transaction. The Nautic NDA was later amended to clarify limitations on Nautic’s ability to disclose certain information to Fresenius. Each of the Nautic NDA and the Fresenius NDA included a customary standstill provision. The Company subsequently provided diligence information and conducted in-person due diligence meetings with representatives of Nautic.
On January 13, 2020, representatives of Goldman Sachs delivered a relationship disclosure letter to the Board providing information regarding certain of Goldman Sachs’ relationships with Centerbridge and Fresenius, and certain of their affiliates and portfolio companies, which the Board did not believe would adversely affect its independence.
On January 27, 2020 after Nautic increased its proposal to $14.25 per share in cash, the Company negotiated and entered into an exclusivity agreement with Nautic, pursuant to which the Company agreed to work exclusively with Nautic with respect to a potential transaction until February 25, 2020. The parties agreed, among other things, that the closing of the transaction would not be conditioned upon the signing, approval or closing of the Subsequent Transaction (or any other matter related to a transaction with Fresenius) or any transaction with any other person, and that Nautic’s exclusivity would terminate upon Nautic’s failure to continue to negotiate the transaction at a price per share of $14.25, with Nautic required to reaffirm that price per share weekly to continue exclusivity.
On February 4, 2020, the Company negotiated and entered into a customary clean team confidentiality agreement with Nautic (on behalf of itself and its affiliates, including IRC) and Fresenius and opened the “clean room” of the Company’s online data room in order to share additional highly confidential information of the Company with a limited pool of representatives of Nautic and Fresenius.
Also on February 4, 2020, at the direction of the Board, representatives of the Company delivered to representatives of Nautic an initial draft merger agreement for an acquisition of all of the outstanding common stock of the Company.
On February 17, 2020, Nautic submitted a revised proposal to the Board, including a mark-up of the draft merger agreement, with respect to the proposed transaction that indicated a reduced purchase price of $13.00 per share in cash (which represented a 44.1% premium over the Company’s closing share price of $9.02 on February 14, 2020). Nautic’s proposal indicated that the per share offer had been reduced from their prior bid due to additional operating expense identified in business due diligence. The proposal also reflected that Nautic expected the closing of the proposed transaction and the Subsequent Transaction to be cross-conditioned on each other. In light of the reduced valuation relative to Nautic’s prior proposal and the increased closing risk in conditioning a transaction on a sale of clinics to Fresenius, the Board determined to cease negotiations and terminate exclusivity with Nautic and instruct Nautic and Fresenius to return or destroy all copies of the Company’s proprietary information pursuant to the terms of their respective confidentiality agreements. Nautic subsequently requested an extension of the document destruction deadline and proposed on March 9th to continue negotiating a potential transaction. The Board decided not to reengage in discussions with Nautic and Fresenius and directed the Company’s management to focus on its stand-alone operations and market volatility.
In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. As a provider of essential healthcare services, the Company was significantly exposed to the health and economic effects of COVID-19 and had seen a significant impact on its employees, patients and business operations. Between March 2020 and early July 2020, the Company focused on executing its standalone business plan against the backdrop of the COVID-19 pandemic.
On July 9, 2020, Nautic submitted a letter to the Company containing a written non-binding proposal (the “July 9 Proposal”) to acquire all of the outstanding common stock of the Company for $10.00 per share in cash (representing a 51.3% premium over the Company’s closing share price of $6.61 on July 8, 2020). The July 9 Proposal contemplated that each of HPS Investment Partners, LLC (“HPS”) and Fresenius would provide debt financing, and that the Subsequent Transaction with Fresenius would occur following the closing of Nautic’s acquisition of the Company and that the transaction and the Subsequent Transaction would not be cross-conditioned.
On July 10, 2020, the Transaction Committee held a special telephonic meeting to discuss the July 9 Proposal. The Transaction Committee determined that following the departure of Steven Silver from the Board, Dr. Jeremy Gelber would fill Mr. Silver’s seat on the Transaction Committee in light of Dr. Gelber’s experience in transactional work and the healthcare industry.

On July 11, 2020, the Board held a special telephonic meeting, at which certain members of Company management and representatives of Latham & Watkins LLP (“Latham & Watkins”), the Company’s outside legal counsel, were present, to discuss the July 9 Proposal. Representatives of Latham & Watkins provided an overview of the Board’s fiduciary duties under Delaware law, including with respect to the July 9 Proposal. Members of the Board then discussed the valuation included in the July 9 Proposal, as well as conditionality and deal certainty. The Board directed the Transaction Committee to further evaluate the July 9 Proposal and to explore whether it presented a viable transaction opportunity for the Company.
Between July 12, 2020 and July 17, 2020, the Board and management further discussed the July 9 Proposal with the Company’s advisors and instructed them to negotiate for higher value, increased closing certainty, and reduced regulatory approval risk. In particular, the Board focused on potential regulatory approval risk attributable to the Subsequent Transaction and Fresenius providing debt financing in connection with the proposed transaction. The Board was concerned that review of the Subsequent Transaction and Nautic’s acquisition of the Company together would introduce regulatory scrutiny that would not be faced if evaluating Nautic’s acquisition of the Company on its own. During this period, Dr. Gelber and representatives of Latham & Watkins discussed the views of the Board with Nautic, Fresenius and their respective advisors, including with respect to deal certainty, valuation and structure.
On July 18, 2020 Nautic submitted a revised proposal (the “July 18 Proposal”) with an increased valuation for the Company at $10.50 per share (representing a 53.5% premium over the Company’s closing share price of $6.84 on July 17, 2020). Nautic indicated in the July 18 Proposal that no debt financing would be provided by Fresenius but that Nautic was still considering a Subsequent Transaction for the sale of up to 40 clinics to Fresenius. Nautic also proposed enhanced antitrust clearance procedures in the July 18 Proposal intended to reduce regulatory approval risk and increase deal certainty given the proposed Subsequent Transaction. In particular, Nautic indicated that it would agree to a “hell-or-high water” type antitrust covenant in the merger agreement by which Nautic would agree to whatever conditions necessary to ensure the requisite antitrust approvals. In addition, Nautic proposed that the Company would be entitled to terminate the Nautic-Company transaction and receive the 6% of equity value reverse termination fee in the event that either (a) the outside date, which was proposed to be 270 days from signing of a definitive agreement, is reached and the transaction would be able to close but for antitrust approval or (b) the receipt of a decision from the FTC that it intended to sue to enjoin the Nautic-Company transaction. The July 18 Proposal indicated that Nautic would target signing the proposed transaction by August 14, 2020. On July 19, 2020, the Transaction Committee met telephonically to discuss the July 18 Proposal and decided not to recommend the July 18 Proposal to the Board, instead deciding to recommend to the Board that Nautic be instructed to improve its proposal, including higher value and increased deal certainty.
Later on July 19, 2020, the Transaction Committee reported to the Board its view that the valuation proposed in the July 18 Proposal was not reflective of the potential value of the Company’s business and that it did not recommend the July 18 Proposal. After weighing certain issues relating to deal certainty, the relatively low valuation reflected in the July 18 Proposal and the Company’s standalone operations, the Board determined that Nautic would need to improve its proposal in terms of valuation, structure and deal certainty.
Between July 19, 2020 and July 29, 2020 at the direction of the Board, Dr. Gelber discussed the July 18 Proposal with representatives of Nautic and informed Nautic that it would need to improve the value and deal certainty reflected in its proposal before the Board would engage with respect to a potential transaction.
On July 29, 2020 Nautic submitted a revised proposal (the “July 29 Proposal”) with a valuation for the Company at $10.50 per share (representing a 62% premium over the Company’s closing share price of $6.48 on July 29, 2020), including modifications as to the overall timeline for a transaction at the same per-share purchase price reflected in the July 18 Proposal. The July 29 Proposal indicated that Nautic would target signing the proposed transaction by August 31, 2020. The Transaction Committee again determined that Nautic would need to improve its proposal in terms of valuation and structure.
Between July 29, 2020 and August 6, 2020, at the direction of the Transaction Committee, Dr. Gelber discussed the July 29 Proposal with representatives of Nautic and informed Nautic that it would need to further improve the value and deal certainty reflected in its proposal before the Board would engage with respect to a potential transaction.
On August 6, 2020, Nautic submitted a revised proposal (the “August 6 Proposal”) with an increased valuation for the Company of $11.25 per share (representing a 76.1% premium over the Company’s closing share price of $6.39 on August 5, 2020), an equity commitment letter from IRC, and a “highly confident” financing letter from HPS.

Nautic included enhanced regulatory clearance procedures in the August 6 Proposal intended to reduce antitrust risk and increase deal certainty given the proposed Subsequent Transaction, including a reduction in the number of clinics contemplated to be sold to Fresenius from 40 clinics to no more than 10 clinics. The August 6 Proposal indicated that Nautic would target signing the proposed transaction by September 8, 2020.
On August 7, 2020, the Transaction Committee held a special telephonic meeting to discuss the August 6 Proposal. The Transaction Committee determined that the Board should not respond to Nautic in respect of the August 6 Proposal until after the Company’s impending earnings release. Following the meeting, Dr. Gelber briefed the Board on recent developments and reported the Transaction Committee’s recommendation.
On August 10, 2020, the Company reported second quarter earnings per share of $0.07, and $0.8 million net income (as compared to a net loss of $8.2 million in the second quarter of 2019). The Company’s results also included an increase in total dialysis treatments over the second quarter of 2019.
On August 12, 2020, the Board held a special telephonic meeting, at which certain members of Company management and representatives of Latham & Watkins were present. The Board discussed the latest offers submitted by Nautic, including the increased valuation. The Board decided to ask Goldman Sachs to conduct a financial analysis for the Board’s review at a future meeting. The Board also discussed conditionality and deal certainty, including the removal of Fresenius as a debt financing source to enable a more traditional buyout structure, the enhanced antitrust clearance procedures described in the offers, and the proposed September 8, 2020 signing date. Members of the Board further discussed the Company’s business prospects and performance as well as its share price relative to the prior offer from Nautic. The Board and members of the Company’s management then discussed the appropriate response to the latest offer. Following discussion, the Board authorized Latham & Watkins and the Transaction Committee to provide Nautic with feedback on the proposed transaction structure (including an increase in value), reaffirm the anticipated transaction timeline and request a mark-up of the bid contract.
Following the August 12 Board meeting, members of the Board received a revised proposal from Nautic dated August 11, 2020 (the “August 11 Proposal”) with an increased valuation for the Company of $11.50 per share in cash (representing a 74.8% premium over the Company’s closing share price of $6.58 on August 11, 2020). The August 11 Proposal indicated that Nautic would target signing the proposed transaction by September 8, 2020.
On August 18, 2020, the Board held a special telephonic meeting, at which certain members of Company management and representatives of Goldman Sachs and Latham & Watkins were present. Representatives of Goldman Sachs proceeded to advise the Board on current market conditions, the performance of the healthcare sector generally over the last six months, market forecasts, and the impact of the pandemic and the pending presidential election with respect to the foregoing. The meeting participants discussed the August 11 Proposal, including the increased valuation, Nautic’s ability to financially support its proposal and the improved transaction structure reflected in the proposal. The Board also discussed its historical evaluation of potential strategic transactions for the Company, the low likelihood of a competing third-party offer and the risk to the business of leaks. With the assistance of Goldman Sachs, Mr. Joseph Carlucci then provided an overview of management projections, which were reviewed in detail by the Board. Following discussion, the Board determined that the Transaction Committee should continue to assist the Board in its review of the standalone plan of the Company and potential strategic alternatives, including Nautic’s latest offer, and that Goldman Sachs would encourage Nautic to increase its offer and instructed Goldman Sachs to do so. The Board also determined, and subsequently notified Nautic, that it would not be willing to enter into an exclusivity agreement.
Later on August 18, representatives of Goldman Sachs contacted representatives of Nautic regarding the August 11 Proposal and instructed Nautic to increase its offer.
Between August 19, 2020 and August 26, 2020, Latham & Watkins and Goodwin Procter LLP (“Goodwin Procter”), Nautic’s outside legal counsel, met telephonically on several occasions to discuss the merger agreement as well as diligence and antitrust matters (in particular with respect to the proposed sale of up to 10 clinics to Fresenius). Latham & Watkins and Goodwin Procter discussed the potential impact of the Subsequent Transaction on the regulatory clearance process for the Nautic-Company transaction.

On August 24, 2020, Goodwin Procter delivered a revised draft of the merger agreement to Latham & Watkins. The revised merger agreement proposed (i) a 30-day go-shop period that deleted the rights of the Company to waive any existing standstills, (ii) that Nautic would be required to terminate the Subsequent Transaction only if the remaining condition to closing as of 90 days following the signing date is antitrust clearance and (iii) an appraisal rights closing condition.
Between August 26, 2020 and September 4, 2020, the Company, Nautic and their respective advisors met telephonically to discuss various diligence matters. The Company and its advisors provided information via diligence calls and in an online data room format to Nautic, Fresenius and their advisors in response to their diligence requests and additional highly confidential information of the Company in a separate “clean room” of the Company’s online data room to a limited pool of representatives of Nautic and Fresenius.
On August 27, 2020, Goodwin Procter informed Latham & Watkins that the number of clinics subject to the Subsequent Transaction would be reduced from 10 clinics to 9 clinics.
On September 2, 2020, the Board held a special telephonic meeting, at which certain members of Company management and representatives of each of Goldman Sachs and Latham & Watkins were present, for a status update on the proposed transaction. The Board reviewed the Company’s approach to regulatory approvals in connection with the proposed transaction, including the steps taken by Nautic to reduce the antitrust risk to the proposed transaction presented by the Subsequent Transaction. The Board also reviewed a history of the negotiation of the merger agreement, including Company-favorable terms such as the go-shop provision, which would give the Company flexibility to solicit a possible transaction with various other potential counterparties following announcement of a deal.
On September 4, 2020, the Transaction Committee held a special telephonic meeting, at which certain members of Company management and representatives of each of Latham & Watkins and Goldman Sachs were present, for a status update on Latham & Watkins’ negotiation of the transaction documentation with Goodwin Procter. The Transaction Committee gave direction to Latham & Watkins for the negotiation of open matters.
On September 7, 2020, Latham & Watkins delivered a revised draft of the merger agreement and an initial draft of the related disclosure schedules to Goodwin Procter. The revised draft of the merger agreement proposed a 35-day go-shop period with the Company having the right to waive any existing standstills and a number of other Company-favorable terms, such as (i) limiting Nautic’s ability to enter into any agreement involving the Company or its assets with Fresenius or any other third party, (ii) providing the Company with flexibility to take certain actions otherwise prohibited by the interim operating covenants in response to the COVID-19 pandemic, (iii) deleting the appraisal rights closing condition and (iv) requiring Nautic to terminate the Subsequent Transaction if FTC clearance of the transaction was not obtained within 45 days of signing.
On September 8, 2020 and September 10, 2020, the Transaction Committee held special telephonic meetings, at which other members of the Board and representatives of each of Latham & Watkins and Goldman Sachs were present, for a status update on Latham & Watkins’ negotiation of the transaction documentation with Goodwin Procter. Latham & Watkins and the Transaction Committee discussed Nautic’s request for a 90-day period following signing of the proposed transaction to obtain FTC clearance for the proposed transaction before being required to terminate the Subsequent Transaction, as well as a condition that all required state regulatory approvals be obtained on or prior to closing. The Transaction Committee directed Latham & Watkins to revise the transaction documentation to improve closing certainty.
On September 10, 2020, representatives of Goldman Sachs delivered an updated relationship disclosure letter to the Board providing information regarding certain of Goldman Sachs’ relationships with Centerbridge and Fresenius, and certain of their affiliates and portfolio companies, which the Board did not believe would adversely affect its independence.
On September 11, 2020, Dr. Gelber and representatives of Latham & Watkins, Goodwin Procter and Goldman Sachs met telephonically to discuss various open issues.
On September 12, 2020, representatives of Goodwin Procter delivered a revised draft of the merger agreement to representatives of Latham & Watkins. The revised draft of the merger agreement proposed, among other things, (i) to limit the Company’s specific performance remedies against Nautic, (ii) a “force the vote” provision which would require the Board to convene a stockholders meeting to approve the transaction even if the Board decided to change its recommendation in respect of the transaction and (iii) that the parties discuss whether to accelerate payments due under the existing tax receivable agreement between the Company and Centerbridge.
On September 13, 2020 and September 26, 2020, representatives of Goodwin Procter delivered to representatives of Latham & Watkins a draft of the purchase agreement between Nautic and Fresenius (the “Fresenius Agreement”) relating to the Subsequent Transaction, which draft included the automatic termination provision negotiated between Nautic and the Company – specifically, that the Fresenius Agreement would terminate if the Nautic-Company transaction had not received antitrust clearance within 90 days after signing.
On September 16, 2020, Latham & Watkins and Goodwin Procter met telephonically to discuss open issues in the merger agreement, including conditionality, regulatory approvals, the “force the vote” provision, the tax receivable agreement and the voting agreement with Centerbridge. During the September 16 call, Goodwin Procter confirmed that the only arrangement that would separate Centerbridge from the Company’s public stockholders would be the voting agreement (which provides no benefit to Centerbridge) and that Nautic would not request an acceleration of payments under the tax receivable agreement or otherwise make any other request of Centerbridge in connection with the proposed transaction. The Transaction Committee gave direction to Latham & Watkins for the negotiation of open matters.
Also on September 16, 2020, representatives of the Company discussed with representatives of Nautic the Company’s expectation that the parties make substantial progress on the transaction documentation in short order.
Between September 18, 2020 and October 1, 2020, Latham & Watkins and Goodwin Procter exchanged multiple drafts of the merger agreement and related transaction documentation and continued to negotiate various open issues. Also during this period, Nautic participated in additional diligence calls with Company management. Throughout the process, the Transaction Committee reminded Nautic and Company management that there should be no discussions between Company management and Nautic regarding employment or compensation in connection with any possible transaction until after a definitive agreement had been executed, if any, and after the conclusion of any go-shop period.
On September 21, 2020, representatives of Nautic informed Dr. Gelber that they were intending to reduce the per share consideration offered because of certain diligence issues, unless Centerbridge, as the Company’s controlling stockholder, was willing to indemnify Nautic for the cost of any penalties assessed against the Company in connection with the ongoing SEC investigation. Dr. Gelber promptly informed the other members of the Transaction Committee and Latham & Watkins. The Transaction Committee determined that such a proposal would treat the Company’s shareholders differently and would be unacceptable.
Between September 21, 2020 and September 26, 2020, the Transaction Committee, Latham & Watkins, and Dr. Gelber had several discussions with Nautic and its legal and financial advisors regarding the proposed Centerbridge indemnity and indicated to Nautic and its advisors that such proposal was unacceptable to the Board.
On September 25, 2020, representatives of Nautic followed up with Dr. Gelber with respect to its September 21, 2020 proposal and informed Dr. Gelber that Nautic’s investment committee’s approval of the proposed transaction would be contingent upon either a reduction in the per share consideration or Centerbridge’s agreement to bear some of the potential financial ramifications of the ongoing SEC investigation. Nautic specifically requested that Centerbridge bear 50% of the cost of any fines, penalties or other out-of-pocket costs in connection with the SEC investigation and that Nautic would bear the remaining 50% of the cost, with the public stockholders receiving the previously offered $11.50 per share.
On September 26, 2020, the Board held a special telephonic meeting, at which certain members of Company management and representatives of each of Latham & Watkins and Goldman Sachs were present. Dr. Gelber reported to the rest of the members of the Board that Nautic had completed its business due diligence, and that at the request of the Transaction Committee to provide its “best and final” offer, Nautic reaffirmed its $11.50-per-share offer, agreed to close the transaction even if the FTC were to deny the Subsequent Transaction, and reaffirmed its insistence on the Centerbridge cost-sharing arrangement. The Transaction Committee reported that it continued to view the proposed transaction with Nautic as a transaction that would be in the best interests of all of the Company’s stockholders, relative to the Company’s standalone plan. Dr. Gelber also informed the Board of the proposal he received from Nautic on September 21, 2020. Dr. Gelber explained that Centerbridge was willing to share in the cost of any fines, penalties or other reasonable and documented out-of-pocket costs relating to the ongoing SEC investigation up to a $10 million aggregate cap (with each of Nautic and Centerbridge bearing a maximum liability of $5 million) in order to preserve the per share merger consideration. Dr. Gelber explained that Centerbridge did not want Nautic’s request to result in a reduction of the purchase price or jeopardize the transaction that is in the best interests of the Company and its stockholders, and therefore was prepared to agree to Nautic’s request. The members of the Board unaffiliated with Centerbridge then met in executive session with Latham & Watkins and Goldman Sachs. Following discussion, the unaffiliated directors determined that it would be prudent for the Board to form a committee of disinterested directors (an “Independent Committee”) that (i) would be empowered to evaluate and negotiate any aspects of the proposed transaction or any alternative acquisition proposal that the Independent Committee concludes treats Centerbridge differently from other stockholders of the Company, and (ii) if the transaction with Nautic was entered into, would be empowered to retain its own legal and financial advisors, oversee the go-shop process and evaluate any alternative acquisition proposals. The members of the Board unaffiliated with Centerbridge then met in executive session with Latham & Watkins and Goldman Sachs and without members of Company management present.
On September 28, 2020, the Company contacted representatives of BofA Securities, Inc. (“BofA Securities”) regarding a potential engagement as financial advisor to the Independent Committee, given BofA Securities’ relationship history with the Company.
On the evening of September 28, 2020, Goodwin Procter delivered to Latham & Watkins a revised draft of the Fresenius Agreement and an initial draft of a side letter to be entered into between Centerbridge and Nautic in respect of the proposed Centerbridge cost-sharing proposal. Over the following week, the terms of the side letter were negotiated between Nautic and Centerbridge. The side letter was the only agreement entered into between Nautic and Centerbridge (other than the voting agreement). The parties affirmed in the side letter that it was not being entered into in connection with or as consideration for any other act or arrangement (past or future) by either party.
Later in the evening on September 28, 2020, Latham & Watkins delivered a revised draft of the merger agreement to Goodwin Procter.
On September 29, 2020, the Board held a special telephonic meeting, at which certain members of Company management and representatives of each of Latham & Watkins and Goldman Sachs were present. The Board reviewed the key terms of the draft merger agreement and the ancillary agreements that had been negotiated between the parties since the September 26, 2020 Board meeting, including certain enhancements to the go-shop mechanics in light of Nautic’s proposal that Centerbridge share in the cost of any penalties arising from the ongoing SEC investigation and Nautic’s agreement to remove the “force the vote” provision, including an increase in the length of the go-shop period from 35 days to 40 days, among other technical improvements. The Board also reviewed a key provision being negotiated in the Centerbridge voting agreement that would provide the Board with additional flexibility to change its recommendation in favor of the proposed transaction with Nautic (and for Centerbridge to walk away from its commitments under the voting agreement) if an unforeseeable event were to occur after a definitive agreement with Nautic is signed. Latham & Watkins also provided an overview of the antitrust process and a status update on discussions with legal counsel to Nautic and Fresenius with respect to the FTC clearance process. Goldman Sachs reviewed with the Board the proposed go-shop process. The Board reviewed management projections with members of management and with the assistance of Goldman Sachs. Representatives of Goldman Sachs also reviewed Goldman Sachs’ financial analysis of the proposed transaction with the Board. In light of the proposal Nautic submitted on September 21, 2020 with respect to Centerbridge sharing in the cost of any penalties arising from the ongoing SEC investigation, the Board and its advisors determined that it would be prudent to promptly establish the Independent Committee to oversee the go-shop process empowered to retain its own advisors and to monitor the go-shop process for any potential or actual conflicts of interest between Centerbridge and the Company’s public stockholders, among other duties and responsibilities to be determined. Goldman Sachs then left the meeting and, following discussion, the Board unanimously approved the engagement letter with Goldman Sachs.
Following the meeting, the Board and the Company executed an engagement letter with Goldman Sachs on the terms presented to the Board.
Between September 29, 2020 and November 11, 2020, the Independent Committee held special telephonic meetings to discuss the transaction and the go-shop process. On September 29, 2020, the Independent Committee held its first telephonic meeting, during which the Independent Committee held discussions with BofA Securities and Richards, Layton & Finger, P.A. (“RLF”) to determine whether to hire BofA Securities as its independent financial advisor and RLF as its independent legal advisor.

On September 30, 2020, the Independent Committee held a telephonic meeting. During the meeting, the Independent Committee determined to retain BofA Securities based on BofA Securities’ expertise and experience in the industry, as well as BofA Securities’ familiarity with the Company. The Independent Committee was apprised of BofA Securities’ previous relationships with the Company, and did not believe that they would adversely affect its independence. The Independent Committee also determined to retain RLF because of RLF’s experience and independence. The Independent Committee also discussed with RLF and Latham & Watkins, the independence of the committee’s members, determined that Mr. Fish would be chair of the Independent Committee and reviewed and discussed the proposed side letter between the Company and Centerbridge that (1) would provide for a cost-sharing arrangement between Centerbridge and the Company with respect to costs incurred in connection with the proposed transaction, (2) included indemnification for the Company of up to 50% (with a cap of $10 million) of any fines, penalties and certain expenses incurred in connection with the ongoing SEC investigation into the Company and (3) included a covenant by Centerbridge to support the Nautic proposal or any other acquisition proposal that was superior to the Nautic bid.
Also on September 30, 2020, Latham & Watkins delivered a revised draft of the voting agreement to Goodwin Procter. The revised draft contemplated that Centerbridge would agree to offer the same limited financial support in respect of the ongoing SEC investigation to bidders who submit a competing acquisition proposal.
On October 1, 2020, the Compensation Committee resolved to recommend to the Board that the Board approve a form of transaction bonus agreement in connection with the grant of transaction bonuses to certain members of senior management in order to incentivize them to remain with the Company to execute the closing.
On the evening of October 1, 2020, the Board held a special telephonic meeting, at which all members of the Board, certain members of Company management and representatives of each of Goldman Sachs, Latham & Watkins and RLF were present. Latham & Watkins reviewed with the members of the Board their fiduciary duties, generally and in connection with material transactions, including a potential sale of the Company. The Board discussed the derivative litigation pending against the Company and the Board’s view that the litigation did not constitute an “asset” that had any value in the proposed transaction with Nautic. Representatives of Goldman Sachs informed the Board that there were no changes from the financial analysis described during the September 29, 2020 Board meeting, other than changes to reflect updated market data. Management reported to the Board its recommendation that the Board approve the transaction. Representatives of Goldman Sachs then rendered to the Board the oral opinion of its firm (which was subsequently confirmed in writing by delivery of a written opinion dated October 1, 2020) that, as of October 1, 2020, and based on and subject to the factors and assumptions set forth in the written opinion, the $11.50 in cash per share of Common Stock to be paid to the holders (other than Nautic and its affiliates) of shares of Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The Board discussed the proposed transaction and the presentations and, following such discussion, the Board determined that it would be advisable and in the best interest of the Company’s stockholders to accept $11.50 per share as compared to continuing as a standalone public company or continuing to evaluate other alternatives. The merger consideration of $11.50 per share in cash reflected an approximate premium of 66% over the Company’s closing share price of $6.92 on October 1, 2020. The Board unanimously (i) adopted the Merger Agreement and approved the transactions contemplated thereby, including the Merger, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and our stockholders, (iii) approved the execution, delivery and performance by the Company of the Merger Agreement, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of our stockholders, (v) established the Independent Committee, composed of Mr. Erickson, Mr. Fish and Mr. Jureller, and empowered the Independent Committee to evaluate, negotiate and make recommendations to the Board regarding the go shop and any other matters related to the evaluation, negotiation, approval or consummation of a potential strategic transaction that the Independent Committee concludes represent, or may represent, a conflict of interest between Centerbridge and its affiliates (other than the Company and its subsidiaries), on the one hand, and the other stockholders of the Company, on the other hand.
Later that evening on October 1, 2020, the Company and Nautic executed and delivered the merger agreement and related transaction documents.
The morning of October 2, 2020, prior to the commencement of trading hours, the Company and Nautic issued a joint press release announcing the execution of the Merger Agreement.

Beginning on October 2, 2020, as directed by the Board and overseen by the Independent Committee, representatives of Goldman Sachs and BofA Securities began contacting third parties to solicit alternative transaction proposals, ultimately contacting 72 parties approved by the Board and the Independent Committee, including 22 potential strategic and 50 potential financial acquirers, to solicit alternative transaction proposals that the Board might find to be superior to the proposed transaction with Nautic.
On October 7, 2020, the Independent Committee held a telephonic meeting, during which BofA Securities reported on BofA Securities’ and Goldman Sachs’ outreach to potential acquirers. Of the 72 potential acquirers, BofA Securities reported that four parties had expressed interest in exploring a potential transaction and had executed, or were in the process of executing, customary non-disclosure agreements (“NDAs”), and several others were in the process of evaluating their interest in a potential transaction.
On October 14, 2020, the Independent Committee held another telephonic meeting, during which BofA Securities gave an update on the go-shop process. BofA Securities reported that one party had executed an NDA and was actively doing diligence, four parties were in the process of negotiating NDAs and four other parties were in the process of evaluating their interest in a potential transaction. The Independent Committee discussed that at this point potential bidders would be required to bid independently and would not be permitted to pair up.
On October 21, 2020, the Independent Committee held another telephonic meeting, during which BofA Securities updated the Independent Committee on progress in the go-shop process. BofA Securities reported that of the 72 contacted parties, only one had performed due diligence in the Company’s data room after executing an NDA with the Company. BofA Securities reported that such party had recently informed BofA Securities that it was no longer interested in pursuing a potential transaction with the Company. BofA Securities reported that such party did not think it could offer a better price than Nautic. Additionally, BofA Securities noted that four other parties had executed NDAs but had not yet begun performing diligence in the data room. BofA Securities also reported that certain potential acquirers were considering pairing up with other potential acquirers to make an offer.
On October 28, 2020, the Board held a regularly scheduled telephonic meeting, for a status update to the Board on the steps taken and the progress made in the go-shop process.
On November 4, 2020, the Independent Committee held a telephonic meeting. During the meeting, BofA Securities reported that certain parties that had previously shown potential interest in a transaction with the Company had dropped out of the process. BofA Securities also reported that of the original 72 parties that BofA Securities and Goldman Sachs contacted, only three parties remained potentially interested. Of those remaining parties, BofA Securities also noted that each of such parties were not interested in making an offer on its own but rather was considering pairing up with another party to make a proposal. The Independent Committee discussed potential acquirers pairing up with one another and directed BofA Securities to inform the potential acquirers that they could pair up with another potential acquirer to make a proposal.
On November 11, 2020, the Independent Committee held a telephonic meeting. During the meeting, BofA Securities reported that the remaining parties were no longer interested in pursuing a potential transaction with the Company and that no other parties had expressed any interest in pursuing a potential transaction with the Company.
The Company did not receive any alternative transaction proposals during the go-shop period, which ended at 11:59 p.m. (Eastern Time) on November 10, 2020. Starting at 12:00 a.m. (Eastern Time) on November 11, 2020, the Company became subject to customary no-shop provisions that limit its ability to solicit alternative transaction proposals from third parties or to provide confidential information to third parties, subject to customary fiduciary out provisions.
RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER
The Board evaluated, with the assistance of its legal and financial advisors, the Merger Agreement and the transactions contemplated thereby, including the Merger, and unanimously determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ARA and our stockholders. The Board unanimously approved the Merger Agreement and the Merger and unanimously recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.
On October 1, 2020, the Board unanimously (i) adopted the Merger Agreement and approved the transactions contemplated thereby, including the Merger, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of ARA and our stockholders,

(iii) approved the execution, delivery and performance by ARA of the Merger Agreement, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of our stockholders and (v) resolved to make the recommendation that the stockholders of ARA adopt the Merger Agreement.
In the course of reaching its determination to approve the Merger Agreement and the Merger, and in recommending that our stockholders vote their shares of our Common Stock in favor of the Merger Proposal, the Board considered a number of reasons, including the following (not necessarily in order of relative importance):
•
Attractive Value. The Board’s belief that the Per Share Merger Consideration represents an attractive value for the shares of our Common Stock, taking into account the Board’s familiarity with our business, operations, assets, operating results, financial condition, prospects and business strategy, and the Board’s belief, based on the course and history of the negotiations between IRC and ARA, that the Per Share Merger Consideration represented the highest consideration that IRC was willing to pay.

•
Best Alternative for Maximizing Stockholder Value. The Board considered that the Per Share Merger Consideration was more favorable to our stockholders than the potential value that might result from other alternatives reasonably available to ARA, including the potential stockholder value based on our business plan that could be expected to be generated from remaining an independent public company, the possibility of being acquired by other companies, the possibility of acquisitions of or mergers with other companies and other transactions, as well as the potential benefits, risks and uncertainties associated with such alternatives.

•
Risks Relating to Remaining a Stand-Alone Company. The Board reviewed our business, operations, assets, operating results, financial condition, prospects, business strategy, competitive position, and industry, including the potential impact (which cannot be quantified numerically) of those factors on the trading price of our Common Stock, to assess the prospects and risks associated with remaining an independent, stand-alone public company. The Board believed that the acquisition of ARA by IRC for $11.50 per share in cash was more favorable to our stockholders than the value of remaining an independent public company, after accounting for the risks and uncertainties associated with achieving and executing upon our business and financial plans in the short- and long-term as a stand-alone company.

•
Certainty of Value. The Per Share Merger Consideration consists solely of cash, which provides immediate liquidity and certainty of value to our stockholders compared to remaining an independent stand-alone company or any transaction in which our stockholders would receive shares of an acquirer’s stock. The Board weighed the certainty of realizing a compelling value for shares of our Common Stock by virtue of the Merger against the uncertain prospect that the trading value for our Common Stock would approach the Per Share Merger Consideration in the foreseeable future, as well as the risks and uncertainties associated with our business, including those described above and the other risks and uncertainties discussed in ARA’s public filings with the SEC. See the section entitled “Where You Can Find More Information” of this Proxy Statement.

•
Historical Value. The Board considered the value represented by the Per Share Merger Consideration compared against the current and historical trading prices of our Common Stock, including the market performance of our Common Stock relative to those of other participants in ARA’s industry and general market indices, and the fact that the Per Share Merger Consideration represented a premium of approximately 66% over the Common Stock closing price of $6.92 per share on October 1, 2020, the last trading day before the public announcement that ARA entered into the Merger Agreement.

•
Review Process and Go-Shop. The Board considered the fact that it had engaged in extensive discussions with ARA’s management team, representatives of financial advisers and outside legal counsel, and also took into consideration the financial expertise and prior industry experience held by a number of directors. The Board also considered its historical evaluation of strategic alternatives prior to the signing of the Merger Agreement, as well as the opportunity afforded by the “go shop” process for additional bidders to submit acquisition proposals. The Board further considered that the Independent Committee (as defined in the section entitled “The Merger – Background of the Merger” of this Proxy Statement) was formed to oversee and manage the “go shop” process and was authorized to retain, and did so retain prior to signing of the Merger Agreement, its own financial and legal advisors.

•	Ability to Respond to Acquisition Proposals (as defined in the section entitled “The Merger Agreement—Stockholders Meeting and Related Actions” of this Proxy Statement, below). The Board considered the “fiduciary out” provisions of the Merger Agreement that, subject to the terms and conditions thereof, permit ARA to furnish information to and conduct negotiations with third parties that make Acquisition Proposals under certain circumstances, to change its recommendation to stockholders regarding the Merger Agreement and to terminate the Merger Agreement in order to approve a Superior Proposal, subject to payment of a termination fee in favor of IRC. The Board further considered the fact that the approximately $5 million termination fee payable by ARA if the Merger Agreement is terminated due to ARA accepting a Superior Proposal from an Excluded Party (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below) and the approximately $12.1 million termination fee payable by ARA if the Merger Agreement is terminated due to ARA accepting a Superior Proposal from a party who is not an Excluded Party (i) are reasonable in light of the overall terms of the Merger Agreement and the benefits of the Merger and (ii) would not preclude another party from making a competing proposal.
•
Terms of the Merger Agreement. The Board considered all of the terms and conditions of the Merger Agreement, including the structure of the transaction, the all-cash form of the Per Share Merger Consideration, the limited scope of the conditions to closing, the customary nature of the representations, warranties, and the covenants and agreements of the parties and the right, prior to 11:59 p.m. (New York City time) on November 10, 2020 (the “No-Shop Period Start Date”), for the Board (or a duly authorized committee thereof) to solicit Acquisition Proposals from third parties and to engage in discussions or negotiations with regard to any Acquisition Proposal made by such third parties, and the fact that if the Board (or a duly authorized committee thereof) receives a bona fide written Acquisition Proposal prior to the No-Shop Period Start Date that the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal, the Board (or a duly authorized committee thereof) may continue to engage in the foregoing activities with any such third party regarding such Acquisition Proposal following the No-Shop Period Start Date. The Board also considered its ability to change its recommendation to stockholders regarding the Merger Agreement and to terminate the Merger Agreement in response to an Intervening Event (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below), subject to payment of a termination fee in favor of IRC. The Board further considered the course and nature of negotiations with IRC, which were conducted at arm’s length and during which the Transaction Committee of the Board and the Board were advised by independent legal and financial advisors. These negotiations ultimately resulted in terms that (i) provide for a significant premium over the trading price of our Common Stock and (ii) provide robust provisions to increase certainty of the consummation of the Merger, absent certain prohibitive events or the submission of a Superior Proposal. The Board believed, based on these negotiations, that these were the most favorable terms available to ARA and our stockholders on which IRC, or an alternative purchaser, would be willing to transact.

•
Voting Agreement. The Board viewed favorably the willingness of Centerbridge Capital Partners, L.P. and certain of its affiliates (collectively, the “Centerbridge Stockholders”), who together hold approximately 51% of the shares of our Common Stock outstanding, to commit to vote in favor of the Merger Proposal by entry into the Voting Agreement. The Board also considered the fact that the Voting Agreement terminates upon a Change of Recommendation by the Board and upon any termination of the Merger Agreement, including upon ARA’s termination to accept a Superior Proposal, such that the existence of the Voting Agreement would not be likely to deter or inhibit a Superior Proposal.

•
Fairness Opinion. The Board considered the financial analysis presented to the Board by Goldman Sachs and the opinion of Goldman Sachs rendered to the Board to the effect that, as of October 1, 2020 and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $11.50 in cash per share of Common Stock to be paid to the holders (other than IRC and its affiliates) of the shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. For more information, see the sections entitled “The Merger—Fairness Opinion of ARA’s Financial Advisor: Goldman Sachs & Co. LLC” of this Proxy Statement.

•
Likelihood of Consummation. The Board considered the likelihood that the Merger will be consummated, based on, among other things, the limited number of conditions to the Merger, the absence of a financing condition, the relative likelihood of obtaining required regulatory approvals, the remedies available under the Merger Agreement to ARA in the event of various breaches by IRC, the equity commitment of certain affiliates of Nautic as detailed in the equity commitment letter addressed to IRC, the debt commitment of HPS Investment Partners, LLC as detailed in the debt commitment letter addressed to Merger Sub, and IRC’s and Nautic’s financial capacity to complete an acquisition of this size, which the Board believed supported the conclusion that a transaction with IRC could be completed relatively quickly and in an orderly manner.
•
Stockholder Approval; Appraisal Rights. The Board considered that the Merger would be subject to the approval of our stockholders, that stockholders would be free to reject the Merger, other than those who entered into the Voting Agreement, and that stockholders who do not vote to adopt the Merger Agreement and who follow certain prescribed procedures are entitled to dissent from the Merger and receive the appraised fair value of their shares, as provided under Delaware law.

The Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger and the transactions contemplated by the Merger Agreement, including the following (not necessarily in order of relative importance):
•
No Stockholder Participation in Future Earnings or Growth. The Board considered the fact that ARA will no longer exist as an independent company, and accordingly, our stockholders will no longer participate in any future growth ARA may experience or any potential future appreciation in the value of shares of our Common Stock, and will not participate in any potential future sale of ARA’s business to a third party.

•
Inability to Solicit Other Takeover Proposals. The Board considered that the Merger Agreement includes a covenant prohibiting ARA from initiating, soliciting, knowingly facilitating or knowingly encouraging any inquiries or discussions with respect to, or the making of, any proposal or offer that constitutes or would be reasonably likely to result in an Acquisition Proposal following the No-Shop Period Start Date. The Board also considered, but did not consider preclusive, the fact that the right afforded to IRC under the Merger Agreement to re-negotiate the terms of the Merger Agreement in response to a Superior Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, ARA.

•
Termination Fees. The Board considered the fact that ARA may be required to pay a termination fee of approximately $12.1 million if the Merger Agreement is terminated in connection with an Acquisition Proposal that the Board determines is a Superior Proposal and in other certain specified circumstances, and approximately $5 million if the Merger Agreement is terminated under certain specified circumstances in connection with a bona fide written Acquisition Proposal received prior to the No-Shop Period Start Date, and that the amounts of the termination fees are comparable to termination fees in transactions of a similar size, were reasonable, would not likely deter competing bids and would not likely be required to be paid unless ARA entered into a more favorable transaction. The Board also recognized that the provisions in the Merger Agreement relating to these fees were insisted upon by IRC as a condition to entering into the Merger Agreement.

•
Effect of Public Announcement. The Board considered the effect of the public announcement of ARA entering into the Merger Agreement on our operations, including our relationships with physician partners, customers, patients, suppliers and employees, as well as our ability to attract and retain key personnel while the proposed transaction is pending and the potential adverse effects on our financial results as a result of that disruption, as well as the possibility of any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated thereby, including the Merger.

•
Opportunity Costs and Interim Operating Covenants. The Board considered that the focus and resources of our management may become diverted from other important business opportunities and operational matters while working to implement the Merger, which could adversely affect our business. The Board also considered the restrictions on the conduct of our business during the pendency of the Merger, which may delay or prevent ARA from undertaking potential business opportunities that may arise or may negatively affect our ability to attract, retain and motivate key personnel.

•
Risk the Merger May Not Be Consummated. The Board considered the fact that consummation of the Merger is subject to the satisfaction of certain closing conditions that are not within our control, including receipt of the necessary regulatory clearances and approvals and that no Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties” of this Proxy Statement, below) on ARA has occurred. There can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied, and as a result, it is possible that the Merger may not be consummated even if the Merger is approved by our stockholders. The Board considered the fact that if the Merger is not consummated (i) we will have incurred significant transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships; (ii) the trading price of our Common Stock could be adversely affected; and (iii) the market’s perceptions of our prospects could be adversely affected.
•	Litigation. The Board considered the potential for distracting litigation from stockholder suits in connection with the Merger.
•
Transaction Costs. The Board considered the fact that we have incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, regardless of whether the Merger is consummated.

•
Potential Differing Interests of Directors and Officers. The Board considered the risk that certain of our directors and executive officers may have interests in the transactions contemplated by the Merger Agreement, including the Merger, as individuals that are in addition to, or that may be different from, the interests of our stockholders. See the section entitled “The Merger—Interests of the Directors and Executive Officers of ARA in the Merger” of this Proxy Statement.

•
Tax Treatment. The Board considered the fact that the Merger will be a taxable transaction to our stockholders that are U.S. Holders for U.S. federal income tax purposes; and, therefore, such stockholders generally will be required to pay U.S. federal income tax on any gains they recognize as a result of the Merger.

The Board believed that, overall, the risks and uncertainties associated with the Merger were outweighed by the potential benefits of the Merger to our stockholders.
The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but summarizes the material factors considered by the Board. In light of the variety of factors considered in connection with their evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination and recommendation. The Board based its recommendation on the totality of the information presented, including its discussions with, and questioning of, our senior management and outside financial advisor and legal counsel. The Board unanimously recommends that you vote “FOR” the Merger Proposal. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” of this Proxy Statement.
FAIRNESS OPINION OF ARA’S FINANCIAL ADVISOR: GOLDMAN SACHS & CO. LLC
At the meeting at which the Board voted to approve the proposed transaction, Goldman Sachs rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, to the effect that, as of October 1, 2020 and based upon and subject to the factors and assumptions set forth in such written opinion, the $11.50 in cash per share of Common Stock to be paid to the holders (other than IRC and its affiliates) of the shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated October 1, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the shares of Common Stock should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of ARA for the two (2) years ended December 31, 2019;
•	ARA’s Registration Statement on Form S-1, including the prospectus contained therein dated April 20, 2016 relating to an initial public offering of the shares of Common Stock;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of ARA;
•	certain other communications from ARA to its stockholders;
•	certain publicly available research analyst reports for ARA; and
•
certain internal financial analyses and forecasts for ARA prepared by its management, as approved for Goldman Sachs’ use by ARA (the “Company Forecasts”), as described in the section entitled “The Merger—Certain Financial Forecasts” of this Proxy Statement, below.

Goldman Sachs also held discussions with members of the senior management of ARA regarding its assessment of the past and current business operations, financial condition and future prospects of ARA; reviewed the reported price and trading activity for the shares of Common Stock; compared certain financial and stock market information for ARA with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the dialysis industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.
For purposes of rendering this opinion, Goldman Sachs has, with ARA’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with ARA’s consent that the Company Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ARA. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of ARA or any of its subsidiaries and has not been furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of ARA to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to ARA; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, ARA or any other alternative transaction prior to the date of the Merger Agreement. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than IRC and its affiliates) of shares of Common Stock, as of the date of the opinion, of the $11.50 in cash per share of Common Stock to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any indemnification or other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of ARA; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of ARA, or class of such persons, in connection with the Merger, whether relative to the $11.50 in cash per share of Common Stock to be paid to the holders (other than IRC and its affiliates) of shares of Common Stock pursuant to the Merger Agreement or otherwise. In addition, Goldman Sachs does not express any opinion as to the potential effects of volatility in the credit, financial and stock markets on ARA or the Merger, or as to the impact of the Merger on the solvency or viability of ARA or IRC or the ability of ARA or IRC to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Board in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote with respect to the Merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 30, 2020, the last completed trading day before the date of Goldman Sachs’ opinion, and is not necessarily indicative of current market conditions.
Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for the shares of Common Stock for the one-year period ended September 30, 2020. In addition, Goldman Sachs analyzed the consideration to be paid to holders of shares of Common Stock pursuant to the Merger Agreement in relation to (i) the closing price per share of Common Stock on September 30, 2020, the last trading day before public announcement of the Merger, (ii) the high and low closing price per share of Common Stock for the 52-week period ended September 30, 2020, (iii) the median analyst price target per share of Common Stock, and (iv) the volume weighted average price (“VWAP”) per share of Common Stock for the preceding thirty- and ninety-trading day periods ended September 30, 2020.
This analysis indicated that the price per share of Common Stock to be paid to Company stockholders pursuant to the Merger Agreement represented:
•	a premium of 66.7% based on the closing price per share of Common Stock of $6.90 on September 30, 2020;
•	a premium of 10.9% based on the highest closing price per share of Common Stock of $10.37 for the fifty-two (52)-week period ended September 30, 2020;
•	a premium of 99.0% based on the lowest closing price per share of Common Stock of $5.78 for the fifty-two (52)-week period ended September 30, 2020;
•	a premium of 64.3% based on the median analyst price target per share of Common Stock of $7.00;
•	a premium of 79.1% based on the VWAP per share of Common Stock of $6.42 for the thirty (30)-trading day period ended September 30, 2020; and
•	a premium of 79.7% based on the VWAP per share of Common Stock of $6.40 for the ninety (90)-trading day period ended September 30, 2020.
Illustrative Discounted Cash Flow Analysis. Using the Company Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on ARA. Using discount rates ranging from 7.0% to 8.5%, reflecting estimates of ARA’s weighted average cost of capital, Goldman Sachs discounted to present value as of August 31, 2020 (i) estimates of unlevered free cash flow for ARA for the years 2020 through 2024 as derived from the Company Forecasts and (ii) a range of illustrative terminal values for ARA, which were calculated by applying exit terminal year EBITDA – non-controlling interest (“NCI”) multiples ranging from 7.5x to 8.5x to a terminal year estimate of the EBITDA – NCI of ARA, as derived from the Company Forecasts (which analysis implied perpetuity growth rates ranging from 2.6% to 4.6%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including ARA’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for ARA, as well as certain financial metrics for the United States financial markets generally. The range of exit terminal year EBITDA – NCI multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Company Forecasts.
Goldman Sachs derived ranges of illustrative enterprise values for ARA by adding the ranges of present values it derived above. Goldman Sachs then subtracted ARA’s net debt (excluding clinic-level debt not guaranteed by ARA and clinic-level cash not owned by ARA) (“Owned Net Debt”) of $460 million as of August 31, 2020, as provided by the management of ARA, from the range of illustrative enterprise values it derived for ARA, to derive a range of illustrative equity values for ARA. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Common Stock as of September 28, 2020 using the treasury stock method, as provided by the management of ARA, to derive a range of illustrative present values per share of Common Stock ranging from $8.03 to $11.47.
Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Common Stock. For this analysis, Goldman Sachs used the Company Forecasts to derive a range of theoretical future enterprise values for ARA for each of the fiscal years 2020 to 2023, by applying a range of illustrative multiples of enterprise value to next twelve months (“NTM”) EBITDA less NCI (“NTM EV / EBITDA – NCI”) of 7.5x to 8.5x to NTM EBITDA – NCI estimates for ARA, based on the Company Forecasts. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account historical NTM EV / EBITDA - NCI multiples for the shares of Common Stock and selected companies in the dialysis sector as summarized below under “Selected Publicly Traded Companies Analysis” during the three-year period ended September 30, 2020. Goldman Sachs then derived a range of theoretical future values per share of Common Stock for each of the fiscal years 2020 to 2023 by subtracting ARA’s Owned Net Debt as of that date, and dividing the result by the estimated fully diluted shares of Common Stock outstanding as of that date, all as reflected in the Company Forecasts. Using an illustrative discount rate of 8.0%, reflecting Goldman Sachs’ estimate of ARA’s cost of equity, Goldman Sachs discounted to present value the range of theoretical future values per share of Common Stock it derived for each of the fiscal years 2020 to 2023. Goldman Sachs derived the illustrative discount rate of 8.0% by application of CAPM, which requires certain company-specific inputs, including a beta for ARA, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of illustrative present values per share of Common Stock of $5.66 to $11.52.
Selected Precedent Transactions Analysis. Goldman Sachs analyzed certain information relating to the selected transactions listed below announced since 2004 involving target companies in the dialysis sector.
For each of the selected transactions, Goldman Sachs calculated and compared the enterprise value as a multiple of the target company’s EBITDA as reported or calculated using publicly available financial information for the relevant twelve-month period less NCI (“EV / EBITDA – NCI multiples”) of the applicable transaction. While none of the companies that participated in the selected transactions are directly comparable to ARA and none of the selected transactions are directly comparable to the Merger, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of ARA’s results, market size and product profile.
The following table presents the results of this analysis:
Date	Target	Acquiror	Implied EV / EBITDA – NCI Multiple
July 2004	Physicians Dialysis	DaVita	N/A
December 2004	Gambro Healthcare US	DaVita	10.4x
May 2005	Renal Care Group	Fresenius	13.1x
July 2005	DaVita – 70 Clinics	Renal America	N/A
February 2006	Fresenius – 105 Clinics	National Renal Institutes	N/A
November 2008	National Renal Alliance	Renal Advantage	N/A
March 2010	American Renal Associates	Centerbridge Partners	9.2x
April 2010	Liberty Dialysis	KRG Capital	11.0x
April 2010	Dialysis Corp of America	USRC	12.7x
November 2010	Renal Advantage	Liberty Dialysis	11.0x
February 2011	DSI Renal	DaVita	10.0x
August 2011	Liberty / RAI	Fresenius	11.4x
April 2012	Fresenius / Liberty – 54 Clinics	DSI Renal	N/A
April 2012	USRC	LGP	N/A

Date	Target	Acquiror	Implied EV / EBITDA – NCI Multiple
July 2013	Ambulatory Services of America	USRC	N/A
August 2015	DSI Renal	USRC	N/A
February 2019	USRC	Bain, Summit, Revelstoke	N/A
Based on the results of the foregoing calculations of EV / EBITDA – NCI multiples and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied an illustrative range of EV / EBITDA – NCI multiples of 9.0x to 13.0x to last twelve months (“LTM”) EBITDA – NCI of ARA for the twelve-month period ended August 31, 2020 as provided by the management of ARA to derive a range of implied enterprise values for ARA. Goldman Sachs subtracted from this range of implied enterprise values ARA’s Owned Net Debt as of August 31, 2020, as provided by the management of ARA, and divided the result by the fully diluted outstanding shares of Common Stock as of September 28, 2020 using the treasury stock method, as provided by the management of ARA, to derive a range of implied values per share of Common Stock of $8.87 to $18.46.
Premia Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from January 1, 2010 to September 22, 2020 involving targets that were public healthcare companies based in the United States and acquirers that were based in the United States where the disclosed enterprise values for the Merger were between $100 million and $1.5 billion. This analysis excluded transactions in the biotech and pharmaceutical sectors. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the Merger. This analysis indicated a median premium of approximately 41% across the period. This analysis also indicated a 25th percentile premium of 24.0% and 75th percentile premium of 55.2% across the period. Using this analysis and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of illustrative premiums of 24.0% to 55.2% to the undisturbed closing price per share of Common Stock as of September 30, 2020 and calculated a range of implied equity values per share of Common Stock of $8.56 to $10.71.
Selected Publicly Traded Companies Analysis. Using publicly available information, Goldman Sachs reviewed and compared, for reference only, EV / NTM EBITDA – NCI multiples for ARA and the following selected group of publicly traded companies in the dialysis sector, which are referred to in this section as the “selected companies”:
•	DaVita Inc.
•	Fresenius Medical Care AG & Co. KGaA
Goldman Sachs calculated the average of the EV / NTM EBITDA – NCI multiples for each of ARA and the selected companies, for reference only, over the period from February 17, 2020 to September 30, 2020, and the periods of six months, one year, two years and three years prior to September 30, 2020, the results of which are as follows:
Average EV / NTM EBITDA - NCI Periods Prior to September 30, 2020
	Since February 17, 2020	Six Months	One Year	Two Years	Three Years
Company	7.7x	7.7x	7.9x	7.6x	7.7x
DaVita	8.0x	8.0x	7.9x	7.3x	7.5x
Fresenius	7.3x	7.4x	7.4x	8.1x	8.7x
Although none of the selected companies are directly comparable to ARA, Goldman Sachs selected these companies because they are publicly traded companies that operate in the dialysis sector with certain operations that for purposes of analysis may be considered similar to certain operations of ARA.
General. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to ARA, IRC or the Merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view of the $11.50 in cash per share of Common Stock to be paid to the holders (other than IRC and its affiliates) of shares of Common Stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of ARA, IRC, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The Per Share Merger Consideration was determined through arm’s-length negotiations between ARA and IRC and was approved by the Board. Goldman Sachs provided advice to ARA during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to ARA or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of ARA, IRC, any of their respective affiliates and third parties, including Centerbridge Capital Partners, L.P. (“Centerbridge”), a significant shareholder of ARA, Fresenius Medical Care Holdings Inc. (“Fresenius”), an affiliate of which (the “Subsequent Transaction Buyer”) Goldman Sachs understands has entered into an agreement with IRC to purchase certain clinics in connection with the Merger, and their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to ARA in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Centerbridge and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Centerbridge Partners, L.P., an affiliate of Centerbridge, in connection with the acquisition of Civitas Solutions, Inc. (“Civitas”) in March 2019; as a financial advisor to Canopius Managing Agents Limited, a portfolio company of an affiliate of Centerbridge, in connection with the acquisition of Amtrust’s Lloyds syndicates in October 2019; as lead arranger in connection with a bank loan (aggregate principal amount $100 million) to Civitas in October 2019; as financial advisor to Great Wolf Resorts Inc., a portfolio company of an affiliate of Centerbridge, in connection with the sale of a controlling interest to Blackstone in November 2019; as lead arranger in connection with a bank loan (aggregate principal amount $205 million) to Civitas in February 2020; and as joint bookrunner in connection with the initial public offering of 45,425,000 common shares of GoHealth, LLC, a portfolio company of an affiliate of Centerbridge, in July 2020. During the two (2)-year period ended October 1, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Centerbridge and/or its affiliates and its and their portfolio companies of approximately $38.3 million. Goldman Sachs has also provided certain financial advisory and/or underwriting services to affiliates of Fresenius from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with a public offering by Fresenius SE & Co. KGaA (“Fresenius SE”), an affiliate of Fresenius, of its 2.875% Notes due 2029 and 1.875% Notes due 2025 (aggregate principal amount €1 billion) in January 2019; and as joint bookrunner in connection with a public offering by Fresenius SE of its 0.375% Notes due 2026 and 1.125% Notes due 2033 (aggregate principal amount €1 billion) in September 2020. During the two (2)-year period ended October 1, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to affiliates of Fresenius of approximately $1.1 million. During the two (2)-year period ended October 1, 2020, the Investment Banking Division of Goldman Sachs has not been engaged by ARA, IRC, or their respective affiliates (other than Centerbridge and Fresenius as described above) to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to ARA, IRC, Centerbridge, Fresenius and their respective affiliates and, as applicable, portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Centerbridge and its affiliates from time to time and may have invested in limited partnership units of affiliates of Centerbridge from time to time and may do so in the future.
The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated September 29, 2020, ARA engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between ARA and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $12.4 million, $2.5 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. In addition, ARA has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement by ARA.
CERTAIN FINANCIAL FORECASTS
ARA’s senior management prepares projections of ARA’s expected financial performance as part of its ongoing management of the business. Other than guidance in connection with its regularly scheduled earnings releases, as a matter of course, these projections are not publicly disclosed due to the inherent unpredictability of the underlying assumptions and estimates. However, ARA is including certain unaudited prospective financial information, which we refer to as the “Company Forecasts,” in this Proxy Statement in order to provide stockholders access to a summary of certain nonpublic unaudited prospective financial information.
In connection with the Board’s review of ARA’s strategic alternatives, including the consideration and evaluation of a potential transaction with IRC, ARA’s senior management prepared and provided to the Board and Goldman Sachs the Company Forecasts. The Company Forecasts were reviewed by the Board and shared with Goldman Sachs. At the direction of the Board, Goldman Sachs used and relied upon the Company Forecasts in connection with its financial analyses for purposes of its opinion, as summarized in the section entitled “The Merger—Fairness Opinion of ARA’s Financial Advisor: Goldman Sachs & Co. LLC” of this Proxy Statement. For these reasons, ARA has elected to summarize the Company Forecasts in this Proxy Statement.
The Company Forecasts were not prepared with a view toward public disclosure and reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and frequent revisions based on actual results and business developments.
ARA’s internal financial forecasts, such as the Company Forecasts, and the assumptions upon which the Company Forecasts were based, are subjective in many respects and thus subject to interpretation. Although presented with numerical specificity, the Company Forecasts are forward-looking statements and are based upon a variety of estimates and numerous assumptions made by ARA’s senior management with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, including the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this Proxy Statement and other risk factors described in ARA’s filings with the SEC, many of which are difficult to predict, are inherently uncertain, are beyond ARA’s control, are subject to significant economic and competitive uncertainties and may not reflect current prospects for ARA’s business, changes in general business, economic, market and financial conditions and other matters, transactions or events that have occurred or that may occur and that were not anticipated when the Company Forecasts were prepared. In addition, since the Company Forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the Company Forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected. In addition, the Company Forecasts do not take into account the transactions contemplated by the Merger Agreement, including the Merger, that might also cause actual results to differ materially. ARA’s stockholders are urged to review ARA’s filings with the SEC for a description of ARA’s actual reported results of operations and financial condition.

The Company Forecasts are not intended to comply with, and include financial metrics that were not prepared in accordance with, United States generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding financial projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by ARA may not be comparable to similarly titled measures used by other companies. Financial measures included in projections provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Company Forecasts, are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore such projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of the financial measures included in the Company Forecasts to the relevant GAAP financial measures. Neither Ernst & Young, ARA’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the Company Forecasts, and, accordingly, neither Ernst & Young nor any other public accounting firm expresses an opinion or any other form of assurance with respect to the Company Forecasts. Reports by Grant Thornton LLP incorporated by reference into this Proxy Statement relate solely to ARA’s historical financial information. They do not extend to the prospective financial information and should not be read to do so.
ARA defines “Adjusted EBITDA” as net income before stock-based compensation and associated payroll taxes, depreciation, amortization and impairment, interest expense, net, income taxes and other non-income-based tax, change in fair value of income tax receivable agreement, certain legal and other matters, severance, executive retirement and related costs and gain or loss on sale or closure of clinics. ARA’s senior management believes Adjusted EBITDA is useful because it provides meaningful supplemental information about ARA’s operating performance and facilitates period-to-period comparisons without regard to our financing methods, capital structure or other items that ARA believes are not indicative of ARA’s ongoing operating performance.
No one has made or makes any representation regarding the information included in the Company Forecasts. Stockholders and other readers of this Proxy Statement are cautioned not to rely unduly, if at all, on the Company Forecasts. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or effects, may have changed since the date the Company Forecasts were prepared. ARA has not updated or otherwise revised, and does not intend to update or otherwise revise, the Company Forecasts to reflect circumstances existing after the date when prepared or to reflect the occurrence or non-occurrence of events after the date when prepared, even if any or all of the assumptions on which the Company Forecasts were based are shown to be inaccurate. Subject to the foregoing qualifications, set forth below is a summary of the Company Forecasts.
	For the Fiscal Year Ended December 31,
	2020E	2021E	2022E	2023E	2024E
	(in millions)
Patient service operating revenues	$811.6	$824.0	$889.4	$955.2	$1,034.9
Total operating expenses(1)	$720.2	$723.9	$783.4	$842.7	$913.0
Net income	$47.8	$55.2	$60.7	$66.9	$75.6
Adjusted EBITDA(2)	$139.1	$141.3	$149.7	$158.7	$171.1
Adjusted EBITDA less NCI (2)(3)	$91.0	$92.4	$97.8	$103.4	$111.2
Capital expenditures	$20.9	$28.8	$38.3	$48.3	$56.6
Unlevered free cash flow(4)	$39.1	$38.6	$31.1	$34.8	$33.0
Total ending clinics	249	259	273	290	310
(1)	Total operating expenses includes patient care costs, general and administrative expenses, depreciation, amortization and impairment, and certain legal and other matters.
(2)
Excludes stock-based compensation expense and associated payroll taxes, depreciation, amortization and impairment, interest expense, net income tax expense or benefit and other non-income-based taxes, change in fair value of income tax receivable agreement, costs related to certain legal and other matters, severance, executive retirement and related costs and the gain or loss on sale or closure of clinics. Includes the estimated impact of the Coronavirus Aid, Relief and Economic Security Act ( the “CARES Act”) reimbursements for COVID-19 related reduction in patient service operating revenues, net of direct patient care costs in 2020E and COVID-19 related operating expenses.

(3)	Adjusted EBITDA less NCI equals Adjusted EBITDA minus the share of net income attributable to noncontrolling interests.
(4)	Unlevered free cash flow equals Adjusted EBITDA less NCI reduced by stock based compensation expense, one-time legal expenses,

income tax expense (estimated rate of 26%), capital expenditures and settlement payments due to UnitedHealth Group Incorporated, increased by cash from divestitures and a one time tax benefit related to CARES Act legislation in 2020E, and adjusted for changes in net working capital. 2020E represents estimated cash flows expected from September through December 2020.
INTERESTS OF THE DIRECTORS AND EXECUTIVE OFFICERS OF ARA IN THE MERGER
In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement and the Merger and in recommending that the Merger Proposal be approved by our stockholders. See the sections entitled “The Merger—Background of the Merger” and “The Merger—Recommendation of the Board and Reasons for the Merger” of this Proxy Statement. You should take these interests into account in deciding whether to vote “FOR” the Merger Proposal.
The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.
Note that, in accordance with SEC rules we are required to include this information on behalf of any individual who was an executive officer of ARA at any time since January 1, 2019, and therefore includes information with respect to Jason Boucher, who previously was an executive officer but who is no longer employed by ARA.
Treatment of ARA Equity Awards in the Merger
Certain of our directors and executive officers hold outstanding ARA stock options and ARA restricted stock awards. Under the Merger Agreement, immediately prior to the Effective Time, each option to purchase shares of our Common Stock that is outstanding and unexercised immediately prior to the Effective Time, will be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of our Common Stock underlying the option multiplied by the excess, if any, of the Per Share Merger Consideration (as defined in the Merger Agreement) over the applicable per share exercise price of the option, less applicable withholding taxes. Options with a per share exercise price equal to or exceeding the Per Share Merger Consideration (if any) will be cancelled without payment.
The Merger Agreement also provides that, immediately prior to the Effective Time, each award of restricted stock and restricted stock units covering shares of our Common Stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, will vest in full (to the extent unvested) and will be cancelled and converted into the right to receive a cash payment equal to the product of the Per Share Merger Consideration multiplied by the aggregate number of shares of our Common Stock subject to the award, less applicable withholding taxes.
The following table sets forth for each executive officer and director the aggregate number of shares of our Common Stock owned or subject to vested and unvested ARA stock options with an exercise price that does not exceed the Per Share Merger Consideration and unvested ARA restricted stock awards, in each case as of December 4, 2020. None of our current or former directors or executive officers hold outstanding restricted stock unit awards.
Name	Vested Stock Options (#)(1)	Value of Vested Stock Options(2)	Unvested Stock Options (#)(3)	Value of Unvested Stock Options(4)	Unvested Restricted Stock (#)(5)	Value of Unvested Restricted Stock(6)	Shares of Common Stock (#)	Value of Common Stock(6)
Current or Former Non-Employee Directors
Michael E. Boxer	0	$0	0	$0	17,151	$197,237	83,317(7)	$958,146
Susanne V. Clark	0	$0	0	$0	0	$0	0	$0
Thomas W. Erickson	0	$0	0	$0	17,151	$197,237	50,604(7)	$581,946
Jeremy W. Gelber	0	$0	0	$0	0	$0	0	$0
Robert H. Fish	0	$0	0	$0	17,151	$197,237	26,054	$299,621
Jared S. Hendricks	0	$0	0	$0	0	$0	0	$0
Christopher J. Hocevar	0	$0	0	$0	18,679	$214,809	0	$0
John M. Jureller	0	$0	0	$0	17,151	$197,237	32,284	$371,266
Steven M. Silver	0	$0	0	$0	0	$0	0	$0

Name	Vested Stock Options (#)(1)	Value of Vested Stock Options(2)	Unvested Stock Options (#)(3)	Value of Unvested Stock Options(4)	Unvested Restricted Stock (#)(5)	Value of Unvested Restricted Stock(6)	Shares of Common Stock (#)	Value of Common Stock(6)
Current or Former Executive Officers
Joseph A. Carlucci	199,307	$1,002,514	0	$0	174,774	$2,009,901	1,070,390(7)	$12,309,485
Syed T. Kamal	199,307	$1,002,514	0	$0	184,840	$2,125,660	1,106,396	$12,723,554
Don E. Williamson	17,695	$151,115	0	$0	247,121	$2,841,892	60,161	$691,852
Victoria A. Labriola	3,047	$3,992	22,041	$91,470	59,193	$680,720	5,376	$61,824
Mark Herbers	0	$0	0	$0	0	$0	0	$0
Jason Boucher(8)	0	$0	0	$0	0	$0	N/A	N/A
(1)
Messrs. Carlucci, Kamal, Boxer, Erickson and Jureller, Dr. Williamson and Ms. Labriola also hold 105,000, 48,000, 11,450, 11,450, 11,450, 53,020 and 13,356 vested stock options, respectively, that have a per share exercise price greater than the Per Share Merger Consideration of $11.50.

(2)
Dollar values are calculated based on the difference between the Per Share Merger Consideration of $11.50 per share and the weighted average exercise price of each executive officer’s vested stock options that are in the money. Messrs. Carlucci’s and Kamal’s vested in the money options have a weighted average exercise price of $6.47. Dr. Williamson’s vested in the money options have a weighted average exercise price of $2.96. Ms. Labriola’s vested in the money options have a weighted average exercise price of $10.19.

(3)	Messrs. Carlucci and Kamal also hold 595,253 and 218,639 unvested stock options, respectively, with a per share exercise price that is greater than the Per Share Merger Consideration of $11.50.
(4)
Dollar value is calculated based on the difference between the Per Share Merger Consideration of $11.50 per share and $7.35, the weighted average exercise price of Ms. Labriola’s unvested stock options that are in the money.

(5)
For Mr. Carlucci, this consists of 158,405 unvested restricted shares and 16,369 performance-based restricted shares that are earned but unvested. For Mr. Kamal, this consists of 78,280 unvested restricted shares, 7,614 performance-based restricted shares that are earned but unvested and 98,946 unvested performance-based restricted shares. For Dr. Williamson, this consists of 107,189 unvested restricted shares, 8,375 performance-based restricted shares that are earned but unvested and 131,557 unvested performance-based restricted shares. For Ms. Labriola, this consists of 30,325 unvested restricted shares and 28,868 unvested performance-based restricted shares.

(6)	Dollar values are calculated based on the Per Share Merger Consideration of $11.50.
(7)	Common stock includes shares beneficially held by Messrs. Boxer, Erickson and Carlucci.
(8)	Mr. Boucher is no longer employed by us; accordingly, information related to Mr. Boucher’s current ownership of shares, if any, is not readily determinable.
Director and Executive Officer Compensation Arrangements
Emerging Growth Company Status
ARA qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2012. As a result, ARA is permitted to rely on, and does rely on, exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Specifically, as an emerging growth company, ARA is not required to conduct votes seeking shareholder approval on an advisory basis of (1) the compensation of ARA’s “named executive officers” or the frequency with which such votes must be conducted or (2) compensation arrangements and understandings in connection with merger transactions, known as “golden parachute” arrangements. Accordingly, ARA has not included a tabular compensation information for such “golden parachute” arrangements.
Employment Agreements
Each of Messrs. Joseph A. Carlucci and Syed T. Kamal and Dr. Don E. Williamson has entered into an employment agreement and, in the case of Mr. Carlucci, a transition services agreement, with ARA that provides the executive with the following payments and benefits if the executive’s employment is terminated by ARA without “cause” or by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of ARA and continued compliance with restrictive covenants:
For Mr. Carlucci:
•	continued base salary at the annualized rate of $904,203 for twenty-four (24) months, payable in installments in accordance with our normal payroll practices;
•
continued health, life and disability benefits at the same levels as provided to active employees until the earlier of (A) twenty-four (24) months following the date of termination and (B) such time that Mr. Carlucci becomes eligible for comparable benefits from a different employer, or, if provision of such benefits is not practicable, a monthly cash payment in an amount equal to our normal monthly cost of coverage for an active employee for a period of twenty-four (24) months; and
•
a pro-rated annual cash incentive bonus in respect of the calendar year during which his services with ARA terminates, subject to the delivery of our final audited financial statements with respect to such year.

In addition, pursuant to Mr. Carlucci’s transition services agreement with ARA, if Mr. Carlucci has already been terminated without cause or resigned for good reason and is serving as a consultant at the time of a “change in control” (as defined in his employment agreement, which includes the Merger), any remaining salary continuation will immediately come due and will be paid to him in one lump sum upon the effective date of the “change in control”.
For Mr. Kamal and Dr. Williamson:
•	continuation of base salary, at the then-current level, for a period of twenty-four (24) months, payable in installments in accordance with our normal payroll practices;
•
continuation of employee group health, life and disability plans until the earlier of (A) twenty-four (24) months following the date of termination and (B) the date the executive is or becomes eligible for comparable coverage under health, life and disability plans of another employer; and

•	a pro rata portion of the executive’s bonus for the then-current fiscal year based upon actual performance, payable at the time at which bonuses are normally paid.
Dr. Williamson would also be entitled to the severance payments described above in the event that the buyer in a “change of control” fails to assume his employment agreement.
The term “cause” generally means the named executive officer’s (i) conviction of, or plea of guilty to, a crime if, as a result of his continued association with us, such crime is injurious to our business or reputation, (ii) breach of duty of loyalty that is detrimental to us and involves his personal profit, (iii) willful failure to perform his duties or to follow lawful directives of the Board, or (iv) gross negligence or willful misconduct in the performance of his duties.
The term “good reason” generally means any substantial diminution of or substantial detrimental change in the named executive officer’s responsibilities, salary or benefits, or relocation of the named executive officer’s principal office from the metropolitan Boston area.
Mr. Carlucci is subject to non-competition, non-solicitation of employees and no-hire covenants that apply during his employment and consulting term with us and through the third anniversary of the date on which Mr. Carlucci becomes a consultant (in the case of the non-compete) and the third anniversary of the end of his consulting term (in the case of the non-solicit of employees and no-hire. Mr. Kamal is subject to non-competition, non-solicitation of employees and no-hire covenants that apply during his employment with us and through the third anniversary of the date of his termination of employment. However, solely in the case of a change in control, the restrictive period applicable to Mr. Kamal will end on the later of (i) the third (3rd) anniversary of the change in control (which includes the Merger) and (ii) the first (1st) anniversary of the date of termination of employment. In addition, solely in the case of a change in control, we have the right to extend the restrictive period applicable to Mr. Kamal until the later of (x) the fifth (5th) anniversary of the change in control and (y) the first (1st) anniversary of the date of termination if we make a timely election and pay Mr. Kamal an amount equal to 300% of his then current base salary in a lump sum. Dr. Williamson is subject to six (6) month post-termination non-competition and one (1) year post-termination non-solicitation of employees and customers covenants. Each of Messrs. Carlucci and Kamal and Dr. Williamson is also subject to customary confidentiality and invention assignment covenants.
Herbers Engagement Letter
In connection with the appointment of Mr. Herbers as Interim Chief Financial Officer and Interim Chief Accounting Officer on March 21, 2019, ARA entered into an engagement letter, dated as of March 21, 2019 (the “Engagement Letter”), with AP Services, LLC (“APS”), an affiliate of AlixPartners, LLP, where Mr. Herbers has been employed since 2014. Mr. Herbers is expected to serve until ARA appoints a permanent chief financial officer and principal accounting officer. Pursuant to the Engagement Letter, Mr. Herbers will continue to be employed by APS during the term of his service to ARA and will not receive any compensation directly from ARA or participate in any of ARA’s employee benefit plans. ARA will instead pay APS an hourly rate of $875 per hour for the services provided by Mr. Herbers and will reimburse APS for reasonable out-of-pocket expenses. The Engagement Letter may be terminated by either party at any time by written notice to the other party, subject to the payment of fees and expenses incurred by APS through the effective date of the termination. The Engagement Letter also contains certain covenants, including a one-year non-solicitation provision applicable to ARA with respect to the solicitation of APS employees, subject to certain exceptions as provided in the Engagement Letter.
Change of Control and Severance Protection Agreement
Ms. Labriola is not party to an employment agreement with ARA; however, she is party to a Change of Control and Severance Protection Agreement (a “Change of Control Severance Protection Agreement”) that entitles her a lump sum payment equal to one (1) year of her then-current base salary if she is terminated without “cause” or resigns for “good reason” during the period that begins on the date a change of control agreement is entered into and ends one year following the closing of such change of control. Payment under the Change of Control Severance Protection Agreement may be reduced by the amount of Ms. Labriola’s retention bonus (as described below in the section entitled “The Merger—Interests of the Directors and Executive Officers of ARA in the Merger—Retention Program” of this Proxy Statement, below) and is subject to Ms. Labriola’s execution and non-revocation of a release of claims in favor of ARA. In addition, Ms. Labriola is subject to a one-year post-termination non-solicitation of employees and customers covenant and a perpetual confidentiality covenant.
The terms “cause” and “good reason” have the same definitions as those set forth above under the employment agreements for Messrs. Carlucci, Kamal and Williamson.
Assuming that each of the executive officers is terminated by us without “cause” or resigns for “good reason” immediately following the effective time of the Merger (which for these purposes is assumed to be December 31, 2020), then the value of the estimated payments and benefits under Mr. Carlucci’s transition services agreement, Mr. Kamal’s and Dr. Williamson’s employment agreements and Ms. Labriola’s Change of Control Severance Protection Agreement, as applicable, for each individual would be:
Name	Value of Cash Severance ($)(1)	Value of Contribution for Health Benefits ($)(2)	Value of Pro-Rated Bonus ($)(3)	Value of Retention Bonus ($)(4)	Total ($)
Joseph A. Carlucci	$1,808,406	$52,648	$904,203	$0	$2,765,257
Syed T. Kamal	$1,541,856	$37,323	$770,928	$0	$2,350,107
Don E. Williamson	$1,500,000	$40,420	$750,000	$0	$2,290,420
Victoria A. Labriola	$200,000	$0	$0	$200,000	$400,000
(1)
The value of cash severance includes: with respect to Messrs. Carlucci and Kamal and Dr. Williamson, two times base salary on the assumed termination date; and with respect to Ms. Labriola, the difference between (a) base salary and (b) retention bonus amount. Base salaries reflect the base salary in effect for 2020 without giving effect to COVID-19 related reductions. Accordingly, if any executive officer’s base salary is increased, the actual payments such executive officer may receive may be greater than those set forth in the table above.

(2)
The value of ARA's contribution for health benefits includes: estimated contributions towards the executive officers’ health insurance for 24 months based on current participation levels and premium rates.

(3)	The value of the pro-rated bonus assumes target bonuses for 2020 for each executive officer.
Consulting Agreement with Board Member
ECG Ventures, Inc., an entity wholly owned by Thomas W. Erickson, a member of the Board, provided consulting services to ARA during the three months ended September 30, 2020 in exchange for a payment in the amount of $275,000.
Treatment of Equity Awards in the Event of Change of Control
The grant agreements between ARA and each of Messrs. Carlucci and Kamal and Dr. Williamson and Ms. Labriola governing the treatment of all outstanding stock options and shares of restricted stock subject solely to time-based vesting conditions provide for immediate vesting of any unvested portion of equity grants upon a change of control, whether a termination event has occurred or not. In the case of performance vesting restricted stock, in the event any of the individuals are involuntarily terminated without cause or resigns for good reason, in either case within twenty-four (24) months of the occurrence of a “change in control” (a “Qualifying Termination”), such restricted stock will immediately fully vest on the date of such termination or resignation. Further, in the case of Dr. Williamson’s performance based restricted stock, if a “change in control” occurs but there is no Qualifying Termination, the portion of the performance-based restricted stock that would otherwise remain eligible to vest based on Adjusted EBITDA in respect of any fiscal years ending after the date of the “change of control” will instead remain outstanding and eligible to vest on the basis of Dr. Williamson’s continued employment through the last day of each such fiscal year without regard to our Adjusted EBITDA for such year.
As described above, all outstanding equity awards (whether vested or unvested) will automatically vest and be cancelled for cash payments in accordance with the Merger Agreement.
Employee Benefits
The Merger Agreement requires IRC (or the surviving corporation) to continue to provide certain compensation and benefits for a period of one year following the Effective Time for certain continuing ARA employees, and to take certain actions in respect of employee benefits provided to ARA’s employees. For a detailed description of these requirements, please see the section entitled “The Merger Agreement—Other Covenants and Agreements—Employee Matters” of this Proxy Statement.
Retention Program
ARA established a cash-based retention program in the aggregate amount of approximately $1.7 million to promote retention and to incentivize efforts to consummate the closing of the transactions contemplated by the Merger Agreement (the “Retention Program”), including a $200,000 retention bonus for Ms. Labriola. Neither Messrs. Carlucci nor Kamal nor Dr. Williamson are participating in the Retention Program. Payments under the Retention Program will be made at the Effective Time or on ARA’s first regular payroll date following the Effective Time; provided that, to the extent applicable, any amounts paid under the Retention Program to an employee will reduce, dollar for dollar, the amount of any severance payments payable to such employee under the respective Change of Control and Severance Protection Agreement to which he or she is party. ARA may re-allocate the Retention Program bonuses among employees after consulting in good faith with IRC before taking such actions so long as the aggregate amount of bonuses payable under the Retention Program does not exceed approximately $1.7 million, and, to the extent any bonuses under the Retention Program are forfeited by any employees, ARA may reallocate such forfeited bonuses to other employees after consulting in good faith with IRC before taking such actions.
Insurance and Indemnification of Directors and Executive Officers
From and after the Effective Time until the sixth (6th) anniversary of the Effective Time, IRC has agreed that it and the surviving corporation will indemnify and hold harmless each present and former director, officer and employee of ARA and its subsidiaries against any costs or expenses incurred in connection with any claim or proceeding occurring at or prior to the Effective Time to the fullest extent that ARA and its subsidiaries would have been required by applicable law and their respective organizational documents or indemnification agreements, in effect as of the date of the Merger Agreement, to indemnify such persons.
Prior to the Effective Time, ARA will purchase a pre-paid, non-cancelable 6-year “tail” policy, of directors’ and officers’ liability insurance with respect to matters arising on or before the Effective Time.
Post-Go Shop Discussions about Continuing Roles and Related Matters
Between November 11, 2020 and November 12, 2020, following the completion of the go-shop period, representatives of Nautic held separate in-person meetings with each of Messrs. Joseph Carlucci, Syed Kamal and Don Williamson to discuss, for the first time, the potential that each of them would continue to serve in a role with the surviving corporation and/or its affiliates following the closing, related cash and/or incentive equity compensation, as well as the potential for a rollover in connection with the transaction of all or a portion of their equity in the Company into equity of a holding company for Nautic’s investment in the Company. Nautic also offered Messrs. Carlucci and Kamal a seat on the board of managers of the same holding company following the closing. No agreement has been reached on any aspect of those conversations, including future role (whether board seats, employment or otherwise), any aspect of compensation or an equity rollover.
VOTING AND SUPPORT AGREEMENT
On October 1, 2020, the Centerbridge Stockholders, which together beneficially owned approximately 51% of the outstanding shares of our Common Stock entered into the Voting Agreement with IRC, pursuant to which, among other things and subject to the terms and conditions therein, the Centerbridge Stockholders agreed to vote their shares of Common Stock in favor of the Merger Proposal and against any alternative proposal (including an Acquisition Proposal), any action or agreement that would reasonably be expected to result in a breach under the Merger Agreement or any other action, agreement or transaction intended to impede or interfere with the Merger or the other transactions contemplated by the Merger Agreement. In addition, each stockholder party to the Voting Agreement waived its appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”).
The Centerbridge Stockholders also agreed, to the extent requested by the Board (or a duly authorized committee thereof) in connection with any Acquisition Proposal which the Board or such committee has determined in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below), to enter into a supplemental agreement in favor of the person or group that submitted such Acquisition Proposal on the same terms and conditions as the supplemental agreement that the Centerbridge Stockholders entered into with IRC on October 1, 2020, pursuant to which the Centerbridge Stockholders agreed, subject to the limitations therein, to reimburse ARA for 50% of any fines, penalties or reasonable and documented out-of-pocket expenses incurred in connection with the Securities and Exchange Commission (“SEC”) investigation previously disclosed by ARA in its public reports filed with the SEC, subject to a $5 million aggregate reimbursement cap.
The Voting Agreement will terminate upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the amending of the Merger Agreement without the prior consent of the Centerbridge Stockholders in a manner that (a) decreases the Per Share Merger Consideration, (b) changes the form of consideration payable under the Merger Agreement to the Centerbridge Stockholders, (c) imposes any additional material restrictions on or additional conditions on the payment of the Per Share Merger Consideration to ARA’s stockholders, (d) imposes any additional material restrictions or obligations on the Centerbridge Stockholders, or (e) otherwise materially and adversely affects the Centerbridge Stockholders, (iv) the Centerbridge Stockholders and IRC mutually agreeing to such termination, (v) the conclusion of the vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and the shares held by the Centerbridge Stockholders having been voted as specified therein, or (vi) a Change of Recommendation (as defined below in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement, below).
FINANCING OF THE MERGER
The Merger Agreement is not conditioned upon IRC’s receipt of financing. We anticipate that the total amount of funds necessary to consummate the Merger and the related transactions, not including fees and expenses, will be approximately $853 million, including the estimated funds needed to (i) pay our stockholders the Per Share Merger Consideration due to them under the Merger Agreement; (ii) make payments in respect of outstanding ARA stock options, restricted stock unit awards and restricted stock awards pursuant to the Merger Agreement; and (iii) pay the outstanding net indebtedness of ARA.
IRC has obtained financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement, including the Merger, and paying related fees and expenses (the “Financing”). Nautic Partners VIII, L.P., Nautic Partners VIII-A, L.P., Nautic Partners IX, L.P. and Nautic Partners IX-A, L.P. have committed to capitalize IRC, prior to the Effective Time, with an aggregate equity contribution of up to $450 million, subject to the terms and conditions set forth in an equity commitment letter. Investment funds and accounts managed by HPS Investment Partners, LLC (the “Lenders”) have agreed to provide IRC and Merger Sub with committed debt financing in an aggregate principal amount of up to $515 million on the terms set forth in a debt commitment letter. The obligations of the Lenders to provide debt financing under the debt commitment letter are subject to customary terms and conditions. The Merger Agreement provides that IRC and Merger Sub will use reasonable best efforts to take all actions and to do all things necessary, proper or advisable to arrange, obtain and consummate the Financing on or prior to the Closing (as defined in the Merger Agreement).
CLOSING AND EFFECTIVE TIME OF THE MERGER
The closing of the Merger will take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, at 9:00 a.m. (Eastern time) on the date which is two (2) business days after the date on which all of the closing conditions set forth in the Merger Agreement (as described under the section entitled “The Merger

Agreement—Conditions to the Merger” of this Proxy Statement, below) have been satisfied or waived (other than those conditions that by their terms are to be satisfied immediately prior to or at the closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by ARA and IRC.
Concurrently with, or as promptly as practicable after, the closing, ARA will cause to be filed with the Delaware Secretary of State an appropriate, executed certificate of merger with respect to the Merger in accordance with the DGCL. The Merger will become effective upon the filing of such certificate of merger, or at such later date and time as is agreed by IRC and ARA and specified in such certificate of merger.
APPRAISAL RIGHTS
If the Merger is consummated, ARA’s stockholders will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL, provided they comply with the conditions established by Section 262.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Proxy Statement as Appendix C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.
Under Section 262, record holders of Common Stock who make the demand described below with respect to such shares, do not vote in favor of the Merger Proposal, continuously hold such shares through the Effective Time, and otherwise comply with the statutory requirements of Section 262 will be entitled to an appraisal of their shares of our Common Stock and to receive payment in cash for the fair value of their shares as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of the shares of our Common Stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the Per Share Merger Consideration per share that holders thereof are otherwise entitled to receive under the terms of the Merger Agreement. Stockholders should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address “fair value” under Section 262 of the DGCL. All references in this summary of appraisal rights to a “stockholder” or “holders of shares” are to the record holder or holders of such shares of our Common Stock.
Under Section 262, when a merger agreement is to be submitted by a corporation’s board of directors for adoption at a meeting of such corporation’s stockholders, not less than 20 days before such meeting, the corporation submitting the matter to a vote of stockholders must notify the stockholders who were stockholders on the record date for notice of such meeting with respect to shares for which appraisal rights will be available pursuant to Section 262 that such appraisal rights will be available. A copy of Section 262 must be included with such notice. This Proxy Statement constitutes ARA’s notice to its stockholders that appraisal rights are available in connection with the Merger and the full text of Section 262 is attached to this Proxy Statement as Appendix C, in compliance with the requirements of Section 262. Stockholders who wish to exercise such appraisal rights should carefully review the text of Section 262 contained in Appendix C. Failure to comply timely and properly with the requirements of Section 262 may result in the loss of such stockholder’s appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising appraisal rights, ARA believes that a stockholder considering the exercise of such rights should seek the advice of legal counsel.
Stockholders who wish to exercise their appraisal rights of their shares of our Common Stock must deliver to ARA a written demand for appraisal of the holder’s shares before the vote is taken to approve the Merger Proposal. The demand must reasonably inform ARA of the identity of the holder of record of shares who intends to demand appraisal of his, her or its shares. A stockholder seeking appraisal of his, her or its shares may not vote or submit a proxy in favor of the Merger Proposal. If a stockholder fails to deliver such written demand or votes or submits a proxy in favor of the Merger Proposal, such stockholder may remain entitled to receive the Per Share Merger Consideration, without interest and less any applicable withholding taxes, for his, her or its shares of our Common Stock but will not have appraisal rights with respect to such shares. In addition, a holder of shares wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold such shares of record through the Effective Time.
A proxy that is submitted and does not contain voting instructions will, unless properly revoked, be voted “FOR” the Merger Proposal, and it may result in the loss of the stockholder’s right of appraisal and nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the Merger Proposal or “ABSTAIN” from voting on the Merger Proposal. Voting against or failing to vote on the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.
All demands for appraisal should be addressed to:
American Renal Associates Holdings, Inc.
500 Cummings Center
Suite 6550
Beverly, Massachusetts 01915
and must be delivered to ARA before the vote is taken to approve the Merger Proposal at the Special Meeting, and must be executed by, or on behalf of, the stockholder. The demand will be sufficient if it reasonably informs ARA of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of our Common Stock. A stockholder’s failure to deliver to ARA the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting may result in the loss of appraisal rights.
Only a holder of record is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears in the transfer agent’s records and should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the person having a beneficial interest in such shares if he or she does not also hold such shares of record. A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), bank or other nominee, such demand must be executed by or for the record owner. If a stockholder holds shares through a broker, bank or other nominee who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. If a stockholder holds through a broker, bank or other nominee and wishes to exercise appraisal rights, such stockholder should consult with his, her or its broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, bank or other nominee, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
Within 10 days after the Effective Time, the surviving corporation in the Merger must give written notice of the Effective Time to each stockholder who has demanded appraisal in accordance with Section 262 and who did not vote in favor of the Merger Proposal. At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw his, her or its demand and accept the Per Share Merger Consideration, without interest and less any applicable withholding taxes, for his, her or its shares of our Common Stock by delivering to the surviving corporation a written withdrawal of such demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just, provided, however that such court approval shall not be required for any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party and who withdraws such stockholder’s demand for appraisal within 60 days of the Effective Time. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our Common Stock determined in any such appraisal proceeding, which value may be more than, less than, or equal to the Per Share Merger Consideration per share, without interest and less any applicable withholding taxes.
Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such petition and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. In the event that the surviving corporation does not file such petition, it is the obligation of the holders of our Common Stock to initiate all necessary action to perfect their appraisal rights with respect to shares within the time prescribed in Section 262. In addition, within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person and for which appraisal has been properly demanded may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement. The statement must be given to the stockholder within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to stockholders who have demanded appraisal from the Delaware Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. Additionally, because our Common Stock will have been publicly listed on the New York Stock Exchange, the Delaware Court of Chancery is required under Section 262 to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of our Common Stock or (ii) the value of the Per Share Merger Consideration for such total number of shares of our Common Stock exceeds $1 million.
After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the shares, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value by the surviving corporation to the stockholders entitled thereto. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as provided in the following sentence, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in the preceding sentence only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

Neither ARA nor IRC anticipates offering more than the Per Share Merger Consideration provided for in the Merger Agreement to any stockholder exercising appraisal rights and they reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our Common Stock is less than the Per Share Merger Consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each dissenting stockholder is responsible for his, her or its attorneys and expert witness expenses, although upon the application of a dissenting stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares other than with respect to dividends or distributions payable to stockholders of record at a date which is prior to the Effective Time.
At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the stockholder’s right to appraisal shall cease, and such stockholder will be entitled to receive the Per Share Merger Consideration, without interest and less any applicable withholding taxes. Inasmuch as the surviving corporation has no obligation to file such a petition, and has no present intention to do so, any holder of shares who desires such a petition to be filed is advised to file it on a timely basis. As indicated above, any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the surviving corporation a written withdrawal of his, her or its demand for appraisal and acceptance of the Per Share Merger Consideration, without interest and less any applicable withholding taxes, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the surviving corporation and (ii) that no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, provided, however, that the preceding clause (ii) shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Per Share Merger Consideration, without interest and less any applicable withholding taxes, on terms offered upon the Merger within 60 days after the Effective Time.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. In that event, you will be entitled to receive the Per Share Merger Consideration for your shares of our Common Stock in accordance with the Merger Agreement.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH

TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion is a summary of the material U.S. federal income tax consequences of the Merger that generally are relevant to holders of shares of Common Stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this Proxy Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is limited to holders who hold their shares of Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than U.S. federal income taxation (e.g., estate, gift or alternative minimum tax or the Medicare net investment income surtax). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares of Common Stock who exercise appraisal rights under the DGCL. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder or both, as the context may require.
This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including:
•
holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations, partnerships and any other entities or arrangements treated as partnerships, or any other pass-through entities for U.S. federal income tax purposes or any investors in or owners of any such S corporation, partnership, entity or arrangement, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, certain expatriates or former long-term residents of the United States;

•	or holders holding shares of Common Stock as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;
•	holders that received their shares of Common Stock in a compensatory transaction;
•	holders that are “controlled foreign corporations” or “passive foreign investment companies”, as those terms are used in the Code;
•	holders that have held at any time, directly, indirectly or constructively, more than 5% of our Common Stock;
•	holders who own an equity interest, actually or constructively, in IRC or the surviving corporation; or
•	holders whose “functional currency” is not the U.S. dollar.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is an owner of shares of Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of Common Stock and partners therein should consult their tax advisors regarding the consequences of the Merger.
We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR OTHER TAX LAWS.

U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Common Stock who or that is for U.S. federal income tax purposes:
•	An individual who is a citizen or resident of the United States;
•	A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before deduction for any applicable withholding taxes) and the U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Common Stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than 1 year at the time of the consummation of the Merger, reduced by the amount of any distributions received in respect of such shares that were treated as nontaxable returns of capital. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). There are limitations on the deductibility of capital losses. If a U.S. Holder acquired different blocks of Common Stock at different times and different prices, that U.S. Holder must determine its, his or her gain or loss, adjusted tax basis and holding period separately with respect to each block of Common Stock.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Common Stock who or that is not a U.S. Holder or partnership for U.S. federal income tax purposes.
Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain (net of certain losses) will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•
ARA is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder's holding period with respect to the applicable shares of Common Stock (referred to as the “relevant period”) and such Non-U.S. Holder owns or has owned (directly, indirectly or constructively) more than five percent of the shares of Common Stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, ARA believes that it is not, and has not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding
Payments made in exchange for shares of Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct, and such U.S. Holder is not subject to backup withholding. In general, a Non-U.S. Holder will not be subject to backup withholding with respect to cash payments to the Non-U.S. Holder pursuant to the Merger if the Non-U.S. Holder has provided a duly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an IRS Form W-8ECI if the Non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business or other applicable IRS Form W-8).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.
THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF SHARES OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATION AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND ANY OTHER TAX LAWS AND TAX TREATIES.
REGULATORY APPROVALS REQUIRED FOR THE MERGER
HSR Act and U.S. Antitrust Matters
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Merger cannot be consummated until ARA and IRC each file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing (or refiling) of their respective HSR Act notification forms or the early termination of that waiting period. ARA and IRC and its affiliates filed their respective HSR Act notifications on October 8, 2020 and refiled such notifications on November 9, 2020. The waiting period under the HSR Act expired on December 9, 2020.
At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the Department of Justice or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the consummation of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
In connection with obtaining any approval or consent related to any applicable law, IRC has agreed to take, or cause to be taken (including by its subsidiaries and affiliates), any and all actions necessary or advisable to resolve, avoid or eliminate any impediments or objections that may be asserted with respect to the transactions contemplated by the Merger Agreement or under any antitrust law or in connection with any required consents, waivers, approvals or certificates from, and/or provide notice to, applicable state healthcare regulatory agencies in connection with the Merger or the issuance of any governmental order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the Merger Agreement.
In addition, on October 1, 2020, IRC entered into a definitive agreement with the Subsequent Transaction Buyer (as defined in the section entitled “The Merger—Fairness Opinion of ARA’s Financial Advisor: Goldman Sachs & Co. LLC” of this Proxy Statement, above) concerning a back-to-back sale of certain of ARA’s clinics (the “Subsequent Transaction”), which would not occur until after the consummation of the Merger. Although such transaction is not reportable under the HSR Act, it was described and presented to the FTC in connection with the

Merger. In the event that the Merger does not receive HSR clearance within ninety (90) days after execution of the Merger Agreement, the agreement for such back-to-back sale will terminate automatically, with no further action by any party.
Other Regulatory Matters
In addition, state laws and regulations may require that ARA or IRC obtain consents, waivers, approvals or certificates from, file new license and/or permit applications with, and/or provide notice to, applicable healthcare and other governmental entities in connection with the Merger. As a condition to IRC’s obligations under the Merger Agreement, the parties must comply with such state laws and regulations and obtain any required consents, waivers or approvals.
DELISTING AND DEREGISTRATION OF COMMON STOCK
Our Common Stock is currently registered under the Exchange Act and is listed on the New York Stock Exchange under the symbol “ARA”. If the Merger is consummated, ARA will cease to be a publicly traded company and will become a wholly owned subsidiary of IRC and our Common Stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.
The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement as Appendix A and incorporated into this Proxy Statement by reference. We encourage you to read the Merger Agreement carefully in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this Proxy Statement.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about ARA contained in this Proxy Statement or in ARA’s public reports previously filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference into this Proxy Statement may supplement, update or modify the factual disclosures about ARA contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by ARA, IRC and Merger Sub were made only for purposes of the Merger Agreement and as of specified dates and were qualified and subject to important limitations agreed to by ARA, IRC and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated solely for the benefit of the parties to the Merger Agreement with the principal purpose of contractually allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement or in the public filings made by ARA with the SEC. Accordingly, the representations and warranties and provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this Proxy Statement and the documents incorporated by reference into this Proxy Statement. You should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual statement of facts or conditions of the parties thereto or any of their respective subsidiaries or affiliates.
Additional information about ARA may be found elsewhere in this Proxy Statement and ARA’s other public filings. See the section entitled “Where You Can Find More Information” of this Proxy Statement.
When the Merger Becomes Effective
The closing of the Merger will take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, at 9:00 a.m. (Eastern time) on the date which is two (2) business days after the date on which all of the closing conditions set forth in the Merger Agreement (as described in the section entitled “The Merger Agreement—Conditions to the Merger” of this Proxy Statement) have been satisfied or waived (other than those conditions that by their terms are to be satisfied immediately prior to or at the closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is agreed to in writing by ARA and IRC.
Concurrently with, or as promptly as practicable after the closing, ARA and IRC will cause to be filed with the Delaware Secretary of State an appropriate, executed certificate of merger with respect to the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The Merger will become effective upon the filing of such certificate of merger, or at such later date and time as is agreed by ARA and IRC and specified in such certificate of merger.
Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
Upon the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into ARA and the separate corporate existence of Merger Sub will cease, with ARA continuing as the surviving corporation and a wholly owned subsidiary of IRC. At the Effective Time, the Certificate of Incorporation of ARA will, by virtue of the Merger, be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time except that the name of the corporation therein will be changed to the name of ARA, and such amended and restated certificate of incorporation will be the certificate of incorporation of the surviving corporation until thereafter amended. At the Effective Time, the bylaws of ARA will be amended and restated in their entirety to be identical to the bylaws of Merger Sub, in effect immediately before the Effective Time except that the name of the corporation therein will be changed to the name of ARA, and such amended and restated bylaws will be the bylaws of the surviving corporation until thereafter amended. From and after the Effective Time, the officers and directors of Merger Sub immediately before the Effective Time will be the officers and directors of the surviving corporation and, in each case, will hold office until their respective successors are duly elected, designated or qualified, or until their earlier death, resignation or removal, in accordance with the surviving corporation’s certificate of incorporation and bylaws.
Effect of the Merger on our Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of IRC, Merger Sub or ARA or their respective stockholders, each share of Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Cancelled Shares (as defined in the section entitled “Summary—Merger Consideration” of this Proxy Statement, above) and Dissenting Shares (as defined in the section entitled “General Information” of this Proxy Statement, above)) will be converted into the right to receive the Per Share Merger Consideration (as defined in the section entitled “The Merger—Merger Consideration” of this Proxy Statement, above), without interest and less any applicable withholding taxes. From and after the Effective Time, such shares of Common Stock will no longer be outstanding, will automatically be cancelled and retired, and will cease to exist, and each holder of a share of Common Stock will cease to have any rights with respect thereto, except the right to receive, upon surrender of Book-Entry Shares, the Per Share Merger Consideration.
At the Effective Time, any shares of Common Stock that are Cancelled Shares will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration or payment will be delivered in exchange for such shares.
The Per Share Merger Consideration will be adjusted appropriately to provide the same economic effect as contemplated in the Merger Agreement to reflect the effect of any reclassification, recapitalization, exchange, stock split (including reverse stock split) or combination or readjustment of shares or any stock dividend or stock distribution with a record date occurring on or after the date of the Merger Agreement and prior to the Effective Time.
Treatment of Equity Awards
Options. Under the Merger Agreement, each ARA option to purchase shares of our Common Stock under any Company Stock Plan (as defined in the Merger Agreement) that is outstanding and unexercised immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holders thereof, be cancelled as of immediately prior to the Effective Time and converted into the right to receive a cash payment equal to the product of the total number of shares of our Common Stock underlying the option multiplied by the excess, if any, of the Per Share Merger Consideration over the applicable per share exercise price of the option, less applicable withholding taxes. Options with a per share exercise price equal to or exceeding the Per Share Merger Consideration will be cancelled without payment.
Restricted Stock Awards and Restricted Stock Unit Awards. The Merger Agreement also provides that each ARA restricted stock award and ARA restricted stock unit award covering shares of Common Stock that is outstanding immediately prior to the Effective Time, whether unvested or vested, will (i) vest in full (to the extent unvested), and (ii) by virtue of the Merger and without any action on the part of the holders thereof, be cancelled as of immediately prior to the Effective Time and converted into the right to receive an amount in cash equal to the product of the Per Share Merger Consideration and the aggregate number of shares of our Common Stock subject to the award, less applicable withholding taxes.
Payment for Common Stock
Prior to the Effective Time, IRC will deposit, or cause to be deposited, with a recognized financial institution as paying agent (selected by IRC with ARA’s prior written approval), cash in an amount necessary to pay the aggregate Merger Consideration payable to all of the holders of Common Stock, including Common Stock represented by a Book-Entry Share outstanding immediately prior to the Effective Time, other than the Cancelled Shares, and holders of ARA options, restricted stock unit awards and restricted stock awards.
Promptly following the Effective Time and in any event no later than the second business day following the Effective Time, IRC will cause the paying agent to mail to each holder of record of Book-Entry Shares that immediately prior to the Effective Time represented outstanding shares of Common Stock (other than the Cancelled Shares and except for any Dissenting Shares) (i) a letter of transmittal, which will specify how to effect delivery of each stockholder’s shares of Common Stock and passing of risk of loss and title and (ii) instructions for effecting the surrender of such shares of Common Stock in exchange for cash in an amount equal to the Per Share Merger Consideration multiplied by the number of shares of Common Stock held by such stockholder.

Representations and Warranties
The Merger Agreement contains representations and warranties of each of ARA, IRC and Merger Sub, subject to certain qualifications or exceptions in the Merger Agreement and the disclosure schedules delivered in connection with the Merger Agreement, as to, among other things:
•	corporate organization, existence, good standing and corporate power and authority;
•	corporate power and authority to enter into the Merger Agreement and to perform thereunder;
•
the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution, delivery or performance of, consummation of the transactions contemplated by, or compliance with any of the provisions of the Merger Agreement;

•	required regulatory filings or actions and authorizations, consents or approvals of governmental entities and other persons;
•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to IRC and its subsidiaries or ARA and its subsidiaries (as applicable);
•	matters relating to information to be included in required filings with the SEC in connection with the Merger, including this Proxy Statement; and
•	the absence of any fees owed to investment bankers or brokers in connection with the Merger.
The Merger Agreement also contains representations and warranties of ARA, subject to certain qualifications or exceptions in the Merger Agreement and the disclosure schedules delivered in connection with the Merger Agreement, as to, among other things:
•	the capitalization and authorized issuance of ARA’s equity securities, including the authorized capital stock, outstanding options, restricted stock awards and restricted stock unit awards;
•	the equity securities owned by ARA in its subsidiaries and clinic joint ventures;
•	the timeliness and accuracy of ARA’s filings with the SEC and of financial statements included in its SEC filings;
•	ARA’s disclosure controls and procedures and internal control over financial reporting and compliance with the Sarbanes-Oxley Act;
•	the absence of certain events or changes in the business of ARA between June 30, 2020 and October 1, 2020, including that there has not been a “Material Adverse Effect” (as defined below);
•	the absence of undisclosed liabilities;
•
certain categories of specified material contracts, including as to effectiveness and lack of breach or default for such contracts and the absence of any material claims or disputes pending or threatened under such material contracts;

•	the compliance by ARA and its subsidiaries with applicable law and licenses, permits and other authorizations;
•	real property owned or leased by ARA or any of its subsidiaries;
•	the ownership of or rights with respect to, and lack of infringement with respect to, intellectual property owned or used by ARA and its subsidiaries;
•	insurance policies of ARA or any of its subsidiaries;
•	the payment of taxes, the filing of tax returns, lack of tax audits or proceedings and other tax matters related to ARA and its subsidiaries;
•	ARA’s employee benefit plans and other agreements with its employees;
•	labor matters related to ARA and its subsidiaries and their respective employees;
•	environmental matters and compliance with environmental laws by ARA and its subsidiaries;

•	certain contracts with the U.S. government and the lack of violations thereof;
•	the Board’s recommendation to stockholders in favor of the Merger and the required stockholder approval in order to effect the Merger;
•
the receipt by the Board of the opinion of Goldman Sachs as to the fairness of the Per Share Merger Consideration, from a financial point of view, to the holders (other than IRC and its affiliates) of shares of Common Stock;

•	regulatory matters and compliance with health care laws by ARA and its subsidiaries; and
•	the absence of certain affiliate transactions.
The Merger Agreement also contains representations and warranties of IRC and Merger Sub, subject to certain qualifications or exceptions in the Merger Agreement and the disclosure schedules delivered in connection with the Merger Agreement, as to, among other things:
•	the debt and equity financing commitments received by IRC and Merger Sub, and the sufficiency of the funds committed to be provided therein;
•	the absence of agreements with third parties regarding ARA or the Merger that would limit IRC’s or Merger Sub’s ability to comply with its obligations under the Merger Agreement;
•	the solvency of IRC following the consummation of the Merger; and
•	the ownership by IRC of all of the issued and outstanding capital stock of Merger Sub.
Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Material Adverse Effect”.
For purposes of the Merger Agreement, a “Material Adverse Effect” means any fact, event, development, change, effect, circumstance or occurrence that, individually or in the aggregate, when taken together with any such other fact, event, development, change, effect, circumstance or occurrence:
•
has had or reasonably would be expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of ARA and its subsidiaries taken as a whole; provided, however, that no fact, event, development, change, effect, circumstance or occurrence relating to, arising out of or in connection with or resulting from any of the following will be deemed, either alone or in combination, to constitute or contribute to, a “Material Adverse Effect” (subject to the limitations set forth below):

○
general changes or developments in the economy, political conditions in the United States or elsewhere in the world (including protests or political unrest) or the financial, debt, capital, credit, commodities or securities markets in the United States or elsewhere in the world (collectively, “General Effects”);

○	general changes or developments in the industries in which ARA or its subsidiaries operate (collectively, “Industry Effects”);
○
the negotiation, execution or delivery of the Merger Agreement or the public announcement or pendency of the Merger or other transactions contemplated by the Merger Agreement, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, patients, payors, regulators, lenders, partners, employees, joint venture partners or similar relationships of ARA and its subsidiaries, or the compliance with the terms of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth herein;

○	any action taken or omitted to be taken by ARA at the written request of or with the written consent of IRC or Merger Sub or expressly required by the Merger Agreement;
○
changes or prospective or anticipated changes, occurring after the date of the Merger Agreement, in any applicable laws (including any health care laws) or applicable accounting regulations or principles or interpretation or enforcement thereof (collectively, “Changes in Laws”);

○
any hurricane, tornado, earthquake, flood, tsunami, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event or act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any, act of sabotage, terrorism, epidemics or pandemics (including COVID-19), disease outbreaks or national or international political or social conditions (including social unrest) or any escalation or worsening relating to the foregoing, including any escalation or worsening of any stoppages or shutdowns, or any response of any governmental entity (including requirements for business closures or “sheltering-in-place”), related to any of the foregoing (collectively, “Acts of God”);

○
any matter (including actions taken by the SEC or the Department of Justice (the “DOJ”)) relating to the restatement of ARA’s financial statements filed in ARA’s Annual Report on Form 10-K on September 5, 2019 or the underlying causes thereof and all related claims, investigations, proceedings, actions or actions taken by a governmental entity with respect thereto;

○	any change in the market price or trading volume of the shares of Common Stock or the credit rating of ARA or any of its subsidiaries;
○
any failure by ARA to meet any published analyst estimates or expectations of ARA’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by ARA to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the underlying facts, events or circumstances giving rise to or contributing to such change or failure may be deemed to constitute, and may be taken into account in determining, whether there has been a Material Adverse Effect);

○
any determination or decision by, or delay of a determination or decision by, or any recommendation, statement or other pronouncement made or proposed by, any governmental entity or any panel or advisory body empowered or appointed thereby with respect to the uses, reimbursement scheme, pricing, or status for any services offered by ARA or any of its subsidiaries, or any such determinations, decisions, recommendations, statements or pronouncements with respect thereto (collectively, “Governmental Determinations”); or

○
any matter disclosed in the ARA Disclosure Schedule (as defined in the Merger Agreement); except in the cases of (i) General Effects, (ii) Industry Effects, (iii) Changes in Laws, (iv) Acts of God or (v) Governmental Determinations, to the extent that ARA and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants operating in the industry in which ARA and its subsidiaries conduct business (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect); or

•	would reasonably be expected to prevent or materially delay the consummation of the Merger past the End Date (as defined below).
Other Covenants and Agreements
Access and Information
Subject to certain exceptions and limitations, until the Effective Time, ARA will, and will cause its subsidiaries and their respective representatives to, (upon reasonable notice) afford IRC, Merger Sub and their financing sources and their respective affiliates and representatives reasonable access, during normal business hours, in such a manner as to not unreasonably interfere with the normal operation of ARA and its subsidiaries, to the principal personnel, applicable representatives, properties, offices, other facilities and books and records of ARA and its subsidiaries.
Go-Shop Period
During the forty (40) calendar day period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (New York City time) on November 10, 2020 (the “No-Shop Period Start Date”), ARA and its subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) had the right to, directly or indirectly (the following activities collectively, the “Go-Shop Activities”):

•
initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, could constitute, or could reasonably be expected to lead to an Acquisition Proposal (as defined below), including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, ARA and its subsidiaries to any third party, and its Representatives, including potential financing sources, subject to the entry into, and in accordance with, an acceptable confidentiality agreement; provided that ARA will make available to IRC and Merger Sub any non-public information or data concerning ARA or its subsidiaries that is provided to any third party given such access that was not previously made available to IRC or Merger Sub promptly (and in any event within forty-eight (48) hours) after the time it is provided to such third party; and

•
engage in, enter into or otherwise participate in any discussions or negotiations with any third parties (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute, could constitute, or could reasonably be expected to lead to an Acquisition Proposal, including any third party that has informed ARA or its Representatives of an intention to make or has publicly announced an intention to make an Acquisition Proposal) and cooperate with or assist or participate in or facilitate or encourage any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a waiver, amendment or release under any confidentiality or pre-existing standstill or similar provision with respect to ARA or its subsidiaries;

provided, that ARA and its subsidiaries were not permitted to reimburse the expenses of any such third party in connection with any Acquisition Proposals or any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal.
No Solicitation of Other Proposals; Change of Recommendation
Beginning at 11:59 p.m. (New York City time) on the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Merger Agreement, except with respect to any Excluded Party (as defined below) or as expressly permitted by the Merger Agreement, ARA will not (and will cause its subsidiaries not to and direct its Representatives not to):
•	initiate, solicit, knowingly facilitate or knowingly encourage an Acquisition Proposal or inquiries or discussions that would likely result in an Acquisition Proposal;
•
engage in, enter into, continue or otherwise participate in any discussions or negotiations with a third party, or provide access to ARA’s business, properties, books and records or any non-public information to, any third party relating to an Acquisition Proposal;

•	approve, endorse, or publicly propose to approve or recommend, any Acquisition Proposal;
•
execute or enter into, any merger agreement, acquisition agreement or similar binding agreement or understanding (other than an acceptable confidentiality agreement) with respect to an Acquisition Proposal; or

•	authorize, commit to, agree or publicly propose to do any of the foregoing.
Except with respect to any Excluded Party, immediately following 11:59 p.m. (New York City time) on the No-Shop Period Start Date ARA will cease (and will cause its subsidiaries to cease, and direct its Representatives to cease) any solicitations, discussions or negotiations with any third party in connection with any Acquisition Proposal and request each third party that has executed a confidentiality agreement in connection with a potential Acquisition Proposal to return or destroy all confidential information provided to such third party.
Except with respect to an Excluded Party, ARA will promptly notify IRC in writing of the receipt of any Acquisition Proposal after the No-Shop Period Start Date, which notice will include a copy of any such Acquisition Proposal and other terms made in writing and a written summary of any terms not made in writing. ARA is required to keep IRC reasonably informed of the status and material terms of any such Acquisition Proposal including any material changes thereto.
ARA may grant a waiver or release under any confidentiality or standstill agreement to allow for a confidential Acquisition Proposal to be made to ARA or the Board (or a duly authorized committee thereof) so long as ARA promptly notifies IRC thereof after granting any such waiver or release and, if requested by IRC, grants IRC an equivalent waiver or release under IRC’s confidentiality agreement with ARA, if applicable.

Notwithstanding the commencement of the No-Shop Period Start Date, prior to receiving the Company Requisite Vote (as defined below), ARA, its subsidiaries and their respective Representatives may continue to engage in the Go-Shop Period Activities with respect to any Excluded Party so long as such Excluded Party remains an Excluded Party.
Except as otherwise provided in the Merger Agreement, the Board and any committee thereof will not:
A.
withdraw or rescind (or change or qualify, in a manner materially adverse to IRC or Merger Sub), or publicly propose to withdraw or rescind (or change or qualify, in a manner materially adverse to IRC or Merger Sub) its recommendation that the stockholders of ARA adopt the Merger Agreement (the “Recommendation”) in a manner materially adverse to IRC,

B.	fail to include the recommendation in this Proxy Statement,
C.	approve, adopt or recommend or publicly propose to approve, adopt or recommend, any Acquisition Proposal,
D.
fail to announce publicly, within ten (10) business days after a tender offer or exchange offer relating to any securities of ARA has been commenced, that the Board (or a duly authorized committee thereof) recommends rejection of such tender or exchange offer (each such action set forth in clauses (A) through (D) being a “Change of Recommendation”), or

E.
authorize, cause or permit ARA to enter into a merger agreement, binding letter of intent, share purchase agreement, asset purchase agreement, share exchange agreement or other similar binding agreement (other than any acceptable confidentiality agreement) relating to any Acquisition Proposal or recommend any tender offer providing for, with respect to, or in connection with any Acquisition Proposal.

At any time prior to obtaining the Company Requisite Vote (as defined below), and whether before or after the No-Shop Period Start Date, if an Intervening Event (as defined below) occurs or the Board (or a duly authorized committee thereof) receives an Acquisition Proposal that did not result from a material breach of the obligations described above and the Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes a Superior Proposal, the Board may effect a Change of Recommendation or terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided that:
•
prior to or simultaneously with any such termination by ARA, ARA pays to IRC any termination fee required pursuant to the Merger Agreement (as further described in the section entitled “The Merger Agreement—Termination Fees” of this Proxy Statement, below), and

•
after consultation with its financial advisors and outside legal counsel, the Board (or a duly authorized committee thereof) determines that the failure to make a Change of Recommendation or to terminate the Merger Agreement would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•
ARA delivers to IRC a written notice (a “Company Notice”), at least four (4) business days before the Board (or a duly authorized committee thereof) takes such action, advising IRC that the Board (or a duly authorized committee thereof) proposes to take such action and containing the material details of such Intervening Event or the material terms and conditions of the Superior Proposal (and includes a copy of the available proposed transaction agreement to be entered into in respect of such Superior Proposal); and

•
at or after 5:00 p.m. (New York City time) on the fourth (4th) business day immediately following delivery of the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fourth (4th) business day immediately following the day on which the Company Notice is provided, the “Notice Period”), the Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside counsel and financial advisors) that, after taking into account any changes to the terms of the Merger Agreement agreed to in writing by IRC during the Notice Period, the failure to make a Change of Recommendation or to terminate the Merger Agreement would be reasonably likely to be inconsistent with its fiduciary duties under applicable law or, in the case of an Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal.

In the event of any change to the financial terms or any other material terms or conditions of the Superior Proposal in response to changes to the Merger Agreement offered and agreed to in writing by IRC during the Notice Period, ARA is required to deliver a new Company Notice and provide an additional two (2) business day Notice Period. If requested by IRC, ARA is required to engage in good faith negotiations with IRC during the Notice Period to make any adjustments to the terms and conditions of the Merger Agreement so that, (A) in the case of an Acquisition Proposal, such Acquisition Proposal would no longer constitute a Superior Proposal and (B) in the case of an Intervening Event, the failure of the Board (or a duly authorized committee thereof) to make a Change of Recommendation would no longer be reasonably likely to be inconsistent with its fiduciary duties under applicable law.
For purposes of the Merger Agreement:
•
“Acquisition Proposal” means any proposal or offer from any person or entity (each, a “Person”) or group of Persons (other than IRC, Merger Sub or their respective affiliates) relating to (A) any direct or indirect acquisition, purchase, sale, lease or other disposition of assets of ARA or its subsidiaries, in one transaction or a series of related transactions, that constitutes 15% or more of the consolidated revenues, net income or assets of ARA and its subsidiaries, taken as a whole, (B) any issuance of shares of Common Stock representing 15% or more of the total voting power of the equity securities of ARA, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total voting power of the equity securities of ARA, (D) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar business combination transaction involving the equity of ARA, or (E) any combination of the foregoing.

•
“Company Requisite Vote” means the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding share of Common Stock entitled to vote thereon at the Stockholders Meeting (as defined in the section entitled “The Merger Agreement—Stockholders Meeting and Related Actions” of this Proxy Statement, below), or any adjournment or postponement thereof, to adopt the Merger Agreement.

•
“Excluded Party” means any Person or group of Persons from whom ARA, the Board (or a duly authorized committee thereof) or any of their respective Representatives has received a bona fide written Acquisition Proposal after the execution of the Merger Agreement and prior to the No-Shop Period Start Date that the Board (or a duly authorized committee thereof) determines in good faith (such determination to be made prior to the No-Shop Period Start Date and after consultation with its outside counsel and financial advisor) constitutes or is reasonably likely to result in a Superior Proposal; provided that any Person shall immediately and irrevocably cease to be an Excluded Party (and the provisions of the Merger Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if the Acquisition Proposal submitted by such Person is withdrawn or terminated (it being understood that a modification of an Acquisition Proposal submitted by such Person or group of Persons shall not, in and of itself, be deemed to be a withdrawal or termination of an Acquisition Proposal submitted by such Person or group of Persons).

•
“Intervening Event” means any material event, occurrence, development or change in circumstances with respect to ARA and its subsidiaries, taken as a whole, which (A) (i) was unknown to, and was not reasonably foreseeable by, the Board (or a duly authorized committee thereof) as of the date hereof, or (ii) if known to, or reasonably foreseeable by, the Board (or a duly authorized committee thereof) as of the date hereof, the material consequences of which were not known and reasonably foreseeable to the Board (or a duly authorized committee thereof) as of the date hereof and (B) becomes known to or by the Board (or a duly authorized committee thereof) prior to the time the Company Requisite Vote is obtained; provided, however, that none of the following will alone constitute an Intervening Event: changes in the market price or trading volume of the shares of Common Stock or the fact that ARA meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such changes or fact shall not be excluded by the foregoing).

•
“Superior Proposal” means a bona fide written Acquisition Proposal (except that the references therein to “15%” shall be replaced by “50%”), in each case, that the Board (or a duly authorized committee thereof) in good faith determines, after consultation with its outside legal counsel and financial advisor, after taking into account all such factors and matters deemed relevant in good faith by the Board (or a duly authorized committee thereof), including legal, financial (including the financing terms of any such proposal), regulatory (including antitrust), timing or other aspects of such proposal or offer (including any break-up fee, expense reimbursement provisions, and conditions to consummation) and the transactions contemplated hereby and after taking into account any changes to the terms of the Merger Agreement proposed in writing by IRC in response to such Superior Proposal pursuant to, and in accordance with the terms of the Merger Agreement, to be more favorable from a financial point of view to the stockholders of ARA than the transactions contemplated hereby.
The Merger Agreement provides that nothing therein will prohibit ARA or the Board (or a duly authorized committee thereof), from (i) disclosing to ARA stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) making any “stop, look and listen” communication to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act or (iii) making any other legally required disclosure to its stockholders with regard to the transactions contemplated by the Merger Agreement or an Acquisition Proposal; provided that neither ARA or the Board (or a duly authorized committee thereof) will make a Change of Recommendation unless otherwise permitted by the Merger Agreement.
Nothing in the Merger Agreement will prohibit ARA or the Board, prior to obtaining the Company Requisite Vote, from contacting and participating and engaging in any negotiations or discussions with any Person or group (and their respective Representatives) who has made a bona fide written Acquisition Proposal that was not solicited in material breach of the No-Shop Period if the Board (or a duly authorized committee thereof) will have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal.
Stockholders Meeting and Related Actions
Unless the Board (or a duly authorized committee thereof) has made a Change of Recommendation and pursuant to the Merger Agreement and in accordance with ARA’s organizational documents, applicable law and the rules of the New York Stock Exchange, ARA is required to promptly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting the Merger Agreement (including any adjournment or postponement thereof permitted by the Merger Agreement, the “Stockholders Meeting”); provided that ARA may postpone, recess or adjourn such meeting for up to thirty (30) days.
ARA is required to (a) include in this Proxy Statement the Recommendation and Goldman Sachs’ written fairness opinion (subject to Goldman Sachs’ consent) and (b) use its reasonable best efforts to obtain the Company Requisite Vote; provided following any Change of Recommendation by the Board as described above, ARA will not be required to include the Recommendation in this Proxy Statement or use such reasonable best efforts. Notwithstanding anything to the contrary contained in the Merger Agreement, ARA will not be required to hold the Stockholders Meeting if the Merger Agreement is terminated.
Employee Matters
For a period of one (1) year following the Effective Time, IRC will provide, or will cause the surviving corporation to provide, to each continuing employee:
•
salary, wage rate and target bonus opportunity for each continuing employee immediately prior to the Effective Time that are no less favorable in the aggregate than the salary, wage rate and target bonus opportunity that was provided to such continuing employee immediately prior to the Effective Time;

•
welfare and other retirement benefits that are substantially comparable in the aggregate to the welfare and other retirement benefits provided to such continuing employee immediately prior to the Effective Time; and

•
maintain for the benefit of each continuing employee, a severance or termination arrangement that is substantially similar (or more favorable than) a severance or termination arrangement that was provided to such continuing employees immediately prior to the Effective Date.

As of the Effective Time and thereafter, IRC will honor and assume the terms of all Company Plans (as defined in the Merger Agreement). With respect to each Company Plan maintained by IRC, the surviving corporation or any of their respective affiliates for the benefit of continuing employees, IRC will (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of IRC or its affiliates to be waived with respect to continuing employees and their eligible dependents; (ii) use commercially reasonable efforts to give each continuing employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that such service was recognized under a similar Company Plan, use commercially reasonable efforts to give each continuing employee service credit for such continuing employee’s employment with ARA for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan) under each applicable IRC benefit plan as if such service had been performed with IRC.
IRC shall pay or cause the applicable subsidiary to pay to each eligible employee of ARA and its subsidiaries any unpaid annual bonus (or other cash incentive award) relating to the entire 2020 fiscal year (or completed performance period during the 2020 fiscal year) (the “2020 Bonuses”) on the later of the first payroll date following the Effective Time or the date that ARA normally pays annual bonuses, but in no event later than March 15, 2021. Payment of the 2020 Bonuses are subject to such eligible employee remaining continuously employed through the Effective Time; provided that, any amounts payable shall be (x) on the basis of the applicable Company Plan and (y) no less in the aggregate than the amounts accrued by ARA with respect to such cash incentive compensation as of the close of the calendar month immediately preceding the Effective Time. In the event that an eligible employee is terminated without “cause” prior to the payment of the 2020 Bonuses, such eligible employee’s 2020 Bonus shall be paid as soon as administratively practicable following such termination of employment.
Efforts to Consummate the Merger
ARA, IRC and Merger Sub are required to use reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by the Merger Agreement, including to:
•	cooperate in all respects with each other in connection with any filing and in connection with any investigation or other inquiry, including any legal proceeding initiated by a private party;
•
provide to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable law in connection with the transactions contemplated by the Merger Agreement;

•
promptly notify the other party of any communication received by such party from the Federal Trade Commission (the “FTC”), the Antitrust Division of the DOJ or any other U.S. or foreign governmental entity and of any communication received or given in connection with any legal proceeding by a private party, and, subject to applicable law, furnish the other party promptly with copies of all correspondence, filings and communications between them and the FTC, the DOJ, or any other governmental entity with respect to the transactions contemplated by the Merger Agreement or, until the Effective Time, the Subsequent Transaction;

•
respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the DOJ, FTC, or by any other governmental entity in respect of such registrations, declarations and filings or such transactions; and

•
permit the other party to review in advance any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other party’s reasonable comments in connection with, any submission, communication, meeting or conference with, the FTC, the DOJ or any other governmental entity or, in connection with any legal proceeding by a private party, with any other third party.

ARA, IRC and Merger Sub are required to, as promptly as possible, file or cause to be filed any and all required notifications, applications and other filings with respect to each of the consents, waivers, approvals or certificates from, and/or notice to, applicable state healthcare regulatory agencies in connection with the Merger and make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated by the Merger Agreement.
IRC is required to, and is required to cause its affiliates and subsidiaries to, take all steps that are necessary or identified or requested by the FTC, the DOJ, or any governmental entity to (x) eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by the Merger Agreement or the Subsequent

Transaction under any antitrust law or in connection with any applicable state healthcare regulatory consents, waivers, approvals or certificates in connection with the Merger or (y) avoid any judgment or order that would prevent, restrict or delay the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, subject to certain exceptions in the disclosure schedules delivered by ARA in connection with the Merger Agreement, and except as may be expressly contemplated by the Merger Agreement, required by law or as consented to by IRC in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of the Merger Agreement to the Effective Time (or the date, if any, on which the Merger Agreement is terminated by its terms), (i) ARA will, and will cause each of its subsidiaries to, conduct their respective businesses, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, use commercially reasonable efforts to efforts to preserve substantially intact in all material respects its business organization and material business relationships, and (ii) ARA will not, and will not permit any of its subsidiaries (including clinic joint ventures, but only to the extent ARA or its subsidiaries has the ability, contractual or otherwise, to exercise control thereon or negative control rights to prevent) to:
•
amend the certificate of incorporation of ARA or the bylaws of ARA or amend other similar organizational documents of any of its subsidiaries or clinic joint ventures, except, in the case of subsidiaries and clinic joint ventures, for amendments that would not be materially adverse to ARA or any subsidiary or clinic joint venture or adversely impact the transactions contemplated by the Merger Agreement;

•
except with respect to transactions among wholly owned subsidiaries of ARA, make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets or otherwise), or make any investment in any interest in, any Person, in each case, except for (A) purchases of equipment, inventory and other assets in the ordinary course of business consistent with past practice or pursuant to the express terms of existing contracts, (B) acquisitions or investments that do not exceed $2 million in the aggregate, (C) acquisitions of or investments in clinic joint ventures that are not (x) in accordance with the terms of the Merger Agreement, (y) set forth on the ARA Disclosure Schedule or (z) in an aggregate amount exceeding $5 million and (D) acquisitions of equity interests or investments in existing clinic joint ventures as required pursuant to the terms of the governing documents of such clinic joint ventures or the acquisition of the interests of defaulting partners in any clinic joint venture;

•
issue, sell, grant, pledge, encumber or dispose of (or authorize the issuance, sale, grant, pledge, encumbrance or disposition of), any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of ARA, any of its subsidiaries or any clinic joint ventures (except (A) for the issuance of shares of Common Stock upon the exercise, vesting or settlement of Options, Restricted Stock or RSU Awards (as each is defined in the Merger Agreement) outstanding as of the date of the Merger Agreement, (B) for any issuance, sale or disposition to ARA or a wholly owned subsidiary of ARA by any subsidiary of ARA, (C) the issuance of equity interests in clinic joint ventures as required pursuant to the terms of the governing documents of such clinic joint ventures), or (D) for sales or dispositions with respect to any of ARA’s subsidiaries or any clinic joint venture to physicians or other providers at such clinic joint ventures in the ordinary course of business consistent with past practice so long as, in each case of this clause (D), ARA maintains, directly or indirectly, a majority equity ownership interest in such subsidiary or clinic joint venture following such sale or disposition; it being understood that ARA or any of its subsidiaries will not sell or dispose of any equity interests in any clinic joint venture where it does not otherwise own the majority of the outstanding equity interests in such clinic joint venture;

•
amend the terms of any joint venture agreement, other than (A) to account for transactions permitted by the Merger Agreement, (B) pursuant to applicable law or regulatory safe harbors or (C) for amendments that would not be materially adverse to ARA, its subsidiaries or any clinic joint venture or adversely impact the transactions contemplated hereby;

•
reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock, ownership interests or voting securities of ARA or any of its subsidiaries (except (A) for the acquisition of shares of Common Stock tendered by directors or employees in connection with a cashless or net settled exercise of Options or in order to pay the exercise price or taxes in connection with the exercise, vesting or settlement of Options, Restricted Stock or RSU Awards or (B) as expressly contemplated by the Merger Agreement);
•
other than Permitted Liens (as defined in the Merger Agreement), create or incur any lien on any material assets of ARA or its subsidiaries (other than existing liens on the assets of subsidiaries acquired following the date hereof or other than in connection with indebtedness permitted to be incurred pursuant to the Merger Agreement);

•
sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) the capital stock or other equity interest in any Person or otherwise sell, assign, transfer, license, abandon or dispose of any material assets, rights or properties of any Person other than (A) as permitted pursuant to the Merger Agreement, (B) sales, dispositions or licensing of equipment and/or inventory and other assets in the ordinary course of business consistent with past practice or pursuant to the express terms of existing contracts or (C) other sales, assignments or dispositions of assets, rights or properties to ARA or of assets, rights or properties with a value of less than $2 million in the aggregate;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for (A) any dividend or distribution by a subsidiary of ARA to ARA or to a wholly owned subsidiary of ARA or (B) solely with respect to any clinic joint venture, any cash dividend or cash distribution made to all equity owners of such clinic joint venture in proportion to their equity ownership thereof as required pursuant to the terms of the governing documents of such clinic joint ventures, as may be amended as described above);

•
other than in the ordinary course of business consistent with past practice or as required by law, (A) modify, terminate, assign (other than to a subsidiary of ARA or any clinic joint venture) or amend in any material respect any Material Contract (as defined in the Merger Agreement) or (B) enter into a new contract that, if entered into prior to the date of the Merger Agreement, would have been a Material Contract (other than as permitted pursuant to the Merger Agreement); provided, that ARA and its subsidiaries will not take certain actions specified in ARA Disclosure Schedules;

•
except for (A) revolver borrowings and/or letters of credit under ARA’s and its subsidiaries’ credit facilities in an amount not to exceed the sum of $2 million plus the fees, costs and expenses incurred, or to be incurred, by ARA and its subsidiaries in connection with the transactions contemplated hereby and the matters set forth in the ARA Disclosure Schedule, (B) the litigation matter set forth in the ARA Disclosure Schedule, (C) intercompany loans between ARA and any of its subsidiaries or between any subsidiaries incurred in the ordinary course of business consistent with past practice, (D) loans between ARA and any of its subsidiaries, on the one hand, and any clinic joint venture, on the other hand, in the ordinary course consistent with past practice or (E) the refinancing of any indebtedness outstanding as of the date of the Merger Agreement for a principal amount that is equal to or less than the principal amount of such indebtedness outstanding as of the date hereof, (i) create or incur indebtedness in excess of $4 million in the aggregate or (ii) modify in any material respect in a manner adverse to ARA the terms of or extend the maturity of, any such indebtedness, or assume, guarantee or endorse the obligations of any Person (other than a subsidiary of ARA or a clinic joint venture), in each case, in excess of $1 million in the aggregate;

•
except as required pursuant to the terms of any Company Plan (as defined in the Merger Agreement), (A) increase the compensation or benefits of any of its directors, officers or other employees other than in the ordinary course of business consistent with past practice, (B) grant any severance or termination pay to any of its directors, officers or other employees not provided for under any Company Plan, other than in the ordinary course of business consistent with past practice, (C) enter into any employment, consulting or severance agreement or arrangement with any of its directors, officers or other employees that provides for annual expected payments of greater than $200,000, (D) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company Plan, (E) establish, adopt, enter into, modify or amend in any material respect or terminate any Company Plan, except as would not materially increase the costs to ARA or (F) hire or terminate the employment or services of any employee with annual expected compensation of greater than $200,000, other than a replacement hiring or a termination for cause or due to permanent disability;

•
make any material change in the financial accounting policies or procedures used by ARA or any of its subsidiaries or any of the methods of reporting income, deductions or other items for financial accounting purposes used by ARA or any of its subsidiaries, except as required by GAAP or applicable law;

•
other than in the ordinary course of business or as required by applicable law or GAAP, (A) make or change any material tax election, (B) settle, consent to or compromise any material tax claim or assessment, (C) surrender any material claim for a refund of taxes, (D) enter into any material closing agreement with respect to material taxes with a taxing authority, or (E) amend any material tax return, in the case of each of (A), (B), (D) and (E), that would materially increase the taxes payable by ARA and its subsidiaries;

•
other than as required by applicable law, enter into or amend in any material respect any material collective bargaining agreement with any labor organization representing any Company Employees (as defined in the Merger Agreement);

•
settle or compromise any pending or threatened legal action or proceeding, other than settlements or compromises of legal actions or proceedings that involve only the payment by ARA or its subsidiaries of monetary damages not in excess of $1 million individually or $3 million in the aggregate, in either case in excess of amounts paid by an insurer, it being understood that no litigation will be settled or compromised other than in accordance with the Merger Agreement;

•	implement any “mass layoffs” or “plant closings” that would reasonably be expected to trigger notification requirements pursuant to the WARN Act (as such terms are defined by the WARN Act);
•	other than as contemplated by the capital budget of ARA set forth on the ARA Disclosure Schedules, make any capital expenditures that exceed $5 million in the aggregate;
•
adopt a rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to IRC and its controlled affiliates in connection with the Merger Agreement or the Merger;

•	enter into a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of ARA or enter into a new line of business;
•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of ARA or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

•
fail to maintain in full force and effect material insurance policies or comparative replacement policies covering ARA and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice; or

•	agree, authorize or commit to take any of the foregoing actions.
Notwithstanding anything to the contrary in the Merger Agreement: (i) any action taken, or omitted to be taken, by ARA or any of its subsidiaries pursuant to any applicable law or any other directive, pronouncement or guideline issued by a governmental entity or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic (including COVID-19), epidemic or disease outbreak will in no event be deemed to constitute a breach and will be deemed to be in the ordinary course of business consistent with past practices for all purposes under the Merger Agreement; and (ii) any action taken, or omitted to be taken, by ARA of any of its subsidiaries that may be reasonably necessary to protect health and safety as a result of any pandemic (including COVID-19), epidemic or disease outbreak, in each case as determined by ARA and its subsidiaries in their sole discretion and that is reasonable in light of the applicable circumstances, will in no event be deemed to constitute a breach and will be deemed to be in the ordinary course of business consistent with past practices for all purposes under the Merger Agreement.
Indemnification of Directors and Officers; Insurance
From and after the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, each of IRC and the surviving corporation has agreed that it will indemnify and hold harmless each present and former director, officer and employee of ARA and its subsidiaries for any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, liabilities or awards in connection with any actual or threatened claim, action, suit, arbitration or proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, to the fullest extent that ARA and its subsidiaries would have been required by applicable law and their respective organizational documents or indemnification agreements, in effect as of the date of the Merger Agreement, to indemnify such persons.
Prior to the Effective Time, ARA will purchase a pre-paid, non-cancelable six (6)-year “tail” policy, of directors’ and officers’ liability insurance with respect to matters existing or occurring at or before the Effective Time.
Miscellaneous Covenants
The Merger Agreement contains additional agreements among ARA, IRC and Merger Sub relating to, among other matters:
•	the filing by ARA of this Proxy Statement with the SEC and cooperation in response to any comments from the SEC with respect to this Proxy Statement;
•	notification upon the occurrence of certain matters;
•	the coordination of press releases and other public announcements or filings relating to the transactions;
•	actions required to cause the disposition of certain options, awards and securities by individuals subject to the reporting requirements of Section 16(a) of the Exchange Act;
•	the delisting of ARA and of the shares of Common Stock from the New York Stock Exchange and the deregistration of Common Stock under the Exchange Act;
•	the repayment and termination of ARA’s existing credit agreement with Truist Bank;
•	the Tax Receivable Agreement dated as of April 26, 2016, by and between Centerbridge Capital Partners, L.P. and ARA remaining in full force and effect;
•
any litigation against ARA and/or its directors or its executive officers relating to or in connection with the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement; and

•
IRC’s efforts to obtain the debt and equity financing pursuant to the corresponding commitment letters entered into by IRC and its affiliates on the date of the Merger Agreement, as well as ARA’s cooperation with IRC’s efforts.

Conditions to the Merger
The respective obligations of ARA, IRC and Merger Sub to consummate the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction (or written waiver by all parties, if permissible) at or prior to the Effective Time of each of the following conditions:
•	ARA obtaining the Company Requisite Vote;
•	the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act; and
•
no law (whether temporary, preliminary or permanent) having been enacted, entered or enforced by any governmental entity which prohibits, restrains or enjoins the consummation of the Merger, and that remains in effect.

The obligations of IRC and Merger Sub to consummate the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by IRC and Merger Sub, if permissible) at or prior to the Effective Time, of the following additional conditions:
•
the accuracy of the representations and warranties made by ARA in the Merger Agreement, subject in some instances to materiality qualifiers or in other instances to de minimis inaccuracies, at and as of the Effective Time (except for representations and warranties that expressly relate to a specific date or time);

•
ARA’s performance of and compliance with each of its covenants and obligations under the Merger Agreement required to be performed or complied with at or prior to the Effective Time, in all material respects;

•
since the date of the Merger Agreement, there having been no “Material Adverse Effect” (as defined in the section entitled “The Merger Agreement—Representations and Warranties” of this Proxy Statement, above);

•	IRC receiving a certificate executed by an executive officer of ARA to the effect that the conditions described in the three (3) preceding bullet points have been satisfied; and
•
each of the consents, waivers, approvals or certificates from, and/or notice to, applicable state healthcare regulatory agencies in connection with the Merger having been provided or obtained, as applicable.

The obligations of ARA to consummate the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by ARA, if permissible under applicable law), at or prior to the Effective Time, of the following additional conditions:
•
the accuracy of the representations and warranties made by IRC and Merger Sub in the Merger Agreement at and as of the Effective Time (except for representations and warranties that expressly relate to a specific date or time), subject in some instances to materiality qualifiers and exceptions and, in other instances, except where the failure to be true and correct would not reasonably be expected to, in the aggregate, prevent, materially delay or materially impede the consummation of the Merger;

•
IRC’s and Merger Sub’s performance of and compliance with each of their respective covenants and obligations under the Merger Agreement required to be performed or complied with at or prior to the Effective Time, in all material respects; and

•	ARA receiving a certificate executed by an executive officer of IRC to the effect that the conditions described in the two (2) preceding bullet points have been satisfied.
Termination
The Merger Agreement may be terminated and the Merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time irrespective of approval of the Merger Agreement by the stockholders of ARA:
•	by mutual written consent of IRC, Merger Sub and ARA;
•	by either IRC or ARA:
○	if the Merger is not consummated on or before 5:00 p.m. (Eastern time) on March 1, 2021 (the “End Date”) which End Date may be extended to May 10, 2021 by:
•
(i) ARA if, by March 1, 2021, all conditions to the Merger have been satisfied or waived other than the condition that (A) no order or judgment as a result of a proceeding brought by, or the inaction of, a governmental entity prohibits, restrains or enjoins the consummation of the Merger and/or (B) the applicable waiting period (and any extension thereof) under the HSR Act has expired or terminated and/or (C) all approvals or consents from state healthcare regulatory agencies required in connection with the Merger are received; or

•
(ii) IRC if, by March 1, 2021, all conditions to the Merger have been satisfied or waived other than the condition that (A) no order or judgment resulting from the failure to receive healthcare regulatory approvals and consents prohibits, restrains or enjoins the consummation of the Merger and/or (B) all approvals or consents from state healthcare regulatory agencies required in connection with the Merger are received;

in each case so long as the terminating party’s action or failure to perform its obligations under the Merger Agreement is not the primary cause of the failure to consummate the Merger on or before the End Date;
○
if any court of competent jurisdiction or other governmental entity in the U.S. has issued any final and non-appealable order or taken any other final action, so long as the terminating party used standard efforts to prevent, oppose and remove such restraint, injunction or other prohibition; or

○	if the Company Requisite Vote is not obtained at the Stockholders Meeting or at any adjournment or postponement thereof, at which a vote on the adoption of the Merger Agreement was taken;

•	by ARA:
○
if IRC or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the conditions to the Merger to the benefit of ARA cannot be satisfied at the Effective Time and is not cured on or prior to the by the applicable cure date;

○
before obtaining the Company Requisite Vote, in order to enter into a definitive agreement with respect to a Superior Proposal, so long as ARA has complied with the non-solicitation and related provisions in the Merger Agreement described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation of Other Proposals; Change of Recommendation” of this Proxy Statement and ARA pays to IRC the termination fee described below; or

○
if IRC and Merger Sub fail to consummate the Merger within the permitted time after the closing conditions have been satisfied and ARA has notified IRC in writing that it is ready, willing and able to consummate the Merger;

•	by IRC:
○
if ARA has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the conditions to the Merger to the benefit of IRC and Merger Sub cannot be satisfied at the Effective Time and is not cured by the applicable cure date; or

○	if prior to obtaining the Company Requisite Vote, the Board makes a Change of Recommendation in a manner adverse to IRC or Merger Sub.
Effect of Termination
Except as described in the section below entitled “The Merger Agreement—Termination Fees” of this Proxy Statement, in the event the Merger Agreement is terminated under the terms thereof (as described in the section entitled “The Merger Agreement—Termination” of this Proxy Statement, above), the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of ARA, IRC or Merger Sub resulting from any intentional and willful breach or intentional and willful failure to perform the provisions of the Merger Agreement occurring prior to such termination.
Termination Fees
ARA must pay to IRC a termination fee of $5,037,136 if, but only if, the Merger Agreement is validly terminated:
•	by ARA before obtaining the Company Requisite Vote, in order to enter into a definitive agreement with respect to a Superior Proposal with an Excluded Party.
ARA must pay to IRC a termination fee of $12,089,126 if the Merger Agreement is validly terminated:
•	by ARA before obtaining the Company Requisite Vote, in order to enter into a definitive agreement with respect to a Superior Proposal with anyone other than an Excluded Party;
•	by IRC if the Board has made a Change of Recommendation prior to obtaining the Company Requisite Vote in a manner adverse to IRC or Merger Sub; or
•
(i) by either IRC or ARA if the Company Requisite Vote has not been obtained at the Stockholders Meeting or on such later date due to any adjournment or postponement thereof or (ii) by IRC if ARA has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the conditions to the Merger to the benefit of IRC and Merger Sub cannot be satisfied at the Effective Time and the breach is not cured on or prior to applicable cure date, and:

○
(A) at any time after the date of the Merger Agreement and prior to the Special Meeting an Acquisition Proposal has been made directly to ARA’s stockholders, the Board or has otherwise become publicly known or, and has not been withdrawn prior to the Special Meeting, or in the case of a termination pursuant to a breach of any representation, warranty, covenant or agreement on the part of ARA, prior to the breach that forms the basis of such termination; and

○
(B) within nine (9) months after such termination, ARA has consummated an Acquisition Proposal or entered into a definitive agreement with respect to an Acquisition Proposal (which is subsequently consummated).

For purposes of determining whether a termination fee is due pursuant to accepting an Acquisition Proposal, all references in the definition of the term Acquisition Proposal in the Merger Agreement to “15% or more” will be deemed to be references to “more than 50%”.
Generally, subject to the specific performance remedies described in the Merger Agreement, IRC’s right to receive from ARA the termination fee referenced above will constitute the sole and exclusive remedy of IRC and Merger Sub against ARA and certain of its related parties and representatives.
IRC must pay to ARA a termination fee of $32,237,669 if, but only if, the Merger Agreement is validly terminated:
•	by either IRC or ARA:
○
pursuant to a final non-appealable judgment or order arising in connection with a legal action or proceeding brought or initiated by, or which results from the inaction of, a governmental entity which prohibits the Merger; or

○
because the Merger has not been consummated by the End Date and either (i) there is an order or judgment resulting from a legal action brought or initiated by, or which results from the inaction of, a governmental entity or the approvals under the HSR Act (the “HSR Approval”) have not been obtained (or there is an agreement not to consummate the transaction contemplated by the Merger Agreement with any governmental entity with authority over the HSR Approval) or the consents, waivers, approvals or certificates required from applicable state healthcare regulatory agencies in connection with the Merger have not been satisfied or otherwise waived by IRC or (ii) ARA could have terminated the Merger Agreement pursuant to one of the following two (2) bullet points;

•
by ARA if IRC or Merger Sub has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the conditions to the Merger to the benefit of ARA cannot be satisfied at the Effective Time, and such breach is not cured by IRC or Merger Sub by the applicable cure date; or

•
by ARA if IRC and Merger Sub fail to consummate the Merger within the permitted time after the closing conditions have been satisfied and ARA has notified IRC in writing that it is ready, willing and able to consummate the Merger.

Generally, subject to (i) IRC’s indemnification and reimbursement obligations in connection with ARA’s cooperation obligations in respect of IRC’s financing efforts under the Merger Agreement and (ii) an order of specific performance as and only to the extent expressly permitted under the terms of the Merger Agreement, ARA’s right to terminate the Merger Agreement under the terms of the Merger Agreement and receive from IRC the termination fee referenced above will, in the event IRC and Merger Sub fail to consummate the Merger or otherwise breach the Merger Agreement, constitute the sole and exclusive remedy of ARA against IRC, Merger Sub and certain of its related parties and representatives.
Generally, if ARA actually receives the foregoing termination fee, IRC will have no further liability to ARA under the Merger Agreement.
Expenses Generally
Generally, whether or not the Merger is consummated, ARA and IRC are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement. Expenses incurred in connection with obtaining any consent, approval, authorization or permit shall be borne by IRC. Expenses incurred in connection with the filing, printing and mailing of this Proxy Statement shall be shared equally by IRC and ARA.
Specific Performance
The parties to the Merger Agreement are entitled (without proof of actual damages or otherwise and in addition to any other remedy to which they may be entitled in law or equity) to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. ARA’s right to specific performance to cause IRC to consummate the Merger is subject to, among other things, the availability of certain debt financing being obtained by IRC.
Amendments
The Merger Agreement may be amended or waived by mutual agreement of the parties in writing at any time prior to the Effective Time, except that (i) no amendment or waiver will be made after receipt of the Company Requisite Vote if such amendment or waiver would require by applicable law further approval of the stockholders of ARA without such further stockholder approval and (ii) no amendment, waiver or termination of specified provisions in the Merger Agreement may be made in any way that is adverse in any material respects to IRC’s financing sources without the prior written consent of such financing sources.
Governing Law and Jurisdiction
The Merger Agreement and all legal, administrative and other similar proceedings or actions (whether based on contract, tort or otherwise) arising out of or relating to the Merger Agreement, the transactions contemplated thereby or the actions of the parties to the Merger Agreement in the negotiation, administration, performance and enforcement of the Merger Agreement, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that any legal, administrative and other similar proceedings or actions of any kind or description, whether in law or in equity, in contract tort or otherwise, against IRC’s financing sources under its debt financing arrangements, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of laws provision thereof that would cause the application of the laws of another jurisdiction.
Each of the parties to the Merger Agreement, with respect to any legal claim or proceeding arising out of the Merger Agreement or the transactions contemplated thereby, among other things, expressly and irrevocably agrees to submit, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or request for leave from any court and agrees that it will not bring any claim or proceeding relating to the Merger Agreement or the transactions contemplated thereby except in such courts, except that any legal claim or proceeding of any kind or nature against IRC’s financing sources under its debt financing arrangements is subject to, and each of the parties to the Merger Agreement submits for itself and its property to, the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof.

PROPOSAL NO. 1: THE MERGER PROPOSAL
THE MERGER PROPOSAL
We are asking you to approve a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, which we refer to as the Merger Proposal. For a detailed discussion of the terms and conditions of the Merger Agreement, see the section entitled “The Merger Agreement” of this Proxy Statement. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. See also the section entitled “The Merger” of this Proxy Statement.
VOTE REQUIRED
Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the close of business on the Record Date. Failure to vote your shares, an abstention from voting your shares, or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.
As described under the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” of this Proxy Statement, after considering various factors described in such section, the Board has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of ARA and our stockholders. The Board has unanimously approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and the Board unanimously recommends that you vote “FOR” the Merger Proposal.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote “FOR” the Merger Proposal.

PROPOSAL NO. 2: THE ADJOURNMENT PROPOSAL
THE ADJOURNMENT PROPOSAL
We are asking you to approve a proposal for the continuation, postponement or adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, which we refer to as the Adjournment Proposal. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting to any date and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Proposal. In addition, the Board (or the chairperson of the Special Meeting) could postpone the Special Meeting before it commences, including if under our Amended and Restated Bylaws (the “Bylaws”) a quorum is not present for the meeting.
Notwithstanding the foregoing, under the Merger Agreement, ARA may adjourn or postpone the Special Meeting without IRC’s consent only in certain specified circumstances as described further under the section entitled “The Merger Agreement—Other Covenants and Agreements—Stockholders Meeting and Related Actions” of this Proxy Statement.
If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as so adjourned or postponed. If a stockholder signs and returns a proxy and does not indicate how he, she or it wishes to vote on any proposal, or if such stockholder signs and returns a proxy and indicates a vote in favor of the Merger Proposal but does not indicate a choice on the Adjournment Proposal, such stockholder’s shares of our Common Stock will be voted “FOR” the Adjournment Proposal. However, if such stockholder indicates a vote against the Merger Proposal, such stockholder’s shares of our Common Stock will only be voted in favor of the Adjournment Proposal if he, she or it indicates a vote in favor of the Adjournment Proposal. ARA does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the Special Meeting.
The vote on the Adjournment Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Adjournment Proposal and vice versa.
VOTE REQUIRED
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of our Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Failure to vote your shares will have no effect on the Adjournment Proposal.
The Board believes that it is in the best interests of ARA and our stockholders to be able to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.
Approval of this proposal is not a condition to consummation of the Merger.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors unanimously recommends a vote “FOR” the Adjournment Proposal

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows information as of December 4, 2020, regarding the beneficial ownership of our Common Stock by:
•	each person or group who is known by us to own beneficially more than 5% of our Common Stock;
•	each director and named executive officer; and
•	all of the directors and executive officers as a group.
The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise set forth in the footnotes below, (1) each beneficial owner possesses, to our knowledge, sole voting and investment power with respect to the shares listed, subject to community property laws where applicable, and (2) the address of each beneficial owner is in care of American Renal Associates Holdings, Inc., 500 Cummings Center, Suite 6550, Beverly, Massachusetts 01915.
As of December 4, 2020, there were 34,543,295 shares of Common Stock outstanding.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (%)
Principal Stockholders:
Centerbridge Capital Partners, L.P. and certain affiliated entities(1)	17,615,836	51.0
Van Berkom & Associates Inc.(2)	2,889,745	8.4
Directors and Named Executive Officers:
Joseph A. Carlucci(3)	1,549,471	4.5
Syed T. Kamal(4)	1,538,543	4.5
Don E. Williamson(5)	377,997	1.1
Michael E. Boxer(6)	111,918	*
Susanne V. Clark(1)	—	—
Thomas W. Erickson(7)	79,205	*
Robert H. Fish(8)	43,205	*
Jeremy W. Gelber	—	—
Jared S. Hendricks(1)	—	—
Christopher J. Hocevar(9)	18,679	*
John M. Jureller(10)	60,885	*
Directors and executive officers as a group (13 persons)(11)	3,860,875	11.2
*	Less than one percent.
(1)
Comprised of 16,893,850 shares owned by Centerbridge Capital Partners, L.P. (together with its affiliates, “Centerbridge”), 523,697 shares owned by Centerbridge Capital Partners Strategic, L.P. and 198,289 shares owned by Centerbridge Capital Partners SBS, L.P. Centerbridge Associates, L.P. is the general partner of both Centerbridge Capital Partners, L.P. and Centerbridge Capital Partners Strategic, L.P., and Centerbridge Cayman GP Ltd. is the general partner of Centerbridge Associates, L.P. CCP SBS GP, LLC is the general partner of Centerbridge Capital Partners SBS, L.P. Jeffrey H. Aronson is a director of Centerbridge Cayman GP Ltd. and managing member of CCP SBS GP, LLC. Mr. Aronson is also the co-founder and managing principal of Centerbridge Partners, L.P., which is an affiliate of these entities but not a beneficial owner of shares of common stock. The business address of each of the entities and person identified in this note is 375 Park Avenue, New York, New York 10152.

Jared Hendricks and Susanne Clark, each a Senior Managing Director of Centerbridge Partners, L.P. and a direct and indirect owner of interests in Centerbridge Capital Partners, L.P., Centerbridge Capital Partners SBS, L.P. and Centerbridge Capital Partners Strategic, L.P., expressly disclaim beneficial ownership of such shares, except to the extent of any proportionate pecuniary interest therein.
(2)
Based on a Form 13F filed with the SEC on November 12, 2020 reporting ownership as of September 30, 2020. The business address of Van Berkom & Associates Inc. is 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8, Canada.

(3)
Includes (a) 304,307 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after December 4, 2020, including options to purchase 105,000 shares which have a per share exercise price greater than the Per Share Merger Consideration of $11.50, (b) 174,774 shares of unvested restricted stock, (c) 392,572 shares owned by the U.S. Trust Company of Delaware, Trustee or its successor in trust under the Mary F. Carlucci Dynasty Trust dated October 21, 2012, and (d) 261,713 shares owned by the U.S. Trust Company of Delaware, Trustee or its successor in trust under the Joseph A. Carlucci Dynasty Trust dated October 21, 2012.

(4)
Includes (a) 247,307 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after December 4, 2020, including options to purchase 48,000 shares which have a per share exercise price greater than the Per Share Merger Consideration of $11.50, (b) 85,894 shares of unvested restricted stock and (c) 98,946 shares of unearned, unvested performance-based restricted stock.

(5)
Includes (a) 70,715 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after December 4, 2020, including options to purchase 53,020 shares which have a per share exercise price greater than the Per Share Merger Consideration of $11.50, (b) 115,564 shares of unvested restricted stock and (c) 131,557 shares of unearned, unvested performance-based restricted stock.

(6)
Includes 11,450 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after December 4, 2020, which have a per share exercise price greater than the Per Share Merger Consideration of $11.50. Shares are beneficially owned through Black Diamond Partners LLC, JJ Bark LLC and Tribeca Investments LLC, all of which Mr. Boxer shares ownership with family members, except for 53,954 shares beneficially owned through The Enterprise Group Ltd., of which Mr. Boxer is the sole owner, of which 17,151 shares are unvested restricted stock.

(7)
Includes (a) 11,450 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after December 4, 2020, which have a per share exercise price greater than the Per Share Merger Consideration of $11.50, (b) 17,151 shares of unvested restricted stock and (c) 18,320 shares beneficially owned through OTS Investments, Ltd., a family partnership in which Mr. Erickson and his wife are co general partners (each having a 0.5% ownership interest in the partnership) and their three children’s trusts are limited partners (each having a 33% ownership interest).

(8)	Includes 17,151 shares of unvested restricted stock.
(9)	Includes 18,679 shares of unvested restricted stock.
(10)
Includes (a) 11,450 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after December 4, 2020, which have a per share exercise price greater than the Per Share Merger Consideration of $11.50 and (b) 17,151 shares of unvested restricted stock.

(11)
This total includes (a) shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after December 4, 2020, (b) shares of unvested restricted stock and (c) shares of unearned, unvested performance-based restricted stock for all directors, named executive officers, and two executive officers that are non-named executive officers.

FUTURE STOCKHOLDER PROPOSALS
If the Merger is consummated, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the Merger is not consummated, our stockholders will continue to be entitled to attend and participate in meetings of our stockholders.
We intend to hold an Annual Meeting of Stockholders in 2021 (the “2021 Annual Meeting”) only if the Merger is not consummated. If the Merger is not consummated, please see below for timing of stockholder proposals relating to our 2021 Annual Meeting.
If any stockholder wishes to propose a matter for consideration at our 2021 Annual Meeting, the proposal should be mailed by certified mail return receipt requested, to Victoria A. Labriola, our Secretary, at American Renal Associates Holdings, Inc., 500 Cummings Center, Suite 6550, Beverly, MA 01915. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8 of the Exchange Act) for inclusion in our Proxy Statement for the 2021 Annual Meeting, a proposal must be received by our Secretary no later than November 20, 2020. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2021 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2021 Annual Meeting, such a proposal must be received on or after December 30, 2020, but not later than January 29, 2021. In the event that the date of the 2021 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the 2020 Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the 2021 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2021 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting is first made. The Bylaws have additional requirements that must also be followed in connection with submitting nominations or other business at an annual meeting.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information of this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this Proxy Statement.
The following ARA filings with the SEC are incorporated by reference:
•	ARA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 16, 2020 (the “2019 10-K”);
•	the information specifically incorporated by reference into the 2019 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 20, 2020;
•
ARA’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 11, 2020, August 10, 2020 and November 6, 2020, respectively;

•
ARA’s Current Reports on Form 8-K filed with the SEC on February 7, 2020, March 16, 2020, April 7, 2020, April 30, 2020, May 8, 2020, July 9, 2020, September 18, 2020 and October 2, 2020 (only with respect to Item 1.01); and

•	ARA’s Amended Current Reports on Form 8-K/A filed with the SEC on May 15, 2020 and October 2, 2020.
We also incorporate by reference into this Proxy Statement additional documents that we may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this Proxy Statement and therefore is not incorporated by reference herein.
You may read and copy any reports, statements or other information that we file with the SEC at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by ARA through the Investor Relations section of our website, www.americanrenal.com, and the “Investors—SEC Filings” section therein.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:
American Renal Associates Holdings, Inc.
500 Cummings Center
Suite 6550
Beverly, Massachusetts 01915
If you would like to request documents from us, please do so by January 4, 2021 to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail or another equally prompt method, within one (1) business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.americanrenal.com, and the “Investors—SEC Filings” section therein. The information included on our website is not incorporated by reference into this Proxy Statement.

MISCELLANEOUS
ARA has supplied all information relating to ARA, and IRC has supplied (and ARA has not independently verified) all of the information relating to IRC and Merger Sub contained in the sections entitled “Summary—The Companies” and “The Companies” of this Proxy Statement.
You should rely only on the information contained in this Proxy Statement, the appendices to this Proxy Statement and the documents we refer to of this Proxy Statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated December 15, 2020. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement) and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.
Your vote is very important. Please promptly vote your shares by completing, signing, dating and returning your proxy card or by submitting your proxy over the Internet or by telephone as described on your proxy card or voting instruction form.
By Order of the Board of Directors

Victoria A. Labriola
Vice President, General Counsel and Secretary

Appendix A
AGREEMENT AND PLAN OF MERGER

between

IRC SUPERMAN MIDCO, LLC,

SUPERMAN MERGER SUB, INC.

and

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Dated as of October 1, 2020

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	55
Acquisition Proposal	33
Affiliate	55
Agreement	1
Alternative Financing	43
Alternative Financing Commitment Letter	44
Announcement	38
Antitrust Law	36
Applicable Date	9
Bankruptcy and Equity Exception	8
Board of Directors	1
Book-Entry Share	2
Business Day	55
Bylaws	6
Cancelled Shares	2
Capitalization Date	6
Certificate of Incorporation	2
Certificate of Merger	2
Change of Recommendation	32
Clinic Joint Venture	55
Closing	1
Closing Date	2
Code	14
Collection Costs	52
Commitment Letters	24
Common Stock	6
Company	1
Company Disclosure Schedule	6
Company Employees	13
Company Notice	32
Company Payoff Amount	47
Company Requisite Vote	8
Company Securities	7
Company Stock Plans	7
Company Termination Fee	55
Confidentiality Agreement	38
Continuing Employee	39
Continuing Employees	39
Contract	55
control	55
Credit Facilities	55
D&O Insurance	41
Debt Commitment Letter	24
Debt Financing	24
Debt Financing Sources	55
Debt Financing Sources Related Party	56
Definitive Financing Agreements	43
DGCL	1
Dissenting Shares	5
DOJ	35
Effective Time	2
End Date	49
Environmental Laws	18
Equity Commitment Letter	24
INDEX OF DEFINED TERMS

Equity Financing	24
ERISA	13
Exchange Act	56
Exchange Fund	3
Excluded Information	46
Excluded Party	33
Fee Letters	24
Financial Advisors	18
Financing	24
Financing Uses	25
FTC	35
GAAP	56
Governmental Entity	56
Guarantors	1
Hazardous Substances	18
Health Care Laws	56
HSR Act	56
HSR Approval	48
Indemnified Parties	40
Intellectual Property	56
Intervening Event	33
IRS	13
Joint Venture Agreement	56
knowledge	56
Law	57
Leased Real Property	15
Legal Restraint	48
Licenses	9
Liens	16
Material Adverse Effect	48
Material Contract	12
Merger	1
Merger Sub	1
No-Shop Period Start Date	29
Notice Period	32
NYSE	9
Option	3
Owned Real Property	15
Parent	1
Parent Disclosure Schedule	21
Parent Group	35
Parent Guarantee	1
Parent Related Parties	53
Parent Termination Fee	52
Parties	1
Party	1
Paying Agent	3
Payoff Letter	47
Per Share Merger Consideration	2
Permit	57
Permitted Liens	16
Person	58
Preferred Stock	6
Proceeding	40
A-iv

INDEX OF DEFINED TERMS

Program Review	19
Proxy Statement	17
Recommendation	8
Reimbursement Obligations	47
Restricted Stock	3
RSU Award	3
SEC	9
SEC Reports	9
Securities Act	9
Share	2
Stockholders Meeting	34
Sublease	15
INDEX OF DEFINED TERMS

Subsequent Transaction	37
Subsequent Transaction Buyer	37
Subsidiaries	58
Subsidiary	58
Superior Proposal	34
Surviving Corporation	1
Tax Return	17
Taxes	17
Taxing Authority	17
Transaction Litigation	41
WARN Act	15
Willful Breach	58
A-v

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of October 1, 2020 (this “Agreement”), is entered into between IRC Superman Midco, LLC, a Delaware limited liability company (“Parent”), Superman Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and American Renal Associates Holdings, Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it fair and advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and (iii) subject to Section 6.1, resolved to recommend adoption of this Agreement by the stockholders of the Company;
WHEREAS, the Board of Directors of Merger Sub has approved, adopted and declared advisable, this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement concurrently with the execution of this Agreement, Nautic Partners VIII, L.P., Nautic Partners VIII-A, L.P., Nautic Partners IX, L.P. and Nautic Partners IX-A, L.P. (collectively, the “Guarantors”) have entered into a limited guarantee, dated as of the date hereof, guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement, subject to the terms and conditions contained therein (the “Parent Guarantee”);
WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to consummate the Merger provided for herein;
WHEREAS, as a material inducement to, and as a condition to, Parent and Merger Sub entering into this Agreement, concurrently with the execution of this Agreement, Parent is entering into a voting agreement with Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P. and Centerbridge Capital Partners SBS, L.P. (the “Voting Agreement”); and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:
ARTICLE I

THE MERGER
Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.
Section 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, at 9:00 a.m., New York time, on the second (2nd) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to the fulfillment or (to the extent permitted by applicable Law)

waiver of those conditions at the Closing) have been satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement or at such other date, time or place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.
Section 1.3. Effective Time. At the Closing, the Company and Parent will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.4. Certificate of Incorporation; Bylaws.
(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time (the “Certificate of Incorporation”), shall be immediately amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Surviving Corporation, which from and after the Effective Time shall be the name of the Company), until thereafter amended or restated as provided therein and by applicable Law, in each case consistent with the obligations set forth in Section 6.9.
(b)  At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub (except that the name of the Surviving Corporation shall be the name of the Company), until thereafter amended or restated as provided therein, by the certificate of incorporation of the Surviving Corporation and by applicable Law, in each case consistent with the obligations set forth in Section 6.9.
Section 1.5.  Directors and Officers.
(a)  The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.
(b)  The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS
Section 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:
(a) Merger Consideration. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time and Shares owned by the Company, including Shares held in treasury by the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”) and (ii) the Dissenting Shares (as defined below)) shall be converted automatically into and shall thereafter represent the right to receive $11.50 per share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each non-certificated Share represented by book-entry (other than Cancelled Shares and Dissenting Shares) (a “Book-Entry Share”) shall thereafter represent only the right to receive the Per Share Merger Consideration to be paid in consideration therefor in accordance with this Article II.
(b) Cancellation of Cancelled Shares. Each Cancelled Share shall cease to be outstanding, be cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist.

(c)  Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
Section 2.2.  Treatment of Equity Awards.
(a) Treatment of Options. Immediately prior to the Effective Time, each outstanding option to purchase Shares (an “Option”) under any Company Stock Plan, shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Option to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Option, less applicable Taxes required to be withheld pursuant to Section 2.3(e) with respect to such payment. For the avoidance of doubt, any Option which has a per Share exercise price that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.
(b) Treatment of Restricted Stock. Immediately prior to the Effective Time, each outstanding award of restricted stock (“Restricted Stock”) under any Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such award to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to such award immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld pursuant to Section 2.3(e) with respect to such payment.
(c) Treatment of Restricted Stock Units. Immediately prior to the Effective Time, each outstanding award of restricted stock units (an “RSU Award”) under any Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such award to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to such award immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld pursuant to Section 2.3(e) with respect to such payment.
(d) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.2.
Section 2.3. Surrender of Shares.
(a) Paying Agent.
(i) Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent with the Company’s prior written approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments under this Article II (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares; provided that the Exchange Fund shall not include any amounts in excess of the Per Share Merger Consideration with respect to Dissenting Shares. The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided that such investments shall be in direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America, and, in any such case, no such instrument shall have a maturity exceeding one month. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments and other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Article II shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).
(b) Exchange Procedures.
(i) Transmittal Materials. Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), except as set forth in Section 2.3(b)(ii), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each holder of record of Shares (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title shall pass only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Book-Entry Shares.
(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver any physical certificate representing any of the Shares or an executed letter of transmittal to the Paying Agent to receive the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.
(iii) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of the Book-Entry Share may be issued to such transferee or other Person if such transferee or other Person appears before the Paying Agent and presents to the Paying Agent all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.
(iv) Until surrendered as contemplated by this Section 2.3(b), each Book-Entry Share (other than Cancelled Shares and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration as contemplated by this Article II. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.
(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Cancelled Shares or Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon acceptable evidence of ownership of Book-Entry Shares (which shall include affidavits of ownership), without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and Parent shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of any such holder’s claim for the Per Share Merger

Consideration payable upon due surrender of such holder’s Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(d) Transfers. From and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II. The Per Share Merger Consideration paid upon receipt by the Paying Agent of an “agent’s message”, in the case of Book-Entry Shares in accordance with the terms of this Article II, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Book-Entry Shares.
(e) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options, Restricted Stock or RSU Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. Parent shall (x) use commercially reasonable efforts to provide prior notice to the Company of any such deduction or withholding (other than (i) payroll withholding because of the compensatory nature of the applicable payment or (ii) U.S. backup withholding) and (y) reasonably cooperate with the Company to minimize or eliminate such deduction or withholding to the extent permitted by Law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or Parent, as the case may be, such deducted or withheld amounts (i) shall be promptly remitted by Parent or the Surviving Corporation, as applicable, to the applicable Taxing Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Options, Restricted Stock or RSU Awards (as the case may be) in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.
Section 2.4. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), any Shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and as to which the holders thereof have continuously held such Shares through the date shown on the Certificate of Merger giving effect to the Merger, have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly demanded appraisal with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Shares and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have failed to perfect, effectively withdrawn, waived or lost such Person’s right to appraisal under the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(e) and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares. Each holder of Dissenting Shares shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demands received by the Company for appraisal and any instruments served pursuant to Section 262 of the DGCL that are received by the Company relating to stockholders’ rights of appraisal, withdrawals of such demands, and any other instruments received by the Company in respect of Dissenting Shares pursuant to Section 262 of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands; provided that, after the date hereof until the Effective Time, Parent shall consult with the Company with respect to such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL, or otherwise agree to do any of the foregoing.
Section 2.5. Adjustments. In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by Sections 5.1(b)(i) or 5.1(b)(v) of this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after January 1, 2019 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward-looking in nature), it being acknowledged that nothing disclosed any such SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 3.3(a), Section 3.3(b) or Section 3.3(d), or (ii) as set forth on the corresponding sections or subsections of the disclosure schedules delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure (for the avoidance of doubt, no representations or warranties by the Company are made or given taking into account any aspect of the Subsequent Transaction or any matter in connection therewith):
Section 3.1. Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, formed, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.2. Organizational Documents. The Company has furnished or otherwise made available to Parent, prior to the date hereof, correct and complete copies of (i) the Certificate of Incorporation and the amended and restated bylaws, as amended to date (the “Bylaws”), of the Company as in effect as of the date hereof and (ii) the certificate of incorporation and by-laws, or equivalent organizational documents, as amended to date, of each of the Company’s Subsidiaries and Clinic Joint Ventures, each as in effect as of the date hereof. The Certificate of Incorporation, the Bylaws and the articles of incorporation and bylaws, or equivalent organizational documents, of each of the Company’s Subsidiaries and Clinic Joint Ventures, are in full force and effect. The Company, any Subsidiary and, to the knowledge of the Company, each Clinic Joint Venture is in compliance in all material respects with the provisions of its articles of incorporation or bylaws (or equivalent organizational document).
Section 3.3. Capitalization. The authorized capital stock of the Company consists of (i) 300,000,000 Shares, par value $0.01 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
(a) As of the close of business on September 28, 2020 (the “Capitalization Date”):
(i)  34,489,728 Shares were issued and outstanding (which number includes 1,011,426 shares of Restricted Stock);

(ii)  no shares of Preferred Stock were issued or outstanding; and
(iii)  there were (A) 3,757,338 Shares underlying outstanding Options, (B) 1,011,426 outstanding shares of Restricted Stock and (C) no issued and outstanding RSU Awards, in each such case, as granted or provided for under the American Renal Holdings, Inc. 2005 Stock Incentive Plan, 2010 American Renal Associates Holdings, Inc. Stock Incentive Plan, the 2011 American Renal Associates Holdings, Inc. Stock Option Plan for Non-Employee Directors and the American Renal Associates Holdings, Inc. 2016 Omnibus Incentive Plan (and applicable award agreements issued thereunder), as applicable (collectively, the “Company Stock Plans”).
(b) From the close of business on the Capitalization Date through the date of this Agreement, no options to purchase Shares have been granted and no Shares have been issued, except for Shares issued pursuant to the exercise, vesting or settlement of Options, Restricted Stock or RSU Awards, in each case in accordance with the terms of the Company Stock Plans. Except as set forth in Section 3.3(a) or on Section 3.3(b) of the Company Disclosure Schedule as of the date hereof, (i) there are no outstanding or authorized (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options, warrants, calls, phantom stock or other rights to acquire from the Company, or obligations of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company (collectively, “Company Securities”), and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.3(a) or on Section 3.3(b) of the Company Disclosure Schedule, all outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.
(c) Each of the outstanding shares of capital stock (or other equity interest) of each of the Company’s Subsidiaries and Clinic Joint Ventures held by the Company or one of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is free and clear of all Liens, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever, except (i) as set forth in the Joint Venture Agreements or (ii) where any such failure to own any such shares free and clear would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries and Clinic Joint Ventures, taken as a whole. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. None of the outstanding Shares are certificated.
(d) Section 3.3(d) of the Company Disclosure Schedule sets forth a true and complete list of all holders, as of the Capitalization Date, of outstanding Options, Restricted Stock and RSU Awards, indicating, as applicable, the type of award granted, the number of Shares subject to such award, and the exercise or purchase price of such award (if applicable). The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Options, restricted stock agreements evidencing Restricted Stock and restricted stock unit agreements evidencing outstanding RSU Awards. No Option, Restricted Stock or RSU Award was granted pursuant to an agreement that is materially different than the forms made available to Parent. Each Option, Restricted Stock and RSU Award was granted in compliance, in all material respects, with all applicable Laws and the terms and conditions of the Company Stock Plan pursuant to which such award was granted.
(e) Section 3.3(e) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each of the Company’s Subsidiaries and Clinic Joint Ventures and the ownership interest of the Company (or Subsidiary of the Company) in each such Subsidiary and Clinic Joint Venture as of the date hereof, as well as (x) the direct ownership interest and, to the knowledge of the Company, the indirect ownership interest of any other Person or Persons in each such Subsidiary and Clinic Joint Venture and (y) each such Subsidiary’s and Clinic Joint Venture’s place and form of organization. Except as set forth on Section 3.3(e) of the Company Disclosure Schedule and except for securities held by the Company in connection with its ordinary course treasury investment activities or in any non-active Clinic Joint Venture, neither the Company nor any of its

Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any other Person.
(f) Except as contained in a Joint Venture Agreement or as would not be material to the Company and its Subsidiaries and Clinic Joint Ventures, taken as a whole, neither the Company nor any Subsidiary of the Company nor any Clinic Joint Venture may be required, by reason of (i) the execution, delivery and performance of this Agreement or the anticipated consummation of the transactions contemplated hereby or (ii) the passage of time, to purchase or redeem or to offer to purchase or redeem, any capital stock or voting securities of, or other equity interest in, any Subsidiary of the Company, any Clinic Joint Venture or any other Person from any Person with an ownership interest, directly or indirectly, in such Subsidiary, Clinic Joint Venture or other Person. As of September 15, 2020, no put right, tag-along right or drag-along right had been exercised by the holder thereof under and pursuant to any Joint Venture Agreement, the closing of which has not been consummated.
(g) Except as contained in a Joint Venture Agreement or as would not be material to the Company and its Subsidiaries and Clinic Joint Ventures, taken as a whole, neither the Company nor any Subsidiary of the Company nor any Clinic Joint Venture may be required, by reason of (i) the execution, delivery and performance of this Agreement or the anticipated consummation of the transactions contemplated hereby or (ii) the passage of time, to sell or to offer to sell, any capital stock or voting securities of, or other equity interest in, any Subsidiary of the Company, any Clinic Joint Venture or any other Person to any Person. As of September 15, 2020, no call right or redemption right had been exercised by the holder thereof under and pursuant to any Joint Venture Agreement, the closing of which has not been consummated.
Section 3.4. Authority.
(a) The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding Shares entitled to vote thereon at the Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The execution and delivery of this Agreement and the consummation by the Company of the Merger have been duly authorized by the Board of Directors, and this Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at Law) (the “Bankruptcy and Equity Exception”).
(b) The Board of Directors, at a duly called and held meeting, has unanimously (a) determined that the Merger is fair to and in the best interests of the Company’s stockholders, (b) approved and declared advisable this Agreement and the Merger, (c) subject to Section 6.1, resolved to recommend that the stockholders of the Company adopt this Agreement (the “Recommendation”) and (d) directed that this Agreement be submitted to the stockholders of the Company for their approval. The only vote of the stockholders of the Company required to approve this Agreement and the Merger is the Company Requisite Vote.
Section 3.5. No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the Certificate of Incorporation or Bylaws, (ii) the articles of incorporation and by-laws, or equivalent organizational documents, of each of the Clinic Joint Ventures set forth in Section 3.5(a) of the Company Disclosure Schedule (the “Material Clinic Joint Ventures”), (iii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to the Company, any of its Subsidiaries or any Material Clinic Joint Venture or by which its or any of their properties are bound or (iv) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of the Company, any of its Subsidiaries or any Material Clinic Joint Venture pursuant to, any Material Contract, except, in the case of clauses (ii), (iii) and (iv), for any such breach, violation, default, consent, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.3(b), the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” Laws, (ii) the filing of a premerger notification and report form by the Company under the HSR Act, (iii) compliance with the applicable requirements of the New York Stock Exchange (the “NYSE”), (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.6. Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, its Subsidiaries and the Clinic Joint Ventures, taken as a whole, none of the Company or any of its Subsidiaries, or to the knowledge of the Company, any Clinic Joint Ventures, are in violation of any Law (including Health Care Laws) applicable to the Company, its Subsidiaries or any Clinic Joint Ventures. The Company, its Subsidiaries and, to the knowledge of the Company, the Clinic Joint Ventures, have the state-issued dialysis licenses and permits, CLIA certificates, biomedical waste licenses and permits, and business licenses and permits (“Licenses”) from Governmental Entities required to conduct their respective businesses as being conducted as of the date hereof and own, lease and operate their respective assets and properties as of the date hereof, except for any such Licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, its Subsidiaries and the Clinic Joint Ventures, taken as a whole. Since the Applicable Date, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, its Subsidiaries and the Clinic Joint Ventures, taken as a whole, (i) the Company, its Subsidiaries and, to the knowledge of the Company, the Clinic Joint Ventures have maintained, and have been in compliance with all terms and conditions of, all Licenses and all Licenses are in full force and effect, and (ii) to the knowledge of the Company, no default has occurred under, and there exists no event that, with or without notice, lapse of time or both, would reasonably be expected to result in a default under, or would give to others any right of revocation, non-renewal, adverse modification or cancellation of, any License.
Section 3.7. SEC Filings; Financial Statements; Undisclosed Liabilities.
(a) The Company has filed or otherwise transmitted or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto), in each case required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2017 (the “Applicable Date”) through the date hereof (all such forms, reports, statements, certificates and other documents filed or furnished since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective filing dates, or if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement.

None of the Subsidiaries of the Company is required to file periodic reports with the SEC pursuant to the Exchange Act. To the knowledge of the Company, the Company has made available to Parent all comment letters and all material formal correspondence between the SEC and the Company with respect to the SEC Reports filed with, or furnished to, the SEC on or after January 1, 2018. Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, as of the date hereof, to the knowledge of the Company, none of the SEC Reports is the subject of active, ongoing SEC review.
(b) The audited consolidated financial statements of the Company (including all notes thereto) and its Subsidiaries included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC: (i) complied, as of its date of filing, as to form in all material respects, with the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, comprehensive income (loss), change in equity and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2020 and included in the SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal period-end adjustments); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments).
(c) The Company maintains in all material respects disclosure controls and procedures required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Based on the Company’s most recently completed evaluation of the Company’s internal control over financial reporting prior to the date hereof, the Company has not identified any fraud that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date, except as set forth in the SEC Reports, the Company’s principal executive officer and its principal financial officer have disclosed, based on their evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors any instances identified by them or of which they have been made aware of “significant deficiencies,” “material weaknesses” or fraud.
(d) As of the date hereof, except (i) as reflected, accrued or reserved against in the financial statements (including all notes and schedules thereto) of the Company and its Subsidiaries included in the SEC Reports; (ii) for liabilities or obligations incurred in the ordinary course of business since June 30, 2020; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement; and (iv) for liabilities or obligations permitted by this Agreement or incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.7(d) of the Company Disclosure Schedule contains a correct and complete list of all indebtedness for borrowed money of the Company and its Subsidiaries as of September 15, 2020, other than (v) loans between the Company or any of its Subsidiaries or Clinic Joint Ventures, on the one hand, and any of the Company’s Subsidiaries or Clinic Joint Ventures, on the other hand, (w) indebtedness included in the SEC Reports, (x) any indebtedness of the Clinic Joint Ventures, (y) indebtedness in an amount less than $1,000,000 and (z) trade payables incurred in the ordinary course of business consistent with past practice.

Section 3.8. Contracts.
(a) Except (i) for this Agreement, (ii) for the Contracts filed as exhibits to the SEC Reports, (iii) for the Company Plans and Company Stock Plans or (iv) as set forth in Section 3.8 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries (or the Clinic Joint Ventures to the extent set forth in the applicable subsection of this Section 3.8(a)) is party to or bound by any of the following Contracts:
(i) the top 10 Contracts (other than leases of real property) measured by the aggregate amount of payments by the Company and its Subsidiaries within the twelve (12) month period ended June 30, 2020;
(ii) Contracts with the top 10 payors measured by the aggregate amount of payments to the Company and its Subsidiaries within the twelve (12) month period ended June 30, 2020;
(iii) any employment Contract of any director or officer of the Company or its Subsidiaries or any other written employment, severance, retention, deal bonus, consulting or other Contract with any employee of the Company or any of its Subsidiaries which will require (or reasonably likely require) the payment of amounts by the Company or any of its Subsidiaries during the one-year period following the date hereof in excess of $200,000;
(iv) other than the Joint Venture Agreements, any Contract of the Company, any of its Subsidiaries or, to the knowledge of the Company, the Clinic Joint Ventures, that limits the ability of the Company, any of its Subsidiaries or a Clinic Joint Venture to compete in any line of business or with any Person or in any geographic area or during any period of time, in each case in any respect material to the Company, its Subsidiaries and the Clinic Joint Ventures, taken as a whole.
(v) any Contract relating to material Intellectual Property (other than Intellectual Property that is the subject of a license for shrink wrap software, license for other “off the shelf” software, or a license for software for which the license fees, royalties, maintenance fees and support fees do not exceed $500,000 on an annual basis) that is material to the Company and its Subsidiaries, taken as a whole, and that is not otherwise terminable by any party thereto with sixty (60) days’ notice (or less) without payment or penalty;
(vi) any Contract under which the Company or any of its Subsidiaries has incurred any indebtedness that is outstanding on the date hereof or has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (other than any indebtedness, liabilities or obligations solely by and among the Company and its Subsidiaries) including with respect to indebtedness for borrowed money, in each case, in excess of $4,000,000;
(vii) any Contract containing (A) an earn-out, deferred purchase price, or other similar contingent obligation, or (B) ongoing indemnification obligations on behalf of the Company or any of its Subsidiaries (other than customary indemnification obligations pursuant to payor contracts or leases) and, in each case of clauses (A) and (B), which would reasonably be expected to result in the receipt or making of future payments in excess of $2,000,000 individually or $5,000,000 in the aggregate;
(viii) any Contract involving or providing for the settlement (or proposed settlement) of any Proceeding (A) with a Governmental Entity, (B) that involves payments after the date hereof in excess of $500,000 individually or $2,000,000 in the aggregate or (C) that materially restricts or imposes material obligations after the date of this Agreement on the Company and its Subsidiaries, taken as a whole;
(ix) any Contract that obligates the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Clinic Joint Ventures, to make any capital investment or capital expenditure in excess of $500,000, which capital investment or expenditure is outside the ordinary course of business and is not contemplated by the capital expenditure budget set forth on Section 5.1(b)(xvii) of the Company Disclosure Schedule and that is not otherwise terminable by any party thereto with sixty (60) days’ notice (or less) without payment or penalty;
(x) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, any of its Subsidiaries or any of the Clinic Joint Ventures or prohibits the pledging of the capital stock of the Company, any Subsidiary of the Company or any Clinic Joint Ventures, other than debt or financing documents entered into by any Clinic Joint Venture and made available to Parent and Merger Sub prior to the date hereof or any Joint Venture Agreement;

(xi) any Contract that relates to the pending acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $1,000,000 and that is not otherwise terminable by any party thereto with sixty (60) days’ notice (or less) without payment or penalty;
(xii) any stockholders agreements, voting agreements, registrations rights agreements, co-sale agreements and any other similar Contracts between the Company and any holder of Company capital stock;
(xiii) the Joint Venture Agreements for the Material Clinic Joint Ventures;
(xiv) any Contract between the Company or any of its Subsidiaries and any Governmental Entity and that is material to the Company and its Subsidiaries, taken as a whole;
(xv) any Contract that relates to any swap, forwards, or other similar derivative transactions;
(xvi) any Material Leases; and
(xvii) any Contract that is required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) that has not been filed with the SEC prior to the date of this Agreement.
(b) Each Contract (i) set forth in Section 3.8 of the Company Disclosure Schedule or (ii) disclosed by the Company on its most recent Annual Report on Form 10-K or any subsequent SEC Report prior to the date hereof as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) (excluding any Company Plan), is referred to herein as a “Material Contract”.
(c) Except for those Material Contracts set forth as an exhibit to a filed SEC Report, the Company has made available to Parent true and correct copies of all Material Contracts, including amendments and supplements thereto. Each of the Material Contracts is a legal, valid and binding obligation of, and enforceable against, the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates in accordance with its terms in the ordinary course of business consistent with past practice, and (ii) for such failures to be legal, valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, its Subsidiaries and the Clinic Joint Ventures, taken as a whole.
(d) The Company or its Subsidiary that is a party to each Material Contract is in compliance in all material respects with all terms and requirements of each Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a material breach or default by the Company or any of its Subsidiaries under any such Material Contract, and, to the knowledge of the Company, no other party to any Material Contract is in material breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a material breach or default) under any Material Contract, except in each case where such violation, breach, default or event of default would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, neither the Company nor, to the knowledge of the Company, any of its Subsidiaries have received written notice from any other party to a Material Contract that such other party intends to terminate or renegotiate in any material respect the terms of any such Material Contract (except in accordance with the terms thereof).
(e) The Company has made available to Parent and Merger Sub all Joint Venture Agreements with respect to each Clinic Joint Venture, and each such Joint Venture Agreement is a legal, valid and binding obligation of, and enforceable against, the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any such Joint Venture Agreement expires or terminates in accordance with its terms in the ordinary course of business consistent with past practice, and (ii) for such failures to be legal, valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, its Subsidiaries and the Clinic Joint Ventures, taken as a whole.

(f) Section 3.8(f) of the Company Disclosure Schedule sets forth a list as of September 15, 2020 of all non-binding letters of intent or term sheets that relate to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) to which the Company or any of its Subsidiaries is party to for an amount greater than $500,000 individually.
(g) Except as set forth on Section 3.8(g) of the Company Disclosure Schedule, to the knowledge of the Company, since December 31, 2018 to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any (i) supplier listed on Section 3.8(g)(i) of the Company Disclosure Schedule or (ii) payor listed on Section 3.8(g)(ii) of the Company Disclosure Schedule, in each case, indicating that such party has or, to the knowledge of the Company, is threatening to terminate or not renew, any Material Contract, or terminating or, to the knowledge of the Company, is threatening to terminate or materially modify its relationship or cease or reduce its business, with the Company or any of its Subsidiaries, in each case that remain outstanding or otherwise have not been resolved.
Section 3.9. Absence of Certain Changes or Events. Since June 30, 2020, (a) except as contemplated by this Agreement or in connection with the formation or financing or refinancing of any Clinic Joint Ventures in the ordinary course of business consistent with past practice, the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and (b) there has not occurred any event, development, change, effect or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
Section 3.10. Absence of Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries nor any of their respective assets, rights or properties or, to the knowledge of the Company, any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as an officer or director, other than any such Proceeding or arbitration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree or award except for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.10 of the Company Disclosure Schedule sets forth a complete and correct list of all Proceedings or, to the Company’s knowledge, investigations involving the Company, its Subsidiaries or any of their respective directors or officers (in such individual’s capacity as such) during the past three (3) years that has resulted in, or would reasonably be expected to result in, a liability or loss to the Company or any of its Subsidiaries in excess of $1,000,000 above the amount reasonably expected to be payable by insurers.
Section 3.11. Employee Benefit Plans.
(a) Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of each material Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, and compensation, severance, change in control plans, programs or arrangements or employment agreement contributed to, sponsored or maintained by the Company or any of its Subsidiaries as of the date hereof for the benefit of any current, former or retired employee or director (or their spouses, dependents, or beneficiaries) of the Company or any of its Subsidiaries (collectively, the “Company Employees”).
(b) With respect to each Company Plan set forth on Section 3.11(a) of the Company Disclosure Schedule, the Company has made available to Parent a true and complete copy thereof to the extent in writing and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.
(c) (i) Each Company Plan has been established and administered in all material respects in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws, rules and regulations and (ii) with respect to each Company Plan, as of the date hereof, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.
(d) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification.
(e) Neither the Company nor any ERISA Affiliate maintains, sponsors or contributes to or has in the past six years maintained, sponsored or contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code. Neither the Company nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA that has not been paid in full as of the date hereof. Neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).
(f) None of the Company Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law).
(g) No Company Plan exists that as a result of the consummation of the transactions contemplated by this Agreement will (i) entitle any Company Employee to severance pay, unemployment compensation or any other compensatory payment, except as contemplated by this Agreement or as required by applicable Law, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such Company Employee, except as contemplated by this Agreement, (iii) result in payments which would not reasonably be expected to be deductible under Section 280G of the Code or (iv) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or any of its Subsidiaries.
(h) Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(i) No Company Plan is subject to the Laws of any jurisdiction outside the United States.
Section 3.12.  Labor and Employment Matters.
(a) The Company has made available a complete and accurate list of all Company Employees (other than per diem employees) as of September 15, 2020 by: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis; the employee’s actual annual base salary or other rates of compensation; and business location.
(b) As of September 15, 2020, approximately eleven (11) independent contractors were engaged by the Company and its Subsidiaries.
(c) The Company is not a party to any collective bargaining agreement with any labor organization representing any Company Employees nor, to the knowledge of the Company, is any such agreement being negotiated by the Company as of the date hereof. To the knowledge of the Company, there are no organizing activities pending or under discussion with any labor organization or group of Company Employees. There is no material strike, slowdown, work stoppage or lockout pending against or affecting the Company. To the knowledge of the Company, there is no unfair labor practice charge pending before the National Labor Relations Board (or equivalent regulatory body, tribunal or authority) against the Company, which, if adversely decided, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is no arbitration hearing or arbitration award pending or, to the knowledge of the Company, threatened in writing against the Company, which, if adversely decided, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(d) The Company is, and since the Applicable Date has been, in compliance with all applicable laws respecting labor and employment matters, including fair employment practices, harassment and discrimination, the classification of independent contractors and employees, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, pay equity, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages and overtime, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(e) There are no material internal investigations being conducted by or on behalf of the Company or material private dispute resolution procedures pending against the Company, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination or sexual harassment). To the knowledge of the Company, there is no threatened in writing claim or claim reported through the Company’s compliance hotline of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving any Company officer or director.
(f) During the ninety (90) day period preceding the date hereof, the Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company.
Section 3.13. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect, (b) all premiums due with respect to such material insurance policies have been paid in accordance with the terms thereof (other than retroactive or retrospective insurance premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date) and (c) neither the Company nor any of its Subsidiaries have received any written notice of termination, cancellation or non-renewal with respect to any such policy nor, to the knowledge of the Company, are any of the foregoing threatened and there is no claim pending under any such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies, other than “reservation of rights” or similar letters or communications.
Section 3.14. Properties.
(a) Owned Real Property. Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list of all of the real property owned by the Company or any of its Subsidiaries as of the date hereof (the “Owned Real Property”). Except as listed on Section 3.14(a) of the Company Disclosure Schedule, none of the currently Owned Real Property is leased or licensed to any Person (other than the Company or any of its Subsidiaries or any Clinic Joint Venture) in a manner that gives such Person the right to use or occupy the Owned Real Property.
(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Schedule contains a true and complete list, as of September 1, 2020, of all of the existing leases pursuant to which the Company or any of its Subsidiaries uses or occupies any real property with a current annual base rent amount in excess of $200,000 (such property, the “Leased Real Property,” and each such lease, a “Material Lease”). Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is in material default under any Material Lease nor, to the knowledge of the Company, has the Company or any of its Subsidiaries received any written notice alleging any material default thereunder; (ii) the Company, its Subsidiaries and the Clinic Joint Ventures have not granted any subleases to any Person, other than the Company, any of its Subsidiaries or a Joint Venture Clinic, giving such Person any right to use or occupy on a full time basis the Owned Real Property or the Leased Real Property, except as set forth on Section 3.14(b)(ii) of the Company Disclosure Schedule (each, a “Sublease”); and (iii) no consent of any landlord or other superior interest holder with respect to a Material Lease is required in connection with the transactions contemplated hereby.
(c) Since the Applicable Date, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any material violation or claimed material violation of any applicable building, zoning, subdivision or other land use or similar Laws affecting its interests in Owned Real Property or Leased Real Property, that, in each case, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company owns and has good and valid title to, or holds a valid leasehold interest in, the Owned Real Property or the Leased Real Property, as applicable, together with all items of personal property that are material to the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances, mortgages, pledges, security interests, claims and defects, and imperfections of title (“Liens”) (except in all cases for (A) Liens set forth on Section 3.14(d) of the Company Disclosure Schedules or reflected on the consolidated financial statements of the Company, (B) statutory liens securing payments not yet due or which are being contested in good faith by appropriate Proceeding and for which adequate reserves have been provided, (C) such imperfections or irregularities of title, Liens, charges, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; easements, rights of way, options, reservations or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection of the real property, (D) encumbrances for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate Proceeding and for which adequate reserves have been established in accordance with GAAP, (E) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (F) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts not yet due or payable or which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (G) Liens in favor of lessors and licensors under the Material Leases and licenses and liens to which the fee simple interest (or any superior leasehold interest) are subject, (H) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company), (I) Liens arising under the Joint Venture Agreements and (J) any other Liens that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole (items in clauses (A) through (I) are referred to herein as “Permitted Liens”).
Section 3.15. Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a) All Tax Returns required to be filed by, or on behalf of, the Company or any of its Subsidiaries have been timely filed, or will be timely filed (taking into account any extensions of time in which to file). The Company and each of its Subsidiaries has paid (or has had paid on its behalf) in full all Taxes that are due and payable (whether or not shown to be due on such Tax Returns), except for any Taxes contested in good faith or for which adequate reserves have been established in accordance with GAAP.
(b) There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or its Subsidiaries, other than Permitted Liens.
(c) There is no outstanding audit, assessment, examination or claim concerning any Tax liability of the Company or any of its Subsidiaries that is currently pending with a Taxing Authority or that has occurred within the past year.
(d) No written claim has ever been made by any Taxing Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been resolved in full.
(e) Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code (other than a group the common parent of which is or was the Company or one of its Subsidiaries) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law or as a transferee or successor.
(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement, other than (i) any agreement solely between or among the Company and/or any of its Subsidiaries or (ii) any agreement that does not relate primarily to Taxes.
(h) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
(i) None of the Company or any of its Subsidiaries has received or applied for a private letter ruling or other similar written Tax ruling from any Taxing Authority.
(j) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or other income Tax Law) that was made or requested prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing, (iii) prepaid amount received prior to the Closing (including, without limitation, pursuant to Sections 451(c), 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34), (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or other Tax Law) entered into prior to the Closing or (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code existing prior to the Closing.
(k) For U.S. federal income Tax purposes, (i) the Company is classified as a domestic “C” corporation and (ii) each Clinic Joint Venture is classified as a domestic partnership.
(l) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
Notwithstanding anything else in this Agreement, the representations and warranties set forth in this Section 3.15 shall constitute the only representations and warranties by the Company with respect to Tax matters. For purposes of this Agreement:
(i) “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes imposed by any Taxing Authority, together with all interest, penalties and additions imposed by such Taxing Authority with respect to such amounts;
(ii) “Tax Return” means all returns and reports (including declarations of estimated Taxes and information returns) required to be filed with a Taxing Authority including any amendments thereto and any schedules or attachments thereto; and
(iii) “Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.
Section 3.16. Proxy Statement. None of the information supplied or to be supplied by the Company or the Subsidiaries of the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date it (and any amendment or supplement thereto) is first filed with the SEC or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the date it is filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.
Section 3.17. Intellectual Property. Section 3.17 of the Company Disclosure Schedule contains a complete and accurate list of all registered and material unregistered trademarks, registered copyrights, and internet domain names registered to or owned or purported to be owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and its Subsidiaries own, free and clear of all Liens except Permitted Liens, or have the right to use, all material Intellectual Property used in their business as currently conducted, (b) the conduct of the Company’s business as currently conducted does not infringe or violate the Intellectual Property (other than patents, and with respect to patents, to the knowledge of the Company) of any Person, (c) there are no pending or, to the knowledge of the Company, threatened claims against the Company, any Subsidiary or any of their employees alleging that any activity by the Company or such Subsidiary infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property, (d) to the knowledge of the Company, no Person is infringing or violating the Intellectual Property owned by the Company or its Subsidiaries and (e) the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.
Section 3.18. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a) The Company and its Subsidiaries are, and for the past three (3) years from the date hereof have been, operating in compliance with all applicable Environmental Laws, including having all permits required under any applicable Environmental Law for the operation of the business and complying in all material respects with the terms and conditions of such permits;
(b) Neither the Company nor any of its Subsidiaries, to the knowledge of the Company, has released any Hazardous Substances into the environment on, at, under, in or from any real property owned or operated by the Company or any Subsidiary of the Company that is (i) currently subject to any investigation, remediation or monitoring, or (ii) reasonably likely to result in liability to the Company or any Subsidiary, in either case (i) or (ii) under any applicable Environmental Laws;
(c) Neither the Company nor any of its Subsidiaries is a party to any pending or threatened Proceeding alleging that it is in violation of or has liability under any Environmental Laws; and
(d) Neither the Company nor, to the knowledge of the Company, any of its Subsidiaries has received any written claim, notice or information request alleging that the Company or any of its Subsidiaries is in material violation of, or may have material liability under, Environmental Laws, which remains unresolved.
The representations and warranties set forth in this Section 3.18 shall constitute the only representations and warranties by the Company with respect to environmental matters. For purposes of this Agreement, the following terms shall have the meanings assigned below:
“Environmental Laws” shall mean all Laws concerning pollution or protection of the environment.
“Hazardous Substances” shall mean any hazardous waste, material, or substance, any pollutant or contaminant, and any other terms of similar meaning, as defined in any applicable Environmental Law, and includes petroleum, medical or infectious waste, polychlorinated biphenyls and asbestos.
Section 3.19. Opinion of Financial Advisor. Prior to the execution of this Agreement, Goldman Sachs & Co. LLC (the “Financial Advisor”) has delivered to the Board of Directors its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, as to the fairness of the Per Share Merger Consideration, from a financial point of view, to be paid to the stockholders of the Company (other than Parent and its Affiliates), as of the date of such opinion and based upon and subject to the factors, assumptions, qualifications and limitations set forth in such opinion. A signed and complete copy of such opinion will promptly be made available to Parent for informational purposes only following receipt thereof by the Board of Directors; provided that such opinion may not be relied on by Parent or any of its Affiliates, directors, officers or employees.
Section 3.20. Regulatory Matters.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, the activities of the Company and its Subsidiaries and, to the knowledge of the Company, their respective directors, officers, and employees, while acting for or on behalf of such Company or Subsidiary, are currently, and since the Applicable Date, have been, conducted in compliance with all applicable Health Care Laws.

(b) Neither the Company nor any of its Subsidiaries, nor, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, any of their respective employees, directors or officers, and, to the knowledge of the Company, any of their respective consultants, vendors or suppliers, is as of the date hereof or has been since the Applicable Date excluded, suspended, debarred from participation, or otherwise terminated from or ineligible to participate in, any federal health care program, as such term is defined in 42 U.S.C. § 1320a-7b(f) (a “Federal Health Care Program”). Neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Entity of any pending or threatened Proceeding that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of the Company’s participation in any Federal Health Care Program, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries nor, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, any of their respective employees, consultants, directors or officers: (i) has been convicted of or, to the knowledge of the Company, charged with any criminal offense relating to the delivery of an item or service under any Federal Health Care Program or state Health Care Program; (ii) has been convicted of or, to the knowledge of the Company, charged with or investigated for, any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances, or (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act.
(c) Since the Applicable Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of those entities’ directors, officers, or employees has with respect to the operations of the business of the Company and its Subsidiaries made a voluntary disclosure pursuant to the OIG’s self-disclosure protocol or otherwise, or has been subject to any reporting obligations pursuant to any settlement agreement with the OIG or any other Governmental Entity concerning compliance with any Health Care Law. Since the Applicable Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers or employees (x) has been notified in writing or the knowledge of the Company, orally that it is the subject of any Federal Health Care Program investigation or commercial or other third party payor program investigation, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, (y) has been notified in writing that it is a defendant in any qui tam/ false claims act litigation, or (z) has been served with or received any search warrant, subpoena or civil investigative demand from any Governmental Entity concerning compliance with any Health Care Law.
(d) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with applicable Health Care Laws and contractual obligations applicable to billing third-party payors, including Federal Health Care Programs and insurance companies, health care service plans, health maintenance organizations, self-funded groups, or other payors with respect to their commercial and Federal Health Care Program business. To the knowledge of the Company, since the Applicable Date, the Company and its Subsidiaries has paid, caused to be paid, attempted to pay or has scheduled to pay all known and undisputed refunds and overpayments to the applicable third-party payors, including Federal Health Care Programs and insurance companies, in accordance with applicable Health Care Laws and contractual obligations, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. Since the Applicable Date, other than regularly scheduled audits and reviews or reviews or audits that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, no audits, coding validation reviews or program integrity reviews, or credentialing or privileging reviews has been conducted by any entity, commission, board or agency having responsibility over such company’s involvement with the Federal Health Care Programs or third party payors (collectively, a “Program Review”), and neither the Company nor any of its Subsidiaries has received written notice that any such Program Reviews are scheduled or pending.
(e) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, since the Applicable Date, the Company and its Subsidiaries have filed all reports, statements, documents, registrations, filings, and submissions required to be filed by it under applicable Health Care Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, since the Applicable Date, neither the Company nor its Subsidiaries have knowingly or willfully made or cause to be made, or induced or sought to induce the making of, any false statement or representation (or knowingly or willfully omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a fact to a Governmental Entity. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, since the Applicable Date, no written notice has been received by the Company or any of its Subsidiaries from any Governmental Entity alleging a violation of any Health Care Law.
(f) Neither the Company nor any of its Subsidiaries is a party to or has any ongoing reporting obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by, any Governmental Entity with respect to any Health Care Law.
(g) The Company and its Subsidiaries use commercially reasonable efforts to protect the privacy of sensitive data, including non-public information, personal information and protected or regulated health information, that the Company or any of its Subsidiaries collects, uses, stores, maintains, processes or transmits and to prevent unauthorized access to, and use or disclosure of, such data by any unauthorized Person, except as would not have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries that are Covered Entities or Business Associates (as defined under HIPAA) are now and since the Applicable Date have been in compliance with HIPAA including having undertaken all necessary risk assessments or risk analyses required under HIPAA, except as would not have, individually or in the aggregate, a Material Adverse Effect. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any transfer of Protected Health Information (as defined in 45 C.F.R. § 160.103) resulting from such transactions, will violate any policies of the Company or its Subsidiaries or any privacy agreements to which the Company or its Subsidiaries are a party as such policies or privacy agreements currently exist, except as would not have, individually or in the aggregate, a Material Adverse Effect.
Section 3.21. Information Technology. The Company takes commercially reasonable steps and implements commercially reasonable procedures designed to protect and safeguard their information technology systems used in connection with the operation of the business of the Company and its Subsidiaries from unauthorized access. The Company employs commercially reasonable disaster recovery and business continuity plans, procedures and facilities for the business of the Company and its Subsidiaries and takes commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries. To the knowledge of the Company, since the Applicable Date, there have been no material breaches of or material failures in the security systems or measures related to the Company’s information technology systems that have resulted in unauthorized access to personally identifiable information.
Section 3.22. Brokers. No broker, finder, investment banker or financial advisor (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.
Section 3.23. Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.10, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company, or any anti-takeover provisions in the Certificate of Incorporation or the Bylaws, is applicable to this Agreement or the transactions contemplated hereby, including the Merger. The Company is not party to any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan.
Section 3.24. Affiliate Party Transactions. Since March 31, 2020, there are no transactions, agreements, arrangements or understandings between (a) the Company or any of its Subsidiaries on the one hand, and (b) any stockholders, directors, officers or employees of the Company on the other hand, in each case that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the SEC Reports filed with, or furnished to, the SEC prior to the date of this Agreement, other than employment agreements in the ordinary course of business consistent with past practice and similar employee arrangements otherwise set forth on the Company Disclosure Schedule. Section 3.24 of the Company Disclosure Schedule sets forth a correct and complete list as of September 15, 2020, to the knowledge of the Company, of all leases or full-time Subleases between the Company and any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any Clinic Joint Venture, on the other hand (including any doctor who is a direct or indirect owner of such Clinic Joint Venture which is the party to such Lease or full-time Sublease, or any Affiliate of such doctor).
Section 3.25. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, none of the of the Company or any of its stockholders, Subsidiaries, directors, employees, Affiliates, advisors, agents or any other Representatives or Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability, responsibility or other obligation to Parent, Merger Sub, their respective Representatives or Affiliates or any other Person on any basis resulting from Parent’s, Merger Sub’s or any of their respective Representative’s or Affiliates’ use of any information, documents or other materials made available or otherwise provided to them, including any information made available in the electronic data room maintained by the Company, management presentations, functional “break-out” discussions, responses to questions submitted by or on behalf of Parent, Merger Sub or their respective Representatives or Affiliates or in any other form in connection with the transactions contemplated by this Agreement, and each of Parent and Merger Sub acknowledges and agrees to the foregoing. The Company acknowledges that Parent and Merger Sub make no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV. The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no Representative of Parent or Merger Sub shall have any responsibility or liability related thereto.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
Parent and Merger Sub each hereby represent and warrant to the Company that, except as set forth on the corresponding sections or subsections of the disclosure schedules delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure:
Section 4.1. Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified and licensed to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated hereby. Parent has made available to the Company prior to the date of this Agreement a correct and complete copy of the certificate of incorporation and bylaws (or other comparable governing documents) of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered in full force and effect.
Section 4.2. Authority. Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the Boards of Directors (or equivalent) of Parent and Merger Sub and Parent has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole stockholder of Merger Sub and delivered to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub, and no other corporate Proceeding or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates is necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.3. No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby, including the Financing, the ownership and operation of the Company and its Subsidiaries following the Effective Time, and the compliance with the provisions of this Agreement will not (i) breach, violate or conflict with the certificate of formation or operating agreement or other governing documents of Parent, the certificate of incorporation and bylaws of Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, and all filings described in such clauses have been made, breach conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party) except, in the case of clause (iii), for any such breach, violation, default, loss, right or other occurrence which would not reasonably be expected to have a material adverse effect on the ability of the Parent and Merger Sub to timely consummate the Merger and the other transactions contemplated hereby.
(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” Laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act for the transactions as contemplated solely by this Agreement (and not the Subsequent Transaction), (iii) compliance with the applicable requirements of the NYSE, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have a material adverse effect on the ability of the Parent and Merger Sub to timely consummate the Merger and the other transactions contemplated hereby.
Section 4.4. Absence of Litigation. As of the date of this Agreement, there are no civil, criminal, administrative or other suits, claims, actions, Proceedings or arbitrations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective Subsidiaries, other than any such suit, claim, action, Proceeding or investigation that would not or would not reasonably be expected to have a material adverse effect on the ability of the Parent and Merger Sub to timely consummate the Merger and the other transactions contemplated hereby . Neither Parent nor any of its Subsidiaries nor any of their respective properties is subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, have a material adverse effect on the ability of the Parent and Merger Sub to timely consummate the Merger and the other transactions contemplated hereby.
Section 4.5. Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of one thousand (1,000) shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.
Section 4.6. Absence of Certain Agreements. Except as set forth on Section 4.6 of the Parent Disclosure Schedule, as of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates (including any Guarantor or any of its Affiliates) has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) with the Subsequent Transaction Buyer, any of its Affiliates or any other Person that relates in any way to the Company or any of its Subsidiaries or other assets or the Subsequent Transaction (or any other transaction involving the Company or any of its Subsidiaries or other assets), the Merger or the other transactions contemplated hereby (each, whether arising prior to, on or after the date hereof, a “Prohibited Agreement”), (ii) with any holder of Shares, Options or Restricted Stock (or any Affiliate of any such holder) or any member of the Company’s management or Board of Directors that is related to the transactions contemplated by this Agreement, (iii) with any third party that would in any way limit Parent’s or Merger Sub’s ability to comply with its obligations under this Agreement, (iv) with any third party that could delay or prevent the consummation of the transactions contemplated hereby, or (v) without limiting the generality of the foregoing, pursuant to which (A) any holder of Shares would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal, other than the Voting Agreement, (B) any holder of Options or Restricted Stock would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to Section 2.2, (C) any third party has agreed to provide, directly or indirectly, equity or other capital to Parent or the Company or any of their Subsidiaries to finance in whole or in part the transactions contemplated herein, or (D) any Company Employee has agreed to remain as an employee of the Company or any of its Subsidiaries or to become an employee or consultant of Parent or any of its Subsidiaries following the Effective Time. Parent has shared with the Company true and complete copies of (or where not in written form, written summaries of) all agreements, arrangements or understandings set forth on Section 4.6 of the Parent Disclosure Schedule, and such agreements, arrangements or understandings have not been amended or modified since the date of this Agreement, except pursuant to Section 5.2 hereof. Parent is not aware of any matter related to Parent, Merger Sub or their respective Affiliates or Representatives that would reasonably be expected, individually or in the aggregate, to materially delay, impede or interfere with the consummation of the transactions contemplated by this Agreement.
Section 4.7. Proxy Statement. None of the information supplied or to be supplied by or on behalf of each of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent and Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company.
Section 4.8. Brokers. No broker, finder or investment banker (other than Guggenheim Securities, LLC, whose fee shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.
Section 4.9. Ownership of Shares. None of Parent, Merger Sub or any of their respective Subsidiaries, or to the knowledge of Parent, Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Affiliates or Subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or in part with reference to, or derived in whole or part from, the value of the Shares. None of Parent, Merger Sub or, to the knowledge of Parent, any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. As of the date hereof, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub, the Guarantor or any of their Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding Shares or any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or to the management of the Surviving Corporation after the Effective Time, other than the Voting Agreement.
Section 4.10. Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.
Section 4.11. Subsequent Transaction Agreement; HSR Filing. The Subsequent Transaction Agreement will by its terms automatically terminate on the date that is ninety (90) days after the date of this Agreement, should the condition set forth in Section 7.1(c) not have been satisfied prior to such date. As of the date hereof, Parent has provided to the Company’s outside counsel copies of all documents that Parent reasonably believes will be submitted to the FTC, the DOJ or any other Governmental Entity in connection with Parent’s initial HSR Filing.
Section 4.12. Solvency. Assuming that (a) the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived, and (b)(i) the representations and warranties set forth in Article III (other than those qualified by materiality or “Material Adverse Effect”) are true and correct in all material respects and (ii) the representations and warranties set forth in Article III that are qualified by materiality or “Material Adverse Effect” are true and correct in all respects, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing, any alternative financing, and the payment of the aggregate consideration to which the stockholders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its Subsidiaries which become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation and each of its Subsidiaries, on a consolidated basis, will not: (i) have debts, including contingent and other liabilities, greater than the fair market value of its assets or have assets the fair saleable value of which is less than the amount required to pay its liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged; or (iii) have incurred debts, including contingent and other liabilities, beyond its ability to pay them as they become due.
Section 4.13. Financing. Parent and Merger Sub have delivered to the Company true, correct and complete copies of (a) the executed debt commitment letter, dated as of October 1, 2020 among Parent, Merger Sub and the Debt Financing Sources party thereto (including all exhibits, schedules and annexes thereto, as amended from time to time after the date hereof to the extent not prohibited by this Agreement, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have committed, subject only to the terms and conditions set forth therein, to lend the aggregate amounts set forth therein (such lending and funding, the “Debt Financing”) for the purposes set forth therein, (b) the fee letter entered into by Parent, Merger Sub and the Debt Financing Sources in connection with the Debt Financing (the “Fee Letter”); provided that specific fee amounts and specific “market flex” terms, if any, none of which imposes, nor do they permit the imposition of, any new conditions (or the modification or expansion of any existing conditions) may have been redacted, and (c) the executed equity commitment letter, dated as of October 1, 2020, among Parent, the Guarantors and the other parties thereto (including all exhibits, schedules and annexes thereto, as amended from time to time after the date hereof to the extent not prohibited by this Agreement, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which the Guarantors have committed, subject to the terms and conditions set forth therein, to make a cash equity contribution in the aggregate amount set forth therein (such equity contribution, the “Equity Financing” and, together with the Debt Financing, the “Financing”) for the purposes set forth therein. The Equity Commitment Letter provides that the Company is a third-party beneficiary thereto in accordance with the terms thereof. As of the date hereof, none of the Commitment Letters has been amended, supplemented or modified, no such amendment, supplement or modification is contemplated or pending (other than amendments, supplements or modifications to the Debt Commitment Letter solely to add additional lenders, arrangers, bookrunners and similar entities), and the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of Parent and Merger Sub, no such withdrawal, termination or rescission is contemplated. Except for the Fee Letter and the Commitment Letters, there are no side letters or Contracts to which Parent, Merger Sub or any Affiliate of either thereof is a party related to the terms, provision, lending, funding or investing, as applicable, of the Financing or the transactions contemplated hereby. As of the date hereof, Parent and Merger Sub have fully paid (or caused to be paid) any and all commitment fees or other fees that are required to be paid pursuant to the Commitment Letters on or prior to the date hereof. The Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent, Merger Sub and, to the knowledge of Parent, each of the other parties thereto, to fund the full amount of the Financing subject only to the satisfaction or waiver of the Financing Conditions, in each case subject to the Bankruptcy and Equity Exceptions. There are no conditions precedent to funding the full amount of the Financing (including pursuant to any market flex provisions with respect to the Fee Letter delivered in connection with the Debt Financing), other than as expressly set forth in the Commitment Letters delivered to the Company prior to the date hereof or as amended from time to time to the extent not prohibited by the terms of this Agreement (such conditions, the “Financing Conditions”). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent or Merger Sub or any of their respective Affiliates or, to the knowledge of Parent, any other party thereto under any of the Commitment Letters, in each case that would reasonably be expected to prevent, delay or impede the Closing or (ii) result in any portion of the amounts to be provided, loaned, funded or invested in accordance with the Commitment Letters being unavailable on the Closing Date. As of the date hereof and assuming satisfaction or waiver of the conditions set forth in Article VII, Parent has no reason to believe that any of the conditions precedent to the Financing contemplated by the Commitment Letters within the control of Parent and Merger Sub will not be satisfied or that the full amount of the Financing will not be made available to Parent and Merger Sub in full on the Closing Date. Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions precedent to the Financing contemplated by the Commitment Letters within the control of Parent and Merger Sub not to be satisfied or the full amount of the Financing not to be made available to Parent on the Closing Date. As of the date hereof, and assuming satisfaction or waiver of the conditions set forth in Article VII and the funding of the Financing in accordance with the Commitment Letters, Parent and Merger Sub will have on the Closing Date funds sufficient to pay all amounts payable by Parent or Merger Sub pursuant to Article II on the Closing Date and to pay any and all fees and expenses required to be paid by Parent and Merger Sub in connection with the transactions contemplated by this Agreement and the Financing (collectively, the “Financing Uses”). Notwithstanding anything herein to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the receipt by Parent or Merger Sub nor the availability to Parent or Merger Sub of the Financing or any other financing shall be a condition to the obligations of Parent or Merger Sub to consummate any of the transactions contemplated hereby.
Section 4.14. Parent Guarantee. Parent has furnished the Company with a true, correct and complete copy of the Parent Guarantee. The Parent Guarantee is in full force and effect and has not been amended or modified. The Parent Guarantee is a (i) legal, valid and binding obligation of the Guarantors and (ii) enforceable in accordance with its respective terms against the Guarantors subject to the Bankruptcy and Equity Exception. There is no default under the Parent Guarantee by the Guarantors, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantors.
Section 4.15. No Other Information. Except for the representations and warranties expressly set forth in this Article IV, none of Parent, Merger Sub or any of their respective stockholders, Subsidiaries, directors, employees, Affiliates, advisors, agents or any other Representatives or Person on behalf of Parent and Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub, its Subsidiaries or their respective businesses or with respect to any information provided, or made available, to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.
Section 4.16. Access to Information; Disclaimer. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to (i) the books and records of the Company and its Subsidiaries,(ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement and (iii) the documents and other materials requested or desired to be reviewed for the purposes of the transactions contemplated by this Agreement, (c) has been afforded the full opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the

Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty (express or implied) or other statement by any Person on behalf of the Company or any of its Affiliates, other than the representations and warranties of the Company expressly contained in Article III of this Agreement, and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that, except as expressly set forth in Article III, none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty, express or implied, concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.
Section 4.17. Portfolio. Parent has provided the Company a list of entities in which the Guarantors or any of their respective Affiliates has an interest greater than five percent (5%).
ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER
Section 5.1. Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except (i) as otherwise contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as required by applicable Laws or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall and shall cause its Subsidiaries to, conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice and the Company shall use its commercially reasonable efforts to preserve substantially intact in all material respects its business organization and material business relationships, provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.1(b), and (b) without limiting the foregoing, the Company shall not, and shall not permit any of its Subsidiaries (including Clinic Joint Ventures, but only to the extent the Company or its Subsidiaries has the ability, contractual or otherwise, to exercise control thereon or negative control rights to prevent) to:
(i) amend the Certificate of Incorporation or the Bylaws or amend other similar organizational documents of any of its Subsidiaries or Clinic Joint Ventures, except, in the case of Subsidiaries and Clinic Joint Ventures, for amendments that would not be materially adverse to the Company or any Subsidiary or Clinic Joint Venture or adversely impact the transactions contemplated hereby;
(ii) except with respect to transactions among wholly-owned Subsidiaries of the Company, make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets or otherwise), or make any investment in any interest in, any Person, in each case, except for (A) purchases of equipment, inventory and other assets in the ordinary course of business consistent with past practice or pursuant to the express terms of existing Contracts, (B) acquisitions or investments that do not exceed $2,000,000 in the aggregate, (C) acquisitions of or investments in Clinic Joint Ventures that are not (x) in accordance with Section 5.1(b)(x), (y) set forth on Section 3.8(f) of the Company Disclosure Schedule or (y) in an aggregate amount exceeding $5,000,000 and (D) acquisitions of equity interests or investments in existing Clinic Joint Ventures as required pursuant to the terms of the governing documents of such Clinic Joint Ventures or the acquisition of the interests of defaulting partners in any Clinic Joint Venture;
(iii) issue, sell, grant, pledge, encumber or dispose of (or authorize the issuance, sale, grant, pledge, encumbrance or disposition of), any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of the Company, any of its Subsidiaries or any Clinic Joint Ventures

(except (A) for the issuance of Shares upon the exercise, vesting or settlement of Options, Restricted Stock or RSU Awards outstanding as of the date hereof, (B) for any issuance, sale or disposition to the Company or a wholly-owned Subsidiary of the Company by any Subsidiary of the Company, (C) the issuance of equity interests in Clinic Joint Ventures as required pursuant to the terms of the governing documents of such Clinic Joint Ventures), or (D) for sales or dispositions with respect to any of the Company’s Subsidiaries or any Clinic Joint Venture to physicians or other providers at such Clinic Joint Ventures in the ordinary course of business consistent with past practice so long as, in each case of this clause (D), the Company maintains, directly or indirectly, a majority equity ownership interest in such Subsidiary or Clinic Joint Venture following such sale or disposition; it being understood that the Company or any of its Subsidiaries shall not sell or dispose of any equity interests in any Clinic Joint Venture where it does not otherwise own the majority of the outstanding equity interests in such Clinic Joint Venture;
(iv) amend the terms of any Joint Venture Agreement, other than (A) to account for transactions permitted by Section 5.1(b)(ii) or Section 5.1(b)(iii), (B) pursuant to applicable Law or regulatory safe harbors or (C) for amendments that would not be materially adverse to the Company, its Subsidiaries or any Clinic Joint Venture or adversely impact the transactions contemplated hereby.
(v) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock, ownership interests or voting securities of the Company or any of its Subsidiaries (except (A) for the acquisition of Shares tendered by directors or employees in connection with a cashless or net settled exercise of Options or in order to pay the exercise price or Taxes in connection with the exercise, vesting or settlement of Options, Restricted Stock or RSU Awards or (B) as expressly contemplated by this Agreement);
(vi) other than Permitted Liens, create or incur any Lien on any material assets of the Company or its Subsidiaries (other than existing Liens on the assets of Subsidiaries acquired following the date hereof or other than in connection with indebtedness permitted to be incurred pursuant to Section 5.1(b)(x));
(vii) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) the capital stock or other equity interest in any Person or otherwise sell, assign, transfer, license, abandon or dispose of any material assets, rights or properties of any Person other than (A) as permitted pursuant to Section 5.1(b)(iii), (B) sales, dispositions or licensing of equipment and/or inventory and other assets in the ordinary course of business consistent with past practice or pursuant to the express terms of existing Contracts or (C) other sales, assignments or dispositions of assets, rights or properties to the Company or of assets, rights or properties with a value of less than $2,000,000 in the aggregate;
(viii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for (A) any dividend or distribution by a Subsidiary of the Company to the Company or to a wholly-owned Subsidiary of the Company or (B) solely with respect to any Clinic Joint Venture, any cash dividend or cash distribution made to all equity owners of such Clinic Joint Venture in proportion to their equity ownership thereof as required pursuant to the terms of the governing documents of such Clinic Joint Ventures, as may be amended subject to Section 5.1(a)(iv) above);
(ix) other than in the ordinary course of business consistent with past practice or as required by Law, (A) modify, terminate, assign (other than to a Subsidiary of the Company or any Clinic Joint Venture) or amend in any material respect any Material Contract or (B) enter into a new Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract (other than as permitted pursuant to Section 5.1(b)(x)); provided, that the Company and its Subsidiaries shall not take the actions set forth in item 1 of Section 5.1(b)(ix) of the Company Disclosure Schedules;
(x) except for (A) revolver borrowings and/or letters of credit under the Company’s and its Subsidiaries’ Credit Facilities in an amount not to exceed the sum of $2,000,000 plus the fees, costs and expenses incurred, or to be incurred, by the Company and its Subsidiaries in connection with the transactions contemplated hereby and the matters set forth in Section 5.1(b)(x)(A) of the Company Disclosure Schedule, (B) the item set forth in Section 5.1(b)(x)(B) of the Company Disclosure Schedule, (C) intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries incurred in the ordinary course of business consistent with past practice, (D) loans between the Company and any of its Subsidiaries, on the one hand, and any Clinic Joint Venture, on the other hand, in the ordinary course consistent with past practice or (E) the refinancing of any indebtedness outstanding as of the date hereof for a principal amount that is equal to or less than the principal amount of such indebtedness outstanding as of the date hereof, (i) create or incur indebtedness in excess of $4,000,000 in the aggregate or (ii) modify in any material respect in a manner adverse to the Company the terms of or extend the maturity of, any such indebtedness, or assume, guarantee or endorse the obligations of any Person (other than a Subsidiary of the Company or a Clinic Joint Venture), in each case, in excess of $1,000,000 in the aggregate;
(xi) except as required pursuant to the terms of any Company Plan, (A) increase the compensation or benefits of any of its directors, officers or other employees other than in the ordinary course of business consistent with past practice, (B) grant any severance or termination pay to any of its directors, officers or other employees not provided for under any Company Plan, other than in the ordinary course of business consistent with past practice, (C) enter into any employment, consulting or severance agreement or arrangement with any of its directors, officers or other employees that provides for annual expected payments of greater than $200,000, (D) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company Plan, (E) establish, adopt, enter into, modify or amend in any material respect or terminate any Company Plan, except as would not materially increase the costs to the Company or (F) hire or terminate the employment or services of any employee with annual expected compensation of greater than $200,000, other than a replacement hiring or a termination for cause or due to permanent disability;
(xii) make any material change in the financial accounting policies or procedures used by the Company or any of its Subsidiaries or any of the methods of reporting income, deductions or other items for financial accounting purposes used by the Company or any of its Subsidiaries, except as required by GAAP or applicable Law;
(xiii) other than in the ordinary course of business or as required by applicable Law or GAAP, (A) make or change any material Tax election, (B) settle, consent to or compromise any material Tax claim or assessment, (C) surrender any material claim for a refund of Taxes, (D) enter into any material closing agreement with respect to material Taxes with a Taxing Authority, or (E) amend any material Tax Return, in the case of each of (A), (B), (D) and (E), that would materially increase the Taxes payable by the Company and its Subsidiaries;
(xiv) other than as required by applicable Law, enter into or amend in any material respect any material collective bargaining agreement with any labor organization representing any Company Employees;
(xv) settle or compromise any pending or threatened Proceeding, other than settlements or compromises of Proceedings that involve only the payment by the Company or its Subsidiaries of monetary damages not in excess of $1,000,000 individually or $3,000,000 in the aggregate, in either case in excess of amounts paid by an insurer, it being understood that no Transaction Litigation shall be settled or compromised other than in accordance with Section 6.10;
(xvi) implement any “mass layoffs” or “plant closings” that would reasonably be expected to trigger notification requirements pursuant to the WARN Act (as such terms are defined by the WARN Act);
(xvii) other than as contemplated by the capital budget of the Company set forth on Section 5.1(b)(xvii) of the Company Disclosure Schedules, make any capital expenditures that exceed $5,000,000 in the aggregate;
(xviii) adopt a rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to Parent and its controlled affiliates in connection with this Agreement or the Merger;
(xix) enter into a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or enter into a new line of business;
(xx) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;
(xxi) fail to maintain in full force and effect material insurance policies or comparative replacement policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice; or
(xxii) agree, authorize or commit to take any of the foregoing actions prohibited by this Section 5.1(b).
Notwithstanding anything to the contrary in this Agreement: (i) any action taken, or omitted to be taken, by the Company or any of its Subsidiaries pursuant to any applicable Law or any other directive, pronouncement or guideline issued by a Governmental Entity or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic (including COVID-19), epidemic or disease outbreak shall in no event be deemed to constitute a breach of this Section 5.1 and shall be deemed to be in the ordinary course of business consistent with past practices for all purposes under this Agreement; and (ii) any action taken, or omitted to be taken, by the Company of any of its Subsidiaries that may be reasonably necessary to protect health and safety as a result of any pandemic (including COVID-19), epidemic or disease outbreak, in each case as determined by the Company and its Subsidiaries in their sole discretion and that is reasonable in light of the applicable circumstances, shall in no event be deemed to constitute a breach of this Section 5.1 and shall be deemed to be in the ordinary course of business consistent with past practices for all purposes under this Agreement.
Section 5.2. Conduct of Business of Parent and Merger Sub Pending the Merger; Parent Vote.
(a) Each of Parent and Merger Sub agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, it shall not, and it shall cause each of its Affiliates not to, directly or indirectly:
(i) take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement or their respective ability to satisfy their obligations hereunder including, for the avoidance of doubt, any action that could reasonably be expected to delay or prevent the satisfaction of the conditions to the Closing set forth in Sections 7.1(b), 7.1(c) and 7.2(e) or the payment of the aggregate Per Share Merger Consideration;
(ii) amend, modify, supplement or waive any rights under the Subsequent Transaction Agreement or any other Contract, agreement or arrangement of the type described in Section 4.6 without the prior written consent of the Company (not to be unreasonably withheld or delayed), other than (x) to the extent necessary for Parent to comply with its obligations pursuant to Section 6.4(d) or (y) any amendment, modification or supplement to any agreement with a third party that has agreed to provide equity capital to Parent to finance in whole or in part the transactions contemplated hereby (excluding the Equity Commitment Letters and the Parent Guarantee) that would not, or would not reasonably be expected to, individually or in the aggregate, (1) delay the consummation of the Merger or the other transactions contemplated by this Agreement or (2) otherwise be adverse to the interests of the Company (or any of its Subsidiaries) or the stockholders of the Company; or
(iii) enter into any Prohibited Agreement not set forth on Section 4.6 of the Parent Disclosure Schedule; provided that, if any Prohibited Agreement is entered into in violation of this Section 5.2(a)(ii), then each of Parent and Merger Sub shall, and shall cause each of its Affiliates to, immediately terminate such Prohibited Agreement.
(b) Parent shall, immediately following execution of this Agreement, deliver to the Company evidence of its vote or action by written consent, in its capacity as sole stockholder of Merger Sub, approving and adopting this Agreement in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.
Section 5.3. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.1. Acquisition Proposals.
(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on November 10, 2020 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, could constitute, or could reasonably be expected to lead to an Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person (and its Representatives, including potential financing sources) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement; provided that the Company shall make available to Parent and Merger Sub any non-public information or data concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or Merger Sub promptly (and in any event within forty-eight (48) hours) after the time it is furnished to such Person, and (ii) engage in, enter into or otherwise participate in any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute, could constitute, or could reasonably be expected to lead to an Acquisition Proposal, including any Person that has informed the Company or its Representatives of an intention to make or has publicly announced an intention to make an Acquisition Proposal) and cooperate with or assist or participate in or facilitate or encourage any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a waiver, amendment or release under any confidentiality or pre-existing standstill or similar provision with respect to the Company or its Subsidiaries; provided, that the Company and its Subsidiaries will not pay, agree to pay or cause to be paid or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such Person in connection with any Acquisition Proposals or any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal. No later than forty-eight (48) hours after the No-Shop Period Start Date, the Company shall notify Parent in writing of the number of parties that submitted an Acquisition Proposal after the date of this Agreement and prior to the No-Shop Period Start Date, which notice shall include a summary of all material terms of any pending Acquisition Proposals (but not, for the avoidance of doubt, the identity of the parties that submitted such Acquisition Proposals) that were made in writing by any Excluded Party or any other Acquisition Proposal which the Board of Directors (or a duly authorized committee thereof) determined in good faith, after consultation with its financial advisor and outside legal counsel, warranted the Board of Directors’ (or such duly authorize committee’s) further discussion.
(b) Except as it may relate to any Excluded Party or as permitted by this Section 6.1, including the last sentence of this Section 6.1(b), from 11:59 p.m. (New York City time) on the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, the Company shall not, shall cause its Subsidiaries not to and shall direct the Representatives of the Company and its Subsidiaries not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or discussions with respect to, or the making of, any proposal or offer that constitutes or would be reasonably likely to result in an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations concerning, or provide access to its business, properties, assets, books and records or any non-public information or data to, any Person relating to an Acquisition Proposal, (iii) approve, endorse, declare advisable or recommend, or propose publicly to approve, endorse, declare advisable or recommend, any Acquisition Proposal, (iv) execute or enter into, any merger agreement, acquisition agreement or similar agreement or binding letter of intent, term sheet, or similar binding agreement or understanding (other than an Acceptable Confidentiality Agreement) with respect to an Acquisition Proposal or (v) authorize, commit to, agree or publicly propose to do any of the foregoing; provided that it is understood and agreed that any determination or action by the Board of Directors (or a duly authorized committee thereof) permitted under Section 6.1(c) or Section 6.1(e) shall not be deemed to be a breach or violation of this Section 6.1(b) or, in the case of Section 6.1(c), give Parent a right to terminate this Agreement pursuant to Section 8.1(e)(ii). Except as it may relate to any Excluded Party, the Company also agrees that immediately following 11:59 p.m. (New York City time) on the No-Shop Period Start Date it shall cease, and shall cause its Subsidiaries to cease, and shall direct the Representatives of the Company and its Subsidiaries to cease, any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives and the parties to the Subsequent Transaction and their respective Representatives) in connection with any Acquisition Proposal. Except as it may relate to an Excluded Party, the Company also agrees that following the No-Shop Period Start Date it will promptly (and in any event within three (3) Business Days thereof) request each Person (other than the Parties and their respective Representatives) that has executed a confidentiality agreement in connection with its consideration of a potential transaction involving the acquisition of the Company to return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

Except as it may relate to an Excluded Party, the Company shall promptly (and in any event within forty-eight (48) hours thereof) notify in writing Parent of the receipt of any Acquisition Proposal after the No-Shop Period Start Date, which notice shall include a copy of any such Acquisition Proposal made in writing and any other written terms and proposals provided (including financing commitments) to the Company or its Representatives and a written summary of material terms and conditions of any such Acquisition Proposal not made in writing. Thereafter, the Company shall keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal including any material changes in respect of any such Acquisition Proposal and the material terms thereof. Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to allow for a confidential Acquisition Proposal to be made to the Company or the Board of Directors (or a duly authorized committee thereof) so long as the Company promptly (and in any event within forty-eight (48) hours thereof) notifies Parent thereof after granting any such waiver, amendment or release and, if requested by Parent, grants Parent an equivalent waiver, amendment or release under the Confidentiality Agreement, if applicable. For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, until the receipt of the Company Requisite Vote, the Company, its Subsidiaries and their Representatives may continue to engage in the activities described in Section 6.1(a) with respect to any Excluded Party so long as such Excluded Party remains an Excluded Party, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in this Section 6.1(b) shall not apply with respect thereto.
(c) Notwithstanding anything to the contrary in Section 6.3 or Section 6.1(b), and without limiting Section 6.1(a) and Section 6.1(b), nothing contained in this Agreement shall prevent the Company or its Board of Directors (or a duly authorized committee thereof) from:
(i) taking and disclosing to its stockholders a position in accordance with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any substantially similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any substantially similar communications to the stockholders of the Company) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided that neither the Company nor the Board of Directors (or a duly authorized committee thereof) will make a Change of Recommendation in respect of an Acquisition Proposal unless permitted by Section 6.1(e);
(ii) prior to obtaining the Company Requisite Vote, contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal that was not solicited in material breach of Section 6.1(b), solely for the purpose of clarifying such Acquisition Proposal and the terms thereof;
(iii) prior to obtaining the Company Requisite Vote, providing access to the Company’s or any of its Subsidiaries’ business, properties, assets, books and records, and providing information or data in response to a request therefor by a Person or group who has made a bona fide written Acquisition Proposal that was not solicited in material breach of Section 6.1(b) if the Board of Directors (or a duly authorized committee thereof) (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal and (B) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company furnishes any non-public information provided to the maker of the Acquisition Proposal only pursuant to an executed Acceptable Confidentiality Agreement and such furnished information is delivered to Parent promptly (and in any event within forty-eight (48) hours) after furnishing to such Person (to the extent such information has not been previously furnished or made available by the Company to Parent); or
(iv) prior to obtaining the Company Requisite Vote, contacting and participating and engaging in any negotiations or discussions with any Person or group (and their respective Representatives) who has made a bona fide written Acquisition Proposal that was not solicited in material breach of Section 6.1(b) (which negotiations or discussions need not be solely for clarification purposes, and may include the solicitation of a revised Acquisition Proposal) if the Board of Directors (or a duly authorized committee thereof) shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal;
(v) prior to obtaining the Company Requisite Vote, making a Change of Recommendation (to the extent permitted by Section 6.1(e)); or
(vi) resolving or agreeing to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses (i) through (v).
(d) Except as otherwise provided in Section 6.1(c) or as contemplated by Section 6.1(e), the Board of Directors and any committee thereof shall not (i) (A) withdraw or rescind (or change or qualify, in a manner materially adverse to Parent or Merger Sub), or publicly propose to withdraw or rescind (or change or qualify, in a manner materially adverse to Parent or Merger Sub) the Recommendation in a manner materially adverse to Parent, (B) fail to include the Recommendation in the Proxy Statement, (C) approve, adopt or recommend or publicly propose to approve, adopt or recommend, any Acquisition Proposal or (D) fail to announce publicly, within ten (10) Business Days after a tender offer or exchange offer relating to any securities of the Company has been commenced, that the Board of Directors (or a duly authorized committee thereof) recommends rejection of such tender or exchange offer (each such action set forth in clauses (A) through (D) above being a “Change of Recommendation”) or (ii) authorize, cause or permit the Company to enter into a merger agreement, binding letter of intent, share purchase agreement, asset purchase agreement, share exchange agreement or other similar binding agreement (other than any Acceptable Confidentiality Agreement) relating to any Acquisition Proposal or recommend any tender offer providing for, with respect to, or in connection with any Acquisition Proposal.
(e) Notwithstanding anything in this Section 6.1 to the contrary, at any time prior to obtaining the Company Requisite Vote, (i) the Board of Directors (or a duly authorized committee thereof) may effect a Change of Recommendation in response to an Intervening Event or (ii) if the Board of Directors (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal (whether before or after the No-Shop Period Start Date) that did not result from a material breach of Section 6.1(b), that such proposal constitutes a Superior Proposal and such Acquisition Proposal is not withdrawn as of such time, the Board of Directors (or a duly authorized committee thereof) may (1) effect a Change of Recommendation on account of such Intervening Event or Superior Proposal or fail to include the Recommendation in the Proxy Statement and/or (2) terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into a definitive agreement with respect to such Superior Proposal; provided that, (A) prior to or simultaneously with any such termination by the Company, the Company pays to Parent any Company Termination Fee required to be paid pursuant to Section 8.2(b)(i), subject to and in accordance with the terms of Section 8.2(b)(i), and (B) after consultation with its financial advisors and outside legal counsel, the Board of Directors (or a duly authorized committee thereof) determines that the failure to make a Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d)(ii) would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, further, that the Company will not be entitled to effect such Change of Recommendation or terminate this Agreement in accordance with Section 8.1(d)(ii) unless (x) the Company delivers to Parent a written notice (a “Company Notice”), at least four (4) Business Days before the Board of Directors (or a duly authorized committee thereof) takes such action, advising Parent that the Board of Directors (or a duly authorized committee thereof) proposes to take such action and containing the material details of such Intervening Event or the material terms and conditions of the Superior Proposal (and shall have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Superior Proposal), as applicable, that is the basis of the proposed action of the Board of Directors (or a duly authorized committee thereof) and (y) at or after 5:00 p.m., New York City time, on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), the Board of Directors (or a duly authorized committee thereof) shall have determined in good faith (after consultation with its outside counsel and financial advisors and taking into account any changes to the terms of this Agreement agreed to in writing by Parent during the Notice Period) that the failure to make a Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d)(ii) would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, or in the case of an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal; provided, however, that any amendment to the financial terms or other material terms or conditions (including the provision of financing) of such Acquisition Proposal (which, after taking into account any changes offered and agreed to in writing by Parent during the Notice Period, ceased to constitute a Superior Proposal) that would reasonably be likely to result in such Acquisition Proposal again constituting a Superior Proposal, shall require a new Company Notice and an additional two (2) Business Day Notice Period. If requested by Parent, the Company will, and will cause its Subsidiaries and direct its or their Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments to the terms and conditions of this Agreement so that, (A) in the case of an Acquisition Proposal, such Acquisition Proposal would cease to constitute a Superior Proposal, and (B) in the case of an Intervening Event, the failure of the Board of Directors (or a duly authorized committee thereof) to make a Change of Recommendation would not be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.
(f) For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Agreement, each of Parent and Merger Sub acknowledges and agrees that any Acquisition Proposal may be evaluated by an independent committee of disinterested members of the Board of Directors and each provision of this Section 6.1 that is applicable to the Board of Directors and its financial advisors and outside legal counsel with respect to the evaluation of an Acquisition Proposal shall apply to such committee’s (and it’s financial advisors’ and legal counsel’s) evaluation of such Acquisition Proposal, as applicable.
(g) For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i) “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to (A) any direct or indirect acquisition, purchase, sale, lease or other disposition of assets of the Company or its Subsidiaries, in one transaction or a series of related transactions, that constitutes 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (B) any issuance of Shares representing 15% or more of the total voting power of the equity securities of the Company, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total voting power of the equity securities of the Company, (D) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar business combination transaction involving the equity of the Company, or (E) any combination of the foregoing.
(ii) “Excluded Party” means any Person or group of Persons from whom the Company, the Board of Directors (or a duly authorized committee thereof) or any of their respective Representatives has received a bona fide written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Board of Directors (or a duly authorized committee thereof) determines in good faith (such determination to be made prior to the No-Shop Period Start Date and after consultation with its outside counsel and financial advisor) constitutes or is reasonably likely to result in a Superior Proposal; provided that any Person shall immediately and irrevocably cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if the Acquisition Proposal submitted by such Person is withdrawn or terminated (it being understood that a modification of an Acquisition Proposal submitted by such Person or group of Persons shall not, in and of itself, be deemed to be a withdrawal or termination of an Acquisition Proposal submitted by such Person or group of Persons).
(iii) “Intervening Event” means any material event, occurrence, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, which (A) (i) was unknown to, and was not reasonably foreseeable by, the Board of Directors (or a duly authorized committee thereof) as of the date hereof, or (ii) if known to, or reasonably foreseeable by, the Board of Directors (or a duly authorized committee thereof) as of the date hereof, the material consequences of which were not known and reasonably foreseeable to the Board of Directors (or a duly authorized committee thereof) as of the date hereof and (B) becomes known to or by the Board of Directors (or a duly authorized committee thereof) prior to the time the Company Requisite Vote is obtained; provided, however, that none of the following will alone constitute an Intervening Event: changes in the market price or trading volume of the

Shares or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such changes or fact shall not be excluded by the foregoing).
(iv) “Superior Proposal” means a bona fide written Acquisition Proposal (except that the references therein to “15%” shall be replaced by “50%”), in each case, that the Board of Directors (or a duly authorized committee thereof) in good faith determines, after consultation with its outside legal counsel and financial advisor, after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors (or a duly authorized committee thereof), including legal, financial (including the financing terms of any such proposal), regulatory (including antitrust), timing or other aspects of such proposal or offer (including any break-up fee, expense reimbursement provisions, and conditions to consummation) and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement proposed in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(e), to be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby.
Section 6.2. Proxy Statement. Unless the Board of Directors (or a duly authorized committee thereof) has made a Change of Recommendation, as promptly as reasonably practicable after the date hereof, assuming timely performance by Parent and Merger Sub of their obligations under this Section 6.2, the Company shall prepare and file with the SEC the Proxy Statement, and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the Merger and the other transactions contemplated hereby, and Parent and the Company will cooperate with each other with the preparation of the Proxy Statement and any such other filings; provided that in no event shall the Company be required to file with the SEC the Proxy Statement prior to the No-Shop Period Start Date. Each of Parent and Merger Sub will, as promptly as possible, furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Unless the Board of Directors (or a duly authorized committee thereof) has made a Change of Recommendation, the Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement promptly after receipt thereof. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and the Company and Parent shall cooperate in the prompt filing with the SEC and dissemination to the stockholders of the Company of any necessary amendment of, or supplement to, the Proxy Statement to the extent required by applicable Law. The Company shall promptly notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall promptly provide to the Parent copies of all written correspondence with the SEC with respect to the Proxy Statement or the transactions contemplated hereby. Subject to applicable Law, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (unless and until a Change of Recommendation has occurred or in connection with the matters described in Section 6.1) provide Parent with a reasonable opportunity to review and to propose reasonable comments on such document or response and shall consider in good faith comments reasonably proposed by Parent; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent in the event of a Change of Recommendation. The Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable, provided, that the Company shall not be required to mail the Proxy Statement prior to the date that is ten (10) Business Days after the later of (i) the date the SEC staff confirms that it has no further comments thereon or that it will not review the Proxy Statement and (ii) the No-Shop Period Start Date. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.
Section 6.3. Stockholders Meeting. Unless the Board of Directors (or a duly authorized committee thereof) has made a Change of Recommendation, the Company, acting through its Board of Directors (or a duly authorized committee thereof), shall promptly (but no later than ten (10) Business Days after the later of (a) confirmation by the SEC that the SEC has no further comments on the Proxy Statement or that it will not review the Proxy Statement and (b) the No-Shop Period Start Date, subject to the last sentence of this Section 6.3) take all reasonable action required under the DGCL, the Certificate of Incorporation, the Bylaws and the applicable requirements of the NYSE necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (including any adjournment or postponement thereof permitted by this Agreement, the “Stockholders

Meeting”); provided that the Company may postpone, recess or adjourn such meeting for up to thirty (30) days (i) to the extent required by Law, (ii) if the Company has notified Parent pursuant to Section 6.1(e) that the Board of Directors (or a duly authorized committee thereof) intends to effect a Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d)(ii), (iii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (iv) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (v) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board of Directors (or a duly authorized committee thereof) has determined in good faith after consultation with outside counsel is necessary under applicable Law or fiduciary duty for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting. The Company, acting through its Board of Directors (or a duly authorized committee thereof), shall except as permitted by Section 6.1(e), (a) include in the Proxy Statement the Recommendation and, subject to the consent of the Financial Advisor, the written opinion of the Financial Advisor, dated as of the date hereof, as to the fairness of the Per Share Merger Consideration from a financial point of view and (b) use its reasonable best efforts to obtain the Company Requisite Vote; provided that the Board of Directors (or a duly authorized committee thereof) may make a Change of Recommendation in accordance with Section 6.1(e) and, following such Change of Recommendation, may fail to (i) include in the Proxy Statement the Recommendation or (ii) use such reasonable best efforts. The Company shall, upon reasonable request by Parent, keep Parent informed with respect to proxy solicitation results.
Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated.
Section 6.4. Regulatory Approvals.
(a) Notwithstanding anything to the contrary contained in this Agreement, each Party will (and, in the case of Parent, cause each of its Subsidiaries and Affiliates (collectively, the “Parent Group”) to) use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party hereto agrees to (i) as promptly as practicable and in any event within seven (7) Business Days after the date hereof, file or cause to be filed any and all required notifications, applications and other filings with respect to each of the Healthcare Regulatory Approvals, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested in connection with obtaining the Healthcare Regulatory Approvals and to cooperate in all respects with each other in connection in connection with obtaining the Healthcare Regulatory Approvals and (ii) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (each, an “HSR Filing”) as promptly as practicable and in any event within five (5) Business Days after the date hereof, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take any and all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent shall provide to the Company copies of all documents that must be submitted to the FTC, the DOJ or any other Governmental Entity in connection with Parent’s HSR Filing, promptly (and, in any event, within one (1) Business Day) after such documents are identified; provided that, to the extent appropriate, such documents may be shared with the Company on an outside counsel basis only.
(b) Each of Parent Group and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S.

or foreign Governmental Entity and of any communication received or given in connection with any Proceeding by a private Party, in each case regarding any of the transactions contemplated hereby or the Subsequent Transaction and, subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings (including Item 4(c) and Item 4(d) documents in connection with the HSR Act filing) and communications between them and the FTC, the DOJ, or any other Governmental Entity with respect to the transactions contemplated by this Agreement or, until the Closing Date, the Subsequent Transaction; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the DOJ, FTC, or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review in advance any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any submission, communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any Proceeding by a private party, with any other Person; provided, however, that to the extent any of the documents or information provided pursuant to this Section 6.4 are commercially or competitively sensitive, the Company, or Parent, as the case may be, may satisfy its obligations by providing such documents or information to the other Party’s outside counsel, with the understanding and agreement that such counsel shall not share such documents and information with its client in connection with or relating to the transactions contemplated by this Agreement and, until the Closing Date, the Subsequent Transaction; provided, further, that materials may also be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine. For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(c) No Party shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry in connection with this Agreement or the transactions contemplated by this Agreement or the Subsequent Transaction without giving the other Parties sufficient prior notice of the meeting or communication and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting or communication, provided that, such notice and opportunity obligations specifically relating to any filings, investigation or other inquiry in connection with the Subsequent Transaction shall continue only until the Closing Date.
(d) Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Affiliates and Subsidiaries to, take any and all steps that are (i) necessary or (ii) identified or requested (whether formally or informally) by the FTC, the DOJ, or any Governmental Entity to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement or the Subsequent Transaction under any Antitrust Law or in connection with any Healthcare Regulatory Approval or (y) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the End Date). Without limiting the generality of the foregoing, Parent shall, and shall cause its Affiliates and Subsidiaries to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, facilities, clinics, products, rights, services or businesses of Parent, Parent’s Subsidiaries, Parent’s Affiliates, or the Company or its Subsidiaries or any interest therein, or agree to any other structural or conduct remedy, (ii) otherwise take or commit to take any actions that would limit Parent’s, Parent’s Subsidiaries, Parent’s Affiliates, or the Company’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain or sell any assets, properties, facilities, clinics, products, rights, services or businesses of Parent, Parent’s Affiliates, or the Company or its Subsidiaries or any interest or interests therein, (iii) otherwise commit to take any actions that would limit Parent’s, Parent’s Subsidiaries, or Parent’s Affiliates (or, with respect to any period after the Closing Date, the Company’s or its Subsidiaries’) freedom of action with respect to, or its or their ability to acquire, any assets, properties, facilities, clinics, products, rights, services or businesses of any other entity or third party (other than the Company), including the Subsequent Transaction Buyer; and (iv) modify, restructure, amend, terminate, or revise, any agreement or arrangement entered into or proposed to be entered into by Parent or Parent’s Affiliates or to which Parent or Parent’s Affiliates are a party, including with respect to the Subsequent Transaction or any Financing, in connection with the transactions contemplated by this Agreement; provided, that the Parties shall not be obligated to take any action with respect to the Company the effectiveness of which is not conditioned on the Closing occurring. For the avoidance of doubt, Parent’s obligations under this Section 6.4(d) are an absolute commitment not subject to the best efforts applicable to the remainder of the obligations set forth in this Section 6.4.
(e) If on the date that is ninety (90) days after the date of this Agreement, the condition set forth in Section 7.1(c) has not been satisfied, Parent will terminate, or cause to be terminated, any agreement relating to the Subsequent Transaction (including the Subsequent Transaction Agreement) and any other Prohibited Agreement (whether or not set forth on Section 4.6 of the Parent Disclosure Schedule).
(f) Parent shall not, and shall cause its Affiliates not to, without the prior written consent of the Company, which may be given or withheld in its sole discretion, acquire or agree to acquire, transfer or sell, by merging with or into or consolidating with, or by purchasing or selling a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire, sell or transfer any assets (including dialysis clinics), or take any other action (including with respect to the Subsequent Transaction), if the entering into or amendment or modification of a definitive agreement relating to, or the consummation of such transaction, or the taking of any other action, would reasonably be expected to (or in the case of the Subsequent Transaction, could reasonably be expected to) (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby. For the avoidance of doubt, Parent and Merger Sub shall not (and shall cause their Subsidiaries and Affiliates not to) take or agree to take any action with respect to the Subsequent Transaction or any other arrangement with respect to Fresenius Medical Care Ventures, LLC (the “Subsequent Transaction Buyer”) or any of its Affiliates (individually or in conjunction with the Subsequent Transaction Buyer or any of its Affiliates) that would be reasonably likely to prevent or materially delay the Closing.
(g) In no event shall the Company or any of its Subsidiaries be obligated to bear any cost or expense or pay any fee, except of its own legal and consulting fees, in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby. For avoidance of doubt, Parent shall be responsible for the payment of (i) all filing fees under any Antitrust Laws and (ii) all filing and license fees in connection with the Healthcare Regulatory Approvals.
(h) Notwithstanding anything in this Agreement (including this Section 6.4) to the contrary, Parent and the Company will undertake all communications with the FTC, the DOJ, or any Governmental Entity related to any filings under the HSR Act on the basis of the principles set forth on Section 6.4 of the Company Disclosure Schedule.
Section 6.5. Access to Information; Confidentiality.
(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, upon reasonable prior written notice from Parent, the Company shall, and shall cause its Subsidiaries to, (i) afford Parent, the Debt Financing Sources and their respective Representatives reasonable access, consistent with applicable Law, during business hours to the operations of the Company, its principal personnel and Representatives and properties, offices, and other facilities and to all books and records, and shall furnish Parent, the Debt Financing Sources and their respective Representatives with all financial, operating and other data and information as Parent and the Debt Financing Sources and their respective Representatives, may from time to time reasonably request in writing in connection with the transactions contemplated by this Agreement and (ii) afford the Subsequent Transaction Buyer and its respective Representatives reasonable access to the Clinic Joint Ventures related to the Subsequent Transaction and the books, records, principal personnel and Representatives thereof. Any such access shall be conducted on a basis consistent with the access provided prior to the execution of this Agreement, including with regard to the treatment of items identified as “competitively sensitive information”. Notwithstanding the foregoing, any such access shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the Company’s officers, employees and other authorized Representatives of their normal duties and, for the avoidance of doubt, (i) shall not include any environmental sampling or invasive environmental testing and (ii) shall not require the Company to make available access to the Clinic Joint Ventures or the principal personnel and representatives thereof except as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed). Neither the Company nor any of its Subsidiaries shall be required to provide access or to disclose information where such access or disclosure would violate or prejudice its rights or the rights of any of its officers, directors or employees, jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, or contravene any applicable Law, rule, regulation, order, judgment, decree or binding agreement provided, however that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege. All requests for information made pursuant to this Section 6.5(a) shall be directed to the General Counsel of the Company or such other Person as is designated in writing by the Company. No access, review or notice pursuant to this Section 6.5 shall have any effect for the purpose of determining the accuracy of any representation or warranty given by any of the Parties to any of the other Parties.
(b) Each of Parent and Merger Sub will comply with the terms and conditions of the Non-Disclosure Agreement, dated December 26, 2019, between the Company and Nautic Partners, LLC (together with the Addendum to Confidentiality Agreement, dated January 2, 2020, the Second Addendum to Confidentiality Agreement, dated February 1, 2020, the Third Addendum to Confidentiality Agreement, dated February 3, 2020, the Fourth Addendum to Confidentiality Agreement, dated August 22, 2020 and the Fifth Addendum to Confidentiality Agreement dated August 26, 2020 (collectively, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective officers, employees, auditors and other Representatives to hold and treat, in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
Section 6.6. Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
Section 6.7. Publicity. The initial press release regarding the Merger shall be a joint press release of the Parties reasonably acceptable to the Company and Parent (the “Announcement”). Thereafter, the Company (except in connection with (a) any communication principally related to a Superior Proposal or a Change of Recommendation, (b) any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby or (c) public statements made by a Party in accordance with this Agreement, including in investor conference calls, SEC Reports, Q&As or other publicly disclosed documents, in each case of this clause (c), to the extent such disclosure is substantially consistent with prior disclosure and still accurate), and Parent shall, to the extent practicable, (i) consult with each other prior to issuing any press releases, participating in any media interviews, or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement, (ii) provide to each other for review a copy of any such press release or public statement, (iii) not issue any such press release or public statement prior to providing each other with reasonable period of time to review and comment on such press release or public statement, and (iv) consult with each other prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except for communications that are (A) required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity (or, in the case of the Company, by the fiduciary duties of the Board of Directors (or a duly authorized committee thereof) as reasonably determined by the Board of Directors (or a duly authorized committee thereof) after consultation with outside legal counsel and subject to the terms of Section 6.1), (B) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party), or (C) principally related to a Superior Proposal or Change of Recommendation. Notwithstanding the foregoing, this Section 6.7 shall not apply to any press release or other public statement made by the Company or Parent (x) that is substantially consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company or Parent that has not been previously announced or made public in accordance with the terms of this Agreement or (y) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the transactions contemplated hereby.
Section 6.8. Employee Benefits.
(a) For a period of at least one (1) year following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its Subsidiaries who continues to be employed by the Company or the Surviving Corporation or any Subsidiary or Affiliate thereof (each a “Continuing Employee” and collectively, the “Continuing Employees”) (i) unless otherwise agreed to between a Continuing Employee and the Company, the Surviving Corporation or any Subsidiary or Affiliate thereof, salary, wage rate and target bonus opportunity for each Continuing Employee immediately prior to the Effective Time that are no less favorable in the aggregate than the salary, wage rate and target bonus opportunity that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) welfare and other retirement benefits that are substantially comparable in the aggregate to the welfare and other retirement benefits provided to such Continuing Employee immediately prior to the Effective Time. For a period of at least one (1) year following the Effective Time, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee a severance or termination arrangement that is substantially similar to (or more favorable than) the severance or termination arrangement that was provided to such Continuing Employee immediately prior to the Effective Date.
(b) Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans, subject to the amendment and termination provisions thereof.
(c) Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents, (ii) use commercially reasonable efforts to give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that such service was recognized under a similar Company Plan, use commercially reasonable efforts to give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan) under each applicable Parent benefit plan as if such service had been performed with Parent; provided that such recognition of service shall not apply (x) for purposes of any Parent benefit plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service, (y) to the extent it would result in a duplication of benefits or (z) for purposes of any plan or arrangement that is grandfathered or frozen, either with respect to the level of benefits or participation.
(d) Parent and the Surviving Corporation, as applicable, shall pay or cause the applicable subsidiary to pay to each eligible employee of the Company and its Subsidiaries, on the first payroll date following the Effective Time, or, if later, the date that the Company normally pays annual bonuses, but in no event later than March 15, 2021, and subject to such eligible employee remaining continuously employed through the Effective Time, any unpaid annual bonus (or other cash incentive award) relating to the entire 2020 fiscal year (or completed performance period during the 2020 fiscal year) (the “2020 Bonuses”); provided that, any amounts payable in respect of the entire 2020 fiscal year or prior period during the 2020 fiscal year shall be (x) on the basis of the applicable Company Plan and (y) no less in the aggregate than the amounts accrued by the Company with respect to such cash incentive compensation as of the close of the calendar month immediately preceding the Effective Time. In the event that an eligible employee is terminated without “cause” prior to the payment of the 2020 Bonuses, such eligible employee’s 2020 Bonus shall be paid as soon as administratively practicable following such termination of employment.
(e) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.8 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).
Section 6.9. Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time and ending on the sixth anniversary of the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement, incurred in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or any acts or omissions occurring or alleged to occur prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and the Certificate of Incorporation and Bylaws in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding, including any expenses incurred in enforcing such Person’s rights under this Section 6.9, to the extent that such indemnification with respect to or advancement of such expenses is authorized under the Certificate of Incorporation, the Bylaws or the certificate of incorporation and bylaws, or equivalent organizational documents, of any Subsidiary; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable determination by a court of competent jurisdiction that such Person is not entitled to indemnification pursuant to this Section 6.9). In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents, and (y) the Surviving Corporation shall cooperate in the defense of any such matter. In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.9, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, and (iii) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.
(b) Any Indemnified Party wishing to claim indemnification under Section 6.9(a), upon learning of any such Proceeding, shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.
(c) Unless otherwise prohibited by applicable Law, the provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Certificate of Incorporation and Bylaws in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d) Prior to the Effective Time, the Company shall obtain and fully pre-pay the premium for (and following the Effective Time, Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, with reputable and financially sound carriers) a run-off “tail” policy of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (collectively, the “D&O Insurance”) in each case for a claims reporting or discovery period (whichever is greater) of six (6) years from and after the Effective Time with respect to any claim arising from facts or events that existed or occurred at or prior to the Effective Time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies in effect on the date hereof. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable insurance as the D&O Insurance (from reputable and financially sound carriers) for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date hereof. Notwithstanding the foregoing, (x) in no event shall the Company or the Surviving Corporation expend for any such policies pursuant to this Section 6.9(d) an annual premium amount in excess of 300% of the aggregate of the annual premiums currently paid by the Company for such insurance, and (y) if the annual premiums of such insurance coverage exceed such maximum amount, the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available for such maximum amount.
(e) Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements entered into by the Company or any of its Subsidiaries with any Indemnified Party prior to the date of this Agreement and made available to Parent.
(f) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, or the acquiror of such assets (including its ultimate parent) shall succeed to the obligations set forth in this Section 6.9.
(g) The provisions of this Section 6.9 shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and Representatives. Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Effective Time) is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.9 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
(h)  The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws or the comparable governing instruments of any of its Subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.
Section 6.10. Transaction Litigation. Except as set forth in Section 2.4 with regard to appraisal rights, in the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or to the Company’s knowledge, threatened, against the Company or any members of its Board of Directors (or a duly authorized committee thereof) on or after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation (including by providing copies of all pleadings with respect thereto) and shall keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any Transaction Litigation and (b) consult with Parent with respect to the defense and settlement of any Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary in this Section 6.10, any litigation or claim relating to Dissenting Shares shall be governed by Section 2.4.
Section 6.11. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, the Financing and any Alternative Financing.
Section 6.12. Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.13. Takeover Statutes. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Nothing in this Section 6.13 shall be construed to permit Parent or Merger Sub to take any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.
Section 6.14. Certain Affiliate Agreements.
(a) The Company shall cause each of (i) the Amended and Restated Stockholders Agreement, dated as of June 28, 2010, by and among C.P. Atlas Holdings, Inc., Centerbridge Capital Partners, L.P., Centerbridge Capital Partners SBS, L.P., Centerbridge Capital Partners Strategic, L.P. and the other stockholders party thereto, as amended by Amendment No. 1 thereto, dated as of April 21, 2016, (ii) the Amended and Restated Registration Rights Agreement, dated as of May 7, 2010, by and among the Company and the stockholders party thereto, as amended by Amendment No. 1 thereto, dated as of April 26, 2016 and (iii) any similar Contracts listed on Section 6.14 of the Company Disclosure Schedule, to be terminated at or prior to the Closing. For the avoidance of doubt, that certain Tax Receivable Agreement, dated as of April 26, 2016, by and between the Company and Centerbridge Capital Partners, L.P., will remain in full force and effect following the Closing in accordance with its terms.
Section 6.15. Financing.
(a) During the period commencing on the date hereof and terminating on the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Article VIII, each of Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions described in or contemplated by the Commitment Letters (including complying with any request requiring the exercise of so-called “market flex” provisions in the Fee Letter in connection with the Debt Financing), including using reasonable best efforts to:
(i) maintain in full force and effect the Commitment Letters (subject to Parent’s right to replace, restate, supplement, modify, assign, substitute or amend the Commitment Letters in accordance herewith);
(ii) negotiate and execute definitive agreements with respect to the Debt Financing on the terms contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto), or on such other terms that, taken as a whole, (i) would not reduce the aggregate amount of the Financing available to be funded at the Closing below the amount required to fund the Financing Uses (taking into account any increase in any other Financing and other available sources) and (ii) are no less favorable in the aggregate to Parent and Merger Sub than the terms set forth in the Debt Commitment Letter as in effect on the date of this Agreement (as determined by Parent in its reasonable judgment) (including any “market flex” provisions applicable thereto), in each case, which terms shall not impose, nor permit the imposition of, any new conditions (or the modification or expansion of any existing conditions) or the limitation, amendment or waiver of any applicable remedies available with respect to the Financing (such definitive agreement, the “Definitive Financing Agreements”);
(iii) satisfy on a timely basis (or obtain the waiver of) all conditions precedent in the Commitment Letters and such Definitive Financing Agreements that are to be satisfied by, and within the control of, Parent and/or Merger Sub, including (without limitation) the satisfaction of conditions relating to (A) the preparation and delivery of pro forma financial statements, (B) the payment of fees and expenses, (C) the execution and/or delivery of documents and instruments in connection with the Debt Financing, and (D) the delivery of any applicable beneficial ownership certification and information under applicable “know your customer” and anti-money laundering rules and regulations, in each case, relating to Parent, Merger Sub and its Affiliates; and
(iv) upon the reasonable request of the Company, confirm with the Debt Financing Sources their intent and ability to perform, and the availability of the Debt Financing, under the Debt Commitment Letter, subject in each case to satisfaction or waiver of the Financing Conditions (including consummation of the Equity Financing), and that neither Parent nor the Debt Financing Sources are aware of any event or condition that could reasonably be expected to result in the failure of a Financing Condition; and
(v) in the event that all conditions in Exhibit C to the Debt Commitment Letter (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied (other than those conditions that would be expected to be satisfied substantially concurrently with the Closing), consummate or cause to be consummated the Financing at or prior to the Closing.
Parent shall, upon the Company’s reasonable written request, provide the Company with copies of any Definitive Financing Agreements and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. Parent and Merger Sub shall not, and Parent shall cause its other Subsidiaries not to, take any action (including by incurring any indebtedness other than the Debt Financing or Alternative Financing in accordance with Section 6.10(b)) that would reasonably be expected to cause the Debt Financing (or Alternative Financing in accordance with Section 6.10(b)) not to be available to fund the Financing Uses on the Closing Date. Upon the reasonable written request of the Company, Parent shall promptly, and in any event within two (2) Business Days, inform the Company in reasonable detail of any material developments concerning the status of its and Merger Sub’s efforts to arrange the Debt Financing and provide any information reasonably requested by the Company relating thereto. During the period commencing on the date of this Agreement and termination on the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Article VIII, neither Parent nor Merger Sub (nor any of their Affiliates) will take any action in connection with the Debt Financing that would require the Company to make any filings with the SEC or include information in such filings that the Company would not otherwise reasonably expect to have included in its filings with the SEC at such time.
(b) In the event that all conditions in Exhibit C to the Debt Commitment Letter (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied (other than those conditions that would be expected to be satisfied substantially concurrently with the Closing) and the Debt Financing shall not have been funded at or prior to the Closing, Parent shall use commercially reasonable efforts to cause the Debt Financing and the Person committing to provide the Debt Financing to comply with its obligations under the Debt Commitment Letter and the Definitive Financing Agreements to which they are a party and to cause such Person to fund such Debt Financing.
(c) In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Debt Commitment Letter prior to the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Article VIII (other than by reason of breach of this Agreement by the Company), Parent shall promptly upon becoming aware thereof notify the Company, and each of Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain alternative financing from the same or alternative sources in an amount sufficient, when added to the portion of the Financing that is and remains available to Parent, to consummate the transactions contemplated by this Agreement and to pay all Financing Uses at the Closing (“Alternative Financing”) and provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”) promptly upon the effectiveness thereof, which Alternative Financing Commitment Letter shall not be required to include terms, fees, interest rates and other costs and conditions (including any “market flex” provisions applicable thereto) that, taken as a whole, are materially less beneficial to Parent or Merger Sub than those terms, fees, interest rates and other costs and conditions contemplated in the Debt Commitment Letter (including any “market flex” provisions applicable thereto); provided, that Parent and Merger Sub shall have no obligation to seek the cash equity from any source other than those counter parties to the Equity Commitment Letter, or in any amount with respect to an investor in excess of such investor’s commitment. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Parent and Merger Sub that speak as of the date hereof) (i) to Financing or Debt Financing, as applicable, shall include Alternative Financing, as applicable, (ii) to Commitment Letter or Debt Commitment Letter, as applicable, shall include the Alternative Financing Commitment Letter, as applicable and (iii) to Definitive Financing Agreements shall include the definitive documentation relating to any such Alternative Financing. Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing necessary to fund the Financing Uses; provided, that any specific fee amounts and any specific “market flex” provisions applicable thereto set forth therein may be redacted so long as such redacted terms do not impose, or permit the imposition of, new or additional conditions precedent or the expansion of any existing conditions precedent to the funding of the Debt Financing.
(d) Without limiting the generality of Section 6.15(c), Parent shall promptly (and, in any event, within two (2) Business Days) notify the Company in writing of the occurrence of any of the following: (i) termination, withdrawal, repudiation, rescission, cancellation or expiration of any Commitment Letter of which Parent becomes aware, (ii) any breach or default under any Commitment Letter by any party to such Commitment Letter of which Parent becomes aware, and (iii) receipt by any of Parent, Merger Sub or any of its Affiliates or Representatives of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual or threatened (in writing) breach, default, termination, withdrawal, repudiation, rescission or cancellation by any party to any Commitment Letter or (B) material dispute or disagreement between or among Parent, on the one hand, and any Debt Financing Source, on the other hand, in each case if as a result thereof it is reasonably likely that Parent will not be able to obtain all or any portion of the Financing on the terms and conditions contemplated by the Commitment Letters. As soon as reasonably practicable, but in any event within two (2) Business Days after any such request, Parent shall provide to the Company and its Representatives any information reasonably requested by the Company relating to any of the circumstances referred to in this Section 6.15(c).
(e) During the period commencing on the date of this Agreement and terminating on the earlier to occur of the Closing and the termination of this Agreement pursuant to Article VIII, Parent and Merger Sub shall not without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), permit, consent to or agree to (i) any amendment, restatement, replacement, supplement, termination, reduction, cancellation or other modification or waiver of any condition, provision or remedy under, the Equity Commitment Letter (other than to increase the amount of Equity Financing available thereunder), (ii) any amendment, restatement, replacement, supplement, termination, cancellation or other modification or waiver of any condition, or provision or remedy under, the Debt Commitment Letter, if such amendment, restatement, supplement, termination, cancellation, modification or waiver would (A) impose new or additional conditions precedent to the funding of the Debt Financing or would otherwise change, amend, modify or expand any of the conditions precedent to the funding of the Debt Financing, in any such case, from those set forth in the Debt Commitment Letter on the date of this Agreement in such a manner that could be reasonably expected to materially impair, materially delay or prevent the Closing, (B) reduce the aggregate amount of the Debt Financing below an amount sufficient to fund the Financing Uses on the Closing (taking into account any increase in any other Financing and other available sources) or (C) otherwise materially and adversely affect the ability of the Parent or Merger Sub to enforce their rights under the Commitment Letters or to consummate the transactions contemplated by this Agreement; provided however, for the avoidance of doubt, Parent and Merger Sub may (x) amend, supplement and/or modify the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof and (y) correct non-substantive typographical errors. Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Debt Commitment Letter promptly upon execution thereof. For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent and Merger Sub that speak as of the date hereof), references to the “Debt Commitment Letter” shall include such document as permitted or required by this Section 6.15 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after the date of such amendment, restatement, replacement, supplement or other modification or waiver.
(f) Notwithstanding anything in this Section 6.15 to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the receipt by Parent or Merger Sub nor the availability to Parent or Merger Sub of the Financing or any other financing shall be a condition to the obligations of Parent or Merger Sub to consummate any of the transactions contemplated hereby.
Section 6.16. Financing Assistance.
(a) Prior to the Closing Date, the Company agrees to use reasonable best efforts to provide, and shall cause its Subsidiaries and its and their respective officers, directors and employees to use, reasonable best efforts to provide and shall use its reasonable best efforts to direct its and their respective Representatives to provide, in each case at Parent’s and Merger Sub’s sole expense, such cooperation as may be reasonably requested by Parent or Merger Sub in connection with the arrangement of the Debt Financing contemplated by the Debt Commitment Letter, including using reasonable best efforts to:
(i) furnish to Parent as promptly as reasonably practicable any information and documentation regarding the Company and its Subsidiaries by Parent to the extent that such information is required or reasonably necessary and customarily provided for non-syndicated debt financings by direct lenders of the type contemplated in connection with the Debt Commitment Letter; including but not limited to the financial and other information required to be delivered to satisfy the condition precedent set forth in paragraph 4 of Exhibit C of each Debt Commitment Letter and any historical financial information or other data that is reasonably available to and prepared in the ordinary course of business of the Company regarding the Company and its Subsidiaries reasonably required or requested in connection with the preparation of the pro forma financial statements required to be delivered to satisfy the condition precedent in paragraph 5 of Exhibit C of the Debt Commitment Letter;
(ii) upon reasonable prior notice, and at reasonable times and locations to be mutually agreed, cause members of management of the Company to participate with Parent and Merger Sub in a reasonable number of meetings, presentations and diligence sessions with prospective lenders, and sessions with the ratings agencies, and otherwise reasonably cooperate with Parent’s or Merger Sub’s marketing efforts, in any such case to the extent required or reasonably necessary or customary for non-syndicated debt financings by direct lenders of the type contemplated in connection with the arrangement of the Debt Financing contemplated by the Debt Commitment Letter;
(iii) cause members of management of the Company to reasonably assist Parent, Merger Sub and the Debt Financing Sources in their preparation of (A) any bank information memoranda and related lender presentations, and (B) materials for rating agency presentations, in each case, to the extent customary for non-syndicated debt financings by direct lenders of the type contemplated in connection with the Debt Commitment Letter;
(iv) provide Parent all customary documentation and other customary information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing Date and that is required in connection with the Debt Financing by U.S. and foreign regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations and similar regulations under applicable foreign jurisdictions, including the Patriot Act, and that are required by paragraph 7 of Exhibit C of each Debt Commitment Letter, including if the Company qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, a beneficial ownership certification;
(v) execute and deliver any customary pledge and security documents (and facilitate the pledging of collateral and the granting of security interests and the perfection thereof in such collateral) and other definitive financing documents, assist with the preparation of any schedules, exhibits or annexes thereto (including with respect to a customary perfection certificate) or other certificates or documents solely with respect to information regarding the Company and its Subsidiaries, and as may be required or requested by

Parent in connection with the satisfaction of a Financing Condition to the Debt Financing (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing (other than with respect to the authorization letters as set forth in clause (vii) below), (B) the effectiveness thereof (other than with respect to the authorization letters as set forth in clause (vii) below) shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company, any of its Subsidiaries or any of their respective officers, directors or employees involved prior to the Closing); and
(vi) obtain customary payoff letters (including those set forth in Section 6.17 below, relating to the repayment of any existing third party indebtedness for borrowed money required by the Debt Commitment Letter (as of the date hereof) to be repaid on or concurrently with the Closing and, upon repayment of such indebtedness, termination of any related Liens securing any such obligations to be repaid and providing any necessary notices to allow for the payoff, discharge and termination in full at the Closing of any such indebtedness.
(b) Notwithstanding anything to the contrary in this Section 6.16 (but without limiting the specific obligations of the Company or its Subsidiaries pursuant to clause (a)(i) above), nothing will require the Company or its Subsidiaries to provide (or be deemed to require the Company or the Subsidiaries to prepare or assist in the preparation of), in each case prior to the Closing, any (1) pro forma financial statements, projections or other prospective information; (2) description of all or any portion of the Financing and other information customarily provided by financing sources or their counsel; (3) risk factors relating to all or any component of the Financing; (4) “segment” financial information; or (5) financial statements that are not otherwise required to be filed with the SEC by the Company (“Excluded Information”).
(c) Notwithstanding anything herein to the contrary, (i) such requested cooperation shall not (A) unreasonably disrupt or interfere with the business or the operations of the Company or its Subsidiaries, or (B) cause significant competitive harm to the Company or its Subsidiaries, if the transactions contemplated by this Agreement are not consummated, (ii) nothing in this Section 6.16 shall require cooperation to the extent that it would (A) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability prior to the Closing, (B) reasonably be expected to (x) conflict with, or violate, the Company’s and/or any of its Subsidiaries’ organization documents or any Law, or (y) result in the breach of, or default under, any Material Contract to which the Company or any of its Subsidiaries is a party, (C) require any action that would reasonably be expected to cause any condition to the Closing set forth in Article VII to not be satisfied or (D) require any action that would reasonably be expected to cause any breach of this Agreement, (iii) neither the Company nor any Subsidiary thereof shall be required to (A) pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the financings contemplated by the Commitment Letters, the Definitive Financing Agreements or the Financing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense (unless required to be paid or reimbursed by the Company pursuant to this Agreement) or to make any other payment or agree to provide any indemnity in connection with the Commitment Letters, the Definitive Financing Agreements, the Financing or any information utilized in connection therewith, in each case prior to the Closing, (B) prepare, execute, deliver or obtain opinions of internal or external counsel, (C) provide access to or disclose information where the Company reasonably determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Law or material Contract with a third party to which the Company or any of its Subsidiaries is a party, or (D) waive or amend any terms of this Agreement or any other Contract to which the Company or its Subsidiaries is party, (iv) none of the Company’ directors shall be required to adopt any resolutions or take any other actions approving the agreements, documents, certificates and instruments pursuant to which the Financing is obtained, including any Definitive Financing Agreement (other than resolutions and consents authorizing the officers and employees of the Company and its Subsidiaries to take such actions as are necessary to comply with the obligations of the Company and its Subsidiaries herein (including, for the avoidance of doubt, the obligation to deliver the authorization letters referred to in clause (a)(vii) above), the effectiveness of which is not contingent upon the Closing, and (v) none of the Company, its Subsidiaries or their respective directors, managers, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, certificate, document or instrument, or agree to change or modify any existing agreement, document, certificate or instrument, including any Definitive Financing Agreement, with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date and the directors and managers of the Subsidiaries of the Company shall not be required to adopt resolutions approving the agreements, certificates, documents and instruments pursuant to which the Financing is obtained unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Subsidiaries on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing. The Company hereby consents to the use of logos of the business in connection with the Debt Financing contemplated by the Debt Commitment Letter so long as such logos are used solely in (i) a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries; and (ii) are used solely in connection with a description of the Company, its business and products or the Merger (including in connection with any marketing materials related to the Debt Financing).
(d) Parent shall indemnify, defend and hold harmless each of the Company, its Subsidiaries and Affiliates and their respective partners, officers, directors, employees, accountants, legal counsel and other Representatives from and against any and all liabilities, losses, (excluding lost profits and losses from any consequential, indirect, special or punitive damages (as opposed to direct or actual damages)) damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing and the performance of their respective obligations under this Section 6.16 except to the extent such liabilities or losses arose as a result of any documents, materials or other information provided by the Company, its Subsidiaries and Affiliates and their respective partners, officers, directors, employees, accountants, legal counsel and other Representatives or the gross negligence, fraud or willful misconduct of any of the Company, its Subsidiaries and Affiliates and their respective partners, officers, directors, employees, accountants, legal counsel and other Representatives. Parent shall, promptly upon written request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or its Subsidiaries (including those of its Affiliates and Representatives) in connection with the cooperation required by this Section 6.16; provided, that the Company, and not Parent, shall be responsible for (x) fees payable to existing legal, financial or other advisors of the Company and its Subsidiaries with respect to services provided prior to the Closing, (y) any ordinary course amounts payable to existing employees of, or consultants to, the Company or its Subsidiaries with respect to services provided prior to the Closing and (z) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Financing (including the preparation and/or delivery of financial information, payoff letters and Lien releases). Parent’s obligations pursuant to this Section 6.16(d) are referred to collectively as the “Reimbursement Obligations.”
(e) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.16 represent the sole obligation of the Company, its Subsidiaries and other Affiliates, and their respective partners, officers, directors, employees, accountants, legal counsel and other Representatives with respect to cooperation in connection with the arrangement of the Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.
(f) To the extent that this Section 6.16 requires the Company’s and its Subsidiaries’ cooperation with respect to any of the obligations under the Debt Commitment Letter or relating to the Debt Financing, the Company and its Subsidiaries shall be deemed to have complied with this Section 6.16 if the Company and its Subsidiaries have provided Parent and Merger Sub with the assistance required under this Section 6.16 with respect to the Debt Commitment Letter (as in effect on the date of this Agreement), the Debt Financing contemplated thereby and any Alternative Financing Commitment Letter or Alternative Financing contemplated thereby.
(g) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.2(b), as applied to the Company’s obligations under this Section 6.16, shall be deemed to be satisfied unless the Debt Financing has not been obtained as a direct result of a failure of a Financing Condition set forth in the Debt Commitment Letter that is a direct result of the Company’s Willful Breach of its obligations under this Section 6.16.
Section 6.17. Payoff Letters. The Company shall deliver to Parent, at least two (2) Business Days prior to the Closing, a payoff letter executed by the lenders, or the administrative agent (or similar Person) on behalf of the lenders, with respect to each arrangement identified on Section 6.17 of the Company Disclosure Schedule, in customary form (each, a “Payoff Letter”), that (a) confirms the aggregate outstanding amount required to be paid to fully satisfy the obligations payable under each such arrangement as of the Closing (and the daily accrual of interest thereafter) (each such amount, a “Company Payoff Amount”), (b) provides that, upon payment in full of the

Company Payoff Amount indicated therein, (i) all Liens granted to the lenders pursuant to such arrangements and all loan and collateral documentation entered into in connection with evidencing the obligations under such arrangements shall be automatically released and terminated and be of no further force and effect and (ii) all collateral in the possession of the lenders under such arrangements shall be promptly returned to the Company or its designees, and (c) contains customary further assurances provisions.
Section 6.18. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (ii) any Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or the transactions contemplated by this Agreement.
ARTICLE VII

CONDITIONS OF MERGER
Section 7.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Stockholder Approval. The Company Requisite Vote shall have been obtained;
(b) Orders. No Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger, and shall remain in effect (each, a “Legal Restraint”); and
(c) HSR Approval. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained (the “HSR Approval”).
Section 7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. Each of (i) the representations and warranties of the Company set forth in Section 3.1, Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.3(d), Section 3.4 and Section 3.22 (except, subject to the terms of Section 6.1, in the event that the Company or any of its Subsidiaries or the Board of Directors (or a duly authorized committee thereof) engages another financial advisor in connection with the evaluation of an Acquisition Proposal) shall be true and correct in all material respects as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date), which in the case of (x) Section 3.3(a), shall mean only inaccuracies that are de minimis and (y) Section 3.3(d), shall mean only inaccuracies that would not increase the aggregate consideration payable pursuant to this Agreement by more than a de minimis amount; and (ii) the other representations and warranties of the Company set forth in Article III shall be true and correct as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, would not constitute or would not reasonably be expected to have a Material Adverse Effect;
(b) Performance of Obligations of the Company. The Company shall have performed and complied with in all material respects all covenants and obligations required to be performed or complied with under this Agreement at or prior to the Effective Time;
(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred after the date hereof and be continuing; and

(d) Certificate. Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.
(e) Approvals. Each of the approvals set forth in Section 7.2(e) of the Parent Disclosure Schedule (the “Healthcare Regulatory Approvals”) shall have been obtained.
Section 7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. Each of (i) the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2, Section 4.5, Section 4.6, Section 4.8 and Section 4.11 shall be true and correct in all material respects as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date); and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct in all respects as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms, except where the failures of any such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement;
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied with in all material respects all covenants and obligations required to be performed or complied with under this Agreement at or prior to the Effective Time; and
(c) Certificate. The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
Section 7.4. Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the Merger and the other transactions contemplated hereby.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
Section 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company:
(a) by mutual written consent of Parent, Merger Sub and the Company;
(b) by Parent or the Company by written notice to the other if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used such standard of efforts as may be required by such Party pursuant to Section 6.4 to prevent, oppose and remove such restraint, injunction or other prohibition;
(c) by either Parent or the Company by written notice to the other if the Effective Time shall not have occurred on or before 5:00 p.m., New York City time, on March 1, 2021 (the “End Date”); provided, that the Company, in its sole discretion, may extend the End Date for up to two (2) consecutive thirty five (35) day periods in the aggregate, to May 10, 2021, if at the initial End Date or the end of the first additional thirty five (35) day period all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to such conditions being capable of being satisfied as of the Closing Date) other than the condition set forth in

Section 7.1(b) (with the applicable Legal Restraint arising as a result of a Proceeding brought or initiated by, or which results from the inaction of, a Governmental Entity, Section 7.1(c) and/or Section 7.2(e); provided, further, that Parent, in its sole discretion, may extend the End Date for up to two (2) consecutive thirty five (35) day periods in the aggregate, to May 10, 2021, if at the initial End Date or the end of the first additional thirty five (35) day period all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to such conditions being capable of being satisfied as of the Closing Date) other than the condition set forth in Section 7.1(b) (solely as a result of the failure to receive the Healthcare Regulatory Approvals) and/or Section 7.2(e); provided that Parent may only exercise such extension right if it has used such standard of efforts as required by Parent pursuant to Section 6.4 with respect to the Healthcare Regulatory Consents. The right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, Merger Sub) or the failure of such Party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the End Date;
(d) by written notice from the Company to Parent if:
(i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent or (B) two (2) Business Days prior to the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in breach of any of its representations, warranties or covenants contained in this Agreement so as to cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; or
(ii) prior to obtaining the Company Requisite Vote, in accordance with, and subject to, and in compliance with, all of the terms and conditions of, Section 6.1(e) in order to enter into a definitive agreement with respect to a Superior Proposal, if prior to or concurrently with such termination, the Company pays the Company Termination Fee due under Section 8.2(b)(i);
(e) by written notice from Parent to the Company if:
(i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company or (B) two (2) Business Days prior to the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties or covenants contained in this Agreement so as to cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied; or
(ii) the Board of Directors (or a duly authorized committee thereof) shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation in a manner adverse to Parent or Merger Sub (it being agreed that the taking of any action by the Company, its Board of Directors (or a duly authorized committee thereof) or any of its Representatives permitted by Section 6.1(c) (other than clause (v) thereof) shall not give rise to a right to terminate pursuant to this clause (ii));
(f) by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, at which a vote on the adoption of this Agreement was taken; or
(g) by the Company, if (i) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) have been and continue to be satisfied or waived in accordance with this Agreement; (ii) Parent and Merger Sub fail to consummate the

Merger on the date on which Parent is required to consummate the Merger pursuant to Section 1.2; (iii) the Company has notified Parent in writing that it is ready, willing and able to consummate the Closing and intends to terminate this Agreement pursuant to this Section 8.1(g) at the end of the one (1) Business Day period set forth in the following clause (iv); and (iv) Parent and Merger Sub fail to consummate the Closing within one (1) Business Day following the delivery of such written notice by the Company.
Section 8.2. Effect of Termination.
(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party) to the other Parties, as applicable, except as provided in Section 6.5(b), Section 6.7, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination in accordance with their terms; provided that, nothing herein shall relieve any Party hereto of any liability for damages resulting from actual and intentional fraud or Willful Breach of this Agreement prior to such termination by any Party hereto (which damages the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the Company from Parent or Merger Sub, including for any actual and intentional fraud or Willful Breach, such damages can be based on the actual and/or potential damages incurred by the Company’s stockholders in the event such stockholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement, taking into consideration relevant matters including other combination opportunities and the time value of money); provided, further, that except in the case of actual and intentional fraud, under no circumstances shall the liability for damages, including upon a Willful Breach, exceed the Liability Cap. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.12. The Confidentiality Agreement and Parent Guarantee shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with their terms.
(b) In the event that:
(i) this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay to Parent (or its designee) the Company Termination Fee, on or prior to the date of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds.
(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Stockholders Meeting or any postponement or adjournment thereof an Acquisition Proposal shall have been made directly to the Company’s stockholders or an Acquisition Proposal shall have otherwise become publicly known or, in the case of a termination pursuant to Section 8.1(e)(i), an Acquisition Proposal shall have been provided to the Company or the Board of Directors (or a duly authorized committee thereof), and such Acquisition Proposal shall have not been withdrawn prior to such taking of a vote to approve this Agreement or, in the case of a termination pursuant to Section 8.1(e)(i), prior to the breach that forms the basis of such termination and (B) within nine (9) months after such termination, the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement with respect to an Acquisition Proposal (which is subsequently consummated, whether within such nine (9) month period or thereafter), then, in any such event, the Company shall pay to Parent (or its designee) the Company Termination Fee, such payment to be made within two (2) Business Days from the consummation of an Acquisition Proposal, by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “15% or more” will be deemed to be references to “more than 50%”.
(c) In the event that this Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.1(b) and the applicable Legal Restraint giving rise to such termination arises in connection with a Proceeding brought or initiated by, or the inaction of, a Governmental Entity; (B) by either Parent or the Company pursuant to Section 8.1(c) and either (i) the condition to the Parties’ obligation to close set forth in Section 7.1(b) arises in connection with a Legal Restraint resulting from a Proceeding brought or initiated by, or the inaction of, a Governmental Entity or Section 7.1(c) is not satisfied (or there is an agreement not to consummate the transaction contemplated by this Agreement with any Governmental Entity with authority over the HSR Approval) or the condition set forth in Section 7.2(e) shall not have been satisfied or otherwise waived by Parent or (ii) the Company could have terminated this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(g); or (C) by the Company pursuant to Section 8.1(d)(i) or Section 8.1(g), then Parent shall pay to the Company (or its designee) a fee of $32,237,669 (the “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made within two (2) Business Days of the applicable termination.
(d) The Parties hereto acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee, or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.
(e) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where the Company Termination Fee, Parent Termination Fee, and/or other amounts payable under this Section 8.2 are payable are uncertain and incapable of calculation and, therefore, the amounts payable pursuant to this Section 8.2 are not a penalty, but are liquidated damages, in a reasonable amount that will compensate the Company, Parent, their respective Affiliates and their respective Representatives for the efforts and resources expended and opportunities foregone while negotiating this Agreement and other documents contemplated hereby and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement and (iii) without these agreements, the Parties would not enter into this Agreement. If the Company fails to promptly pay an amount due pursuant to Section 8.2(b), or Parent fails to promptly pay an amount due pursuant to Section 8.2(c), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.2(b), or any portion thereof, or a judgment against Parent for the amount set forth in Section 8.2(c), or any portion thereof, the Company shall pay to Parent, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by the Company) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of such payment (any costs and expenses described in this clause (f), the “Collection Costs”).
(f) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is entitled to receive the Company Termination Fee from the Company pursuant to this Section 8.2, the Company Termination Fee and, if applicable, the Collection Costs and Reimbursement Obligations, shall, subject to Section 9.12, be the sole and exclusive remedy of Parent, Merger Sub, and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, employees, representatives or agents (collectively, the “Company Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement giving rise to such termination, or in respect of any representation made or alleged to be have been made in connection with this Agreement, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, under no circumstances will Parent or any other Parent Related Parties be entitled to any monetary damages or other monetary remedies for any losses, damages or liabilities suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (in any case, whether willfully, intentionally, unintentionally or by Willful Breach or otherwise) or for any representation made or alleged to have been made in connection herewith, and Company’s and the other Company Related Parties’ maximum aggregate liability in connection with this Agreement and the transactions contemplated hereby shall not in any case exceed an amount equal to the Liability Cap, other than in the case of actual and intentional fraud.

(g) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and the Company is paid the Parent Termination Fee from Parent pursuant to this Section 8.2, the Parent Termination Fee and, if applicable, the Collection Costs and the Reimbursement Obligations, shall, subject to Section 9.12, be the sole and exclusive remedy of the Company against Parent, Merger Sub or any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) or any Debt Financing Source Related Party for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith and upon payment of such amounts, none of the Parent Related Parties or Debt Financing Source Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve Parent of its obligations under Section 6.5(b), Section 6.7 and Section 6.16(d). Notwithstanding anything to the contrary contained in this Agreement, and without limiting the Company’s rights under Section 9.12, under no circumstances will the Company be entitled to monetary damages under this Agreement or in connection with the transactions contemplated hereby from (i) Parent in excess of the amount equal to the Parent Termination Fee (and any costs, expenses, interest and other amounts payable pursuant to Section 6.4(g), Section 6.16(d) and Section 8.2(e)) or (ii) any Parent Related Parties (other than Parent), other than pursuant to, and in accordance with the terms of, the Parent Guarantee, the Equity Financing Commitment or the Confidentiality Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, (i) under no circumstances will the Company or any other Company Related Parties be entitled to any monetary damages or other monetary remedies for any losses, damages or liabilities suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (in any case, whether willfully, intentionally, unintentionally or by Willful Breach or otherwise) or for any representation made or alleged to have been made in connection herewith, and Parent’s and the other Parent Related Parties’ maximum aggregate liability in connection with this Agreement and the transactions contemplated hereby shall not in any case exceed an amount equal to the Liability Cap, other than in the case of actual and intentional fraud and (ii) the Company shall be entitled to seek specific performance to cause the Closing to occur in accordance with Section 9.12 prior to terminating this Agreement and triggering payment of the Parent Termination Fee, but the Company shall not be entitled to both specific performance to cause the Closing to occur pursuant to Section 9.12 and payment of the Parent Termination Fee or any other amounts from Parent or the Parent Related Parties.
(h) This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no other Parent Related Party, Debt Financing Source Related Party or Company Related Party shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, except, in the cases of the Guarantors or the other Parent Related Parties, pursuant to, and in accordance with the terms of, the Parent Guarantee, the Equity Commitment Letter or the Confidentiality Agreement, and in the case of the Debt Financing Source Related Parties, the Debt Commitment Letter.
Section 8.3. Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with obtaining any consent, approval, authorization, permit, action, filing or notification shall be borne by Parent. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

ARTICLE IX

GENERAL PROVISIONS
Section 9.1. Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.
Section 9.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided, that after receipt of the Company Requisite Vote, if any such amendment shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company. Notwithstanding anything to the contrary contained in this Agreement, Section 8.2(g), Section 9.3, Section 9.7, Section 9.17 and this Section 9.2 and any related definitions (solely as used in such sections) may not be amended or modified in a manner that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.
Section 9.3. Waiver; Extension. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable Law. At any time prior to the Effective Time, any Party hereto may, subject to the immediately following sentence, (a) waive or extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies. Notwithstanding anything to the contrary contained in this Agreement, Scetion 8.2(g), Section 9.2, Section 9.7, Section 9.17 and this Section 9.3 and any related definitions (solely as used in such sections) may not be amended or waived in a manner that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.
Section 9.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by overnight courier, by facsimile or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)  if to Parent or Merger Sub:
IRC Superman Midco, LLC c/o Nautic Partners 50 Kennedy Plaza, 12th Floor Providence, RI 02903
Attention:	Scott F. Hilinski / Daniel P. Killeen
Facsimile:	(401) 278-6387
E-Mail:	shilinski@nautic.com;
dkilleen@nautic.com

with an additional copy (which shall not constitute notice) to:

Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210
Attention:	Mark S. Opper / Adam P. Small
Facsimile:	(617) 523-1231
E-Mail:	mopper@goodwinlaw.com;
ASmall@goodwinlaw.com

(b)  if to the Company:
American Renal Associates Holdings, Inc. 500 Cummings Center, Suite 6550 Beverly, Massachusetts 01915
Attention:	Victoria A. Labriola
Facsimile:	(978) 232-0864
E-Mail:	vlabriola@americanrenal.com

with an additional copy (which shall not constitute notice) to:

Latham & Watkins LLP 885 Third Avenue New York, New York 10022
Attention:	Charles Ruck / Thomas Malone
Facsimile:	(212) 751-4864
E-Mail:	charles.ruck@lw.com;
thomas.malone@lw.com
or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.
All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile or e-mail (with acknowledgment received), five (5) Business Days after the same are sent by registered or certified mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.
Section 9.5.  Certain Definitions. For purposes of this Agreement, the term:
(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement on terms substantially similar in the aggregate to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with Section 6.1).
(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person.
(c) “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York.
(d) “Clinic Joint Venture” means the Persons listed in Section 9.5(d) of the Company Disclosure Schedule and any other actively operated dialysis facility formed or acquired after the date of the Agreement, in which the Company has a direct or indirect ownership interest.
(e) “Company Termination Fee” means, (i) $5,037,136 if the Company Termination Fee is payable pursuant to Section 8.2(b)(i) due to a termination of this Agreement pursuant to Section 8.1(d)(ii) by the Company in order to enter into a definitive agreement for a Superior Proposal with an Excluded Party, and (ii) $12,089,126 in all other circumstances.
(f) “Contract” means any legally binding written or oral agreement, contract, subcontract, real property lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.
(g) “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
(h) “Credit Facilities” means the agreements listed in Section 9.5(h) of the Company Disclosure Schedule, and any replacements or refinancings thereof entered into after the date hereof in the ordinary course of business.
(i) “Debt Financing Sources” means each of the Persons that have committed to provide, or otherwise entered into agreements in connection with, the Debt Financing, including the parties to the Debt

Commitment Letter and any person that has not executed the Debt Commitment Letter as of the date hereof, but becomes a party thereto after the date hereof, in accordance with the terms thereof (other than Parent, Merger Sub or any of their Affiliates) or any party that has committed to provide Alternative Financing under any Alternative Financing Commitment Letter.
(j) “Debt Financing Sources Related Party” means the Debt Financing Sources, together with their respective Affiliates, and the respective officers, directors, officers, employees, agents, advisors, controlling Persons and the other Representatives and successors of each of the foregoing.
(k) “ERISA Affiliate” means any entity that would be considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.
(l) “Exchange Act” means Securities Exchange Act of 1934, as amended.
(m) “GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein.
(n) “Governmental Entity” means any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.
(o) “Health Care Laws” means all applicable Laws relating to the regulation, provision, management, administration of, and payment for, healthcare services and items, including: (1) 42 U.S.C. §§ 1320a-7, 7a and 7b; (2) 42 U.S.C. § 1395nn; (3) 31 U.S.C. §§ 3729-3733; (4) 18 U.S.C. §§ 286, 287 and 666; (5) 42 U.S.C. §§ 1320a through 7b(b); (6) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) and state health information data breach notification, privacy and security Laws; (7) the Controlled Substances Act (21 U.S.C. § 801 et seq.); (8) the Medicare statute (Title XVIII of the Social Security Act) and the Medicaid statute (Title XIX of the Social Security Act); (9) any federal, state or local Laws with respect to healthcare related fraud and abuse, false claims, self-referral, anti-kickback, billing, coding, documentation and submission of claims, dispensing medicines or controlled substances, healthcare professional credentialing and licensing, sales and marketing, healthcare quality and safety, the corporate practice of medicine, fee-splitting, and healthcare facility or agency licensing; and (10) in each case, all regulations promulgated under such Laws and any other similar federal, state or local Laws.
(p) “HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
(q) “Intellectual Property” means all intellectual property and proprietary rights, including all (i) patents, methods, processes, inventions, copyrights and copyrighted works, trademarks, service marks, trade names, corporate names, domain names, logos, trade dress and other source indicators and the goodwill of the business symbolized thereby, trade secrets and know-how, and (ii) registrations, applications, provisionals, divisions, continuations, continuations-in-part, re-examinations, re-issues, renewals and foreign counterparts for any of the foregoing.
(r) “Joint Venture Agreements” means (i) the material partnership, limited liability, operating agreements or other similar organizational documents governing each Clinic Joint Venture, (ii) any material agreement with one or more physicians or physician groups providing for medical director services with respect to each Clinic Joint Venture, and (iii) the material management services agreement with respect to each Clinic Joint Venture, between an Affiliate or Subsidiary of the Company, on the one hand, and the Clinic Joint Venture, on the other hand.
(s) “knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(r) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(r) of the Parent Disclosure Schedule, in each case after reasonable inquiry.

(t) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel.
(u) “Liability Cap” means an aggregate amount equal to $38,000,000.
(v) “Material Adverse Effect” means any fact, event, development, change, effect, circumstance or occurrence (each, an “Effect”) that, individually or in the aggregate with all other Effects, (A) has had or would reasonable be expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole or (B) would reasonably be expected to prevent or materially delay the consummation of the Merger past the End Date; provided that, with respect to clause (A) only, no Effects relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect (subject to the limitations set forth below): (i) general changes or developments in the economy, political conditions in the United States or elsewhere in the world (including protests or political unrest) or the financial, debt, capital, credit, commodities or securities markets in the United States or elsewhere in the world, (ii) general changes or developments in the industries in which the Company or its Subsidiaries operate, (iii) the negotiation, execution or delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, patients, payors, regulators, lenders, partners, employees, joint venture partners or similar relationships of the Company and its Subsidiaries, or the compliance with the terms of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein (except that this clause (iii) shall not apply to the representations and warranties made in Section 3.5 (and to the extend related to Section 3.5, the condition in Section 7.2(a)), (iv) any action taken or omitted to be taken by the Company at the written request of or with the written consent of Parent or Merger Sub or expressly required by this Agreement, (v) changes or prospective or anticipated changes, occurring after the date of this Agreement, in any applicable Laws (including any Health Care Laws) or applicable accounting regulations or principles or interpretation or enforcement thereof, (vi) any hurricane, tornado, earthquake, flood, tsunami, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event or act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any, act of sabotage, terrorism, epidemics or pandemics (including COVID-19), disease outbreaks or national or international political or social conditions (including social unrest) or any escalation or worsening relating to the foregoing, including any escalation or worsening of any stoppages or shutdowns, or any response of any Governmental Entity (including requirements for business closures or “sheltering-in-place”), related to any of the foregoing, (vii) any matter (including actions taken by the SEC or the DOJ) relating to the restatement of the Company’s financial statements filed in the Company’s Annual Report on Form 10-K on September 5, 2019 or the underlying causes thereof and all related claims, investigations, proceedings, actions or actions taken by a Governmental Entity with respect thereto, (viii) any change in the market price or trading volume of the Shares or the credit rating of the Company or any of its Subsidiaries, (ix) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the underlying facts, events or circumstances giving rise to or contributing to such change or failure may be deemed to constitute, and may be taken into account in determining, whether there has been a Material Adverse Effect), (x) any determination or decision by, or delay of a determination or decision by, or any recommendation, statement or other pronouncement made or proposed by, any Governmental Entity or any panel or advisory body empowered or appointed thereby with respect to the uses, reimbursement scheme, pricing, or status for any services offered by the Company or any of its Subsidiaries, or any such determinations, decisions, recommendations, statements or pronouncements with respect thereto or (xi) any matter disclosed in the Company Disclosure Schedule; except in the cases of clauses (i), (ii), (v), (vi) or (x), to the extent that the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants operating in the industry in which the Company and its Subsidiaries conduct business (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).
(w) “Permit” means governmental licenses, permits, certificates, approvals, billing and authorizations.

(x) “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
(y) “Subsequent Transaction” means the proposed sale or transfer of certain assets of the Company to Fresenius Medical Care Ventures, LLC, pursuant to the Subsequent Transaction Agreement.
(z) “Subsequent Transaction Agreement” means the August Newco Unit Purchase Agreement, dated as of October 1, 2020, by and between Parent and Fresenius Medical Care Ventures, LLC.
(aa) “Subsidiary” or “Subsidiaries” means, with respect to any Person (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.
(bb) “Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual knowledge (after reasonable inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful Breach of this Agreement.
Section 9.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 9.7. Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule), the Commitment Letters, the Parent Guarantee and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided, that Parent and Merger Sub and, after the Closing, the Company and its Subsidiaries, may, without the prior written agreement of any other Party, assign any or all of their respective rights hereunder to the Debt Financing Sources (including for collateral security purposes) so long as Parent remains liable hereunder.
Section 9.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.9 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Options, Restricted Stock and RSU Awards to receive the payments contemplated by the applicable provisions of Section 2.2 at the Effective Time in accordance with the terms and conditions of this Agreement, and (d) prior to the Effective Time, the rights of the holders of Common Stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement; provided that the rights granted to the holders of Common Stock pursuant to the foregoing clause (d) of this Section 9.8 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.
Section 9.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of Law principles thereof).
Section 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 9.12. Specific Performance.
(a) Each Party acknowledges that (i) money damages would be an insufficient remedy for any actual or threatened breach of this Agreement by such Party, (ii) any such breach or threatened breach would cause the other Party irreparable harm and (iii) in addition to any other remedies available at Law or in equity that are expressly provided to a Party under this Agreement, the Parties will be entitled to equitable relief by way of injunction, specific performance or other equitable relief, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by such Party. Neither Party will (i) contest the appropriateness or granting of any injunction or specific performance as a remedy for a breach of this Agreement or (ii) assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy, subject in all cases to the terms and conditions of Section 9.12(b).
(b) Notwithstanding anything in this Agreement to the contrary, the Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure any actual or threatened breach, of this Agreement by Parent or Merger Sub and to cause Parent or Merger Sub to consummate the transactions contemplated hereby and comply with its obligations hereunder (including with respect to the Debt Financing). Notwithstanding anything in this Agreement to the contrary, the Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to cause the Equity Financing to be funded and to cause Parent to effect the Closing, if but only if (i) all of the conditions in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being satisfied if the Closing were to occur at such time), (ii) the Company has irrevocably confirmed in a written notice to Parent that if specific performance to cause the Equity Financing to be funded is granted and the Debt Financing is funded, then the Closing will occur, (iii) the amounts committed to be funded under the Debt Commitment Letter (or the Alternative Financing Commitment Letters) either have been funded or will be funded (or the conditions to such funding will be satisfied) at the Closing if the amounts under the Equity Commitment Letter are funded at Closing, and (iv) Parent fails to consummate the Closing within one (1) Business Day after the delivery of the written notice set forth in clause (ii). Notwithstanding anything to the contrary contained in this Agreement, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the Parent Termination Fee or monetary damages in accordance with Section 8.2(a), if, as and when required pursuant to this Agreement, under no circumstances shall the Company be entitled to receive both a grant of specific performance to cause the Equity Financing to be funded, on the one hand, and payment of the Parent Termination Fee and/or any of the other amounts, if any, as and when due, pursuant to Section 8.2(a), on the other hand. In addition, notwithstanding anything in this Agreement to the contrary: (x) no Person other than the Company shall be entitled to seek specific performance of this Agreement against Parent; and (y) no Person other than the Company shall be entitled to seek payment of the Parent Termination Fee and any Collection Costs and Reimbursement Obligations.
Section 9.13. Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by delivery in person or by overnight courier to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or Proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or Proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or Proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
Section 9.14. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
Section 9.15. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due and Parent and Merger Sub shall prepare and timely file all Tax Returns and other documentation with respect to such Taxes, and Parent and Merger Sub will indemnify the Company against liability for any such Taxes.
Section 9.16. Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. References to “dollars” or “$” are to United States of America dollars. The phrases “transactions contemplated by this Agreement”, “transactions contemplated hereby” and similar terms shall refer only to the Merger and the related transactions expressly contemplated by this Agreement and shall not include the Subsequent Transaction. For the purposes of Article III of this Agreement, the term “made available”, with respect to any document or item made available to Parent and its Representatives, shall mean such document or item has been made available to Parent and its Representatives in the electronic data room maintained or via email or other physical or electronic format by the Company on or before the time that is one day immediately prior to the Closing Date. References to any statute, rule or regulation, or any other applicable Law, shall be deemed to refer to such statute, rule or regulation, or other applicable Law, as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 9.17. Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and its Subsidiaries hereby: (i) agrees that any Proceeding, whether in Law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and the Company on behalf of itself and its Subsidiaries hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, and such action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Law of the State of Delaware)) shall be governed by the Laws of the State of New York (without giving effect to any conflicts of Law principles that would result in the application of the Laws of another jurisdiction), (ii) agrees not to bring or support any action of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company or its Subsidiaries in any such action or Proceeding shall be effective if notice is given in accordance with Section 9.4, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Debt Financing Sources Related Parties will have any liability to the Company or any of its Subsidiaries (in each case, other than the Surviving Corporation and its Subsidiaries) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in Law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent and Merger Sub against the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the transactions contemplated thereby or the rights of the Surviving Corporation and its Subsidiaries following the Merger), and (vii) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.17 or in Section 8.2(g), Section 9.2, Section 9.3, and Section 9.7 and such provisions and the definition of “Debt Financing Sources” and “Debt Financing Sources Related Parties” shall not be amended, modified or waived in any way material and adverse to the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources Related Parties.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
COMPANY:

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By:	/s/ Joseph A. Carlucci
Name: Joseph A. Carlucci
Title: Chief Executive Officer and Chairman of the Board of Directors

PARENT:

IRC SUPERMAN MIDCO, LLC, a Delaware limited liability company

By:	/s/ Scott Hilinski
Name: Scott Hilinski
Title: President

MERGER SUB:

SUPERMAN MERGER SUB, INC., a Delaware corporation

By:	/s/ Scott Hilinski
Name: Scott Hilinski
Title: President
Signature Page-Merger Agreement

Appendix B
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
October 1, 2020
Board of Directors
American Renal Associates Holdings, Inc.
500 Cummings Center Suite 6550
Beverly, MA 01915
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than IRC Superman Midco, LLC (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of American Renal Associates Holdings, Inc. (the “Company”) of the $11.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 1, 2020 (the “Agreement”), by and among Parent, Superman Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Centerbridge Capital Partners, L.P. (“Centerbridge”), a significant shareholder of the Company, Fresenius Medical Care Holdings Inc. (“Fresenius”), which we understand will enter into an agreement with Parent to purchase certain clinics in connection with the Transaction, and their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Centerbridge and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Centerbridge Partners LP, an affiliate of Centerbridge, in connection with the acquisition of Civitas Solutions, Inc. (“Civitas”) in March 2019; as a financial advisor to Canopius Managing Agents Limited, a portfolio company of Centerbridge, in connection with the acquisition of Amtrust’s Lloyds syndicates in October 2019; as lead arranger in connection with a bank loan (aggregate principal amount $100,000,000) to Civitas in October 2019; as financial advisor to Great Wolf Resorts Inc., a portfolio company of Centerbridge, in connection with the sale of a controlling interest to Blackstone in November 2019; as lead arranger in connection with a bank loan (aggregate principal amount $205,000,000) to Civitas in February 2020; and as joint bookrunner in connection with the initial public offering of 45,425,000 common shares of GoHealth, LLC, a portfolio company of Centerbridge, in July 2020. We have also provided certain financial advisory and/or underwriting services to affiliates of Fresenius from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with a public offering by Fresenius SE & Co. KGaA (“Fresenius SE”), an affiliate of Fresenius, of its 2.875% Notes due 2029 and 1.875% Notes due 2025 (aggregate principal amount €1,000,000,000) in January 2019; and as joint bookrunner connection with a public offering by Fresenius SE of its 0.375% Notes due 2026 and 1.125% Notes due 2033 (aggregate principal amount €1,000,000,000) in September 2020. We may also in the future provide
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors
American Renal Associates Holdings, Inc.
October 1, 2020

financial advisory and/or underwriting services to the Company, Parent, Centerbridge, Fresenius and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Centerbridge and its affiliates from time to time and may have invested in limited partnership units of affiliates of Centerbridge from time to time and may do so in the future. In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the two years ended December 31, 2019; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated April 20, 2016 relating to an initial public offering of the Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the dialysis industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $11.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any indemnification or other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $11.50 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances,
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors
American Renal Associates Holdings, Inc.
October 1, 2020

developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $11.50 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Appendix C
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the

Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

AMERICAN RENAL associates

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/ARA**
or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money!
Sign up for electronic delivery at www.investorvote.com/ARA

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

A Proposals — The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

B Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X +

03CMXD

The Special Meeting of Stockholders of American Renal Associates Holdings, Inc. will be held on January 14, 2021 at 9:00 a.m. EST, virtually via the internet at www.meetingcenter.io/247826643.

To access the virtual meeting, you must have the 15 digit number that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — ARA2020.

Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders
The material is available at: www.envisionreports.com/ARA

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ARA

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

American Renal Associates Holdings, Inc.

+

Notice of Special Meeting of Stockholders

Proxy Solicited by Board of Directors for Special Meeting — January 14, 2021

Joseph A. Carlucci and Mark Herbers, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of American Renal Associates Holdings, Inc. to be held on January 14, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the Merger Proposal and the Adjournment Proposal.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

+